SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

Eastman Kodak Company
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
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____________________________________________________________________________________
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NOTICE OF 2007 ANNUAL MEETING
AND PROXY STATEMENT

     Date of Notice April 2, 2007

            EASTMAN KODAK COMPANY
            343 STATE STREET
            ROCHESTER, NEW YORK 14650

T A B L E O F C O N T E N T S

PROXY STATEMENT
1		Notice of the 2007 Annual Meeting
of Shareholders

QUESTIONS & ANSWERS
2		Questions & Answers
7		Householding of Disclosure Documents
7		Audio Webcast of Annual Meeting

PROPOSALS
8		Management Proposals
8	Item 1 —	Election of Directors
8	Item 2 —	Ratification of the Audit
Committee’s Selection of
PricewaterhouseCoopers LLP
as Independent Registered
Public Accounting Firm
9		Shareholder Proposal
9	Item 3 —	Shareholder Proposal
Requesting A Monetary Limit
on Executive Compensation

BOARD STRUCTURE AND
CORPORATE GOVERNANCE
11		Introduction
11		Corporate Governance Guidelines
11		Business Conduct Guide and Directors’
Code of Conduct
11		Board Independence
12		Audit Committee Financial Qualifications
12		Review, Approval or Ratification of
Transactions with Related Persons
13		Board of Directors
15		Committees of the Board
17		Committee Membership
18		Executive Compensation and Development
Committee
19		Compensation Committee Interlocks and
Insider Participation
19		Governance Practices
21		Director Compensation

BENEFICIAL OWNERSHIP
25		Beneficial Security Ownership of More Than
5% of the Company’s Common Stock
26		Beneficial Security Ownership of Directors,
Nominees and Executive Officers

COMMITTEE REPORTS
28		Report of the Audit Committee
29		Report of the Corporate Responsibility
and Governance Committee
31		Report of the Executive Compensation and
Development Committee
COMPENSATION DISCUSSION
AND ANALYSIS
32		Summary/Introduction
32		Compensation Philosophy
33		Total Direct Compensation
39		CEO Evaluation and Compensation
40		Other Compensation Elements
41		Severance and Change-in-Control
Arrangements
42		Additional Executive Compensation
Principles

COMPENSATION OF NAMED
EXECUTIVE OFFICERS
43		Summary Compensation Table
47		Employment Contracts and Arrangements
50		Grants of Plan-Based Awards Table
54		Outstanding Equity Awards at Fiscal
Year-End Table
57		Option Exercises and Stock Vested Table
58		Pension Benefits Table
61		Non-Qualified Deferred Compensation Table
63		Termination and Change-in-Control
Arrangements
67		Regular Severance Payments Table
68		Severance Benefits Based on Termination
Due to Disability Table
69		Severance Benefits Based on Termination
Due to Death Table
69		Severance Benefits Based on Termination
by Mr. Perez with Good Reason Table
72		Change-In-Control Severance
Payments Table

REPORTING COMPLIANCE
73		Section 16(a) Beneficial Ownership Reporting
Compliance

EXHIBITS
74		Exhibit I — Director Independence Standards
75		Exhibit Il — Director Qualification Standards
75		Exhibit Ill — Director Selection Process
76	Exhibit IV —	Audit and Non-Audit Services
Pre-Approval Policy

ANNUAL MEETING INFORMATION
78		2007 Annual Meeting Directions and Parking
Information

CORPORATE DIRECTORY
80		Board of Directors and Corporate Officers

N O T I C E O F 2 0 0 7 A N N U A L M E E T I N G A N D P R O X Y S T A T E M E N T

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 9, 2007 at 10:00 a.m. at the Morris J. Wosk Centre for Dialogue at Simon Fraser University, 580 W. Hastings Street, Vancouver, BC, Canada. You will be asked to vote on management and shareholder proposals. This Proxy Statement and the enclosed proxy card are being mailed to you on or about April 2, 2007.

Whether or not you attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone or by mailing a proxy card or voting instruction card. Please review the instructions on your proxy or voting instruction card regarding each of these voting options. We encourage you to use the internet, as it is the most cost-effective way to vote.

We look forward to seeing you at the Annual Meeting and would like to take this opportunity to remind you that your vote is very important.

Sincerely,

Antonio M. Perez
Chairman of the Board

NOTICE OF THE 2007 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 9, 2007 at 10:00 a.m. at the Morris J. Wosk Centre for Dialogue at Simon Fraser University, 580 W. Hastings Street, Vancouver, BC, Canada. The following proposals will be voted on at the Annual Meeting:

1.	Election of the following directors for a term of one year or until their successors are duly elected and qualified: Michael J. Hawley, William H. Hernandez, Hector de J. Ruiz and Laura D’Andrea Tyson.

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

3.	Shareholder proposal requesting a monetary limit on executive compensation.

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST item 3.

If you were a shareholder of record at the close of business on March 19, 2007, you are entitled to vote at the Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Coordinator, Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0205, (585) 724-5492.

The Annual Meeting will be accessible by the handicapped. If you require special assistance, call the Coordinator, Shareholder Services.

By Order of the Board of Directors

Laurence L. Hickey
Secretary and Assistant General Counsel
Eastman Kodak Company
April 2, 2007

■ Questions & Answers

Q.	Why am I receiving these proxy materials?
A.	Our Board of Directors (the Board) is providing these proxy materials to you in connection with Kodak’s 2007 annual meeting of Shareholders (the Annual Meeting). As a shareholder of record, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. The approximate date on which this Proxy Statement and enclosed proxy card are being mailed to you is April 2, 2007.

Q.	What am I voting on?
A.	The Board is soliciting your proxy in connection with the Annual Meeting to be held on Wednesday, May 9, 2007 at 10:00 a.m. Pacific Daylight Time at the Morris J. Wosk Centre for Dialogue at Simon Fraser University, 580 W. Hastings Street, Vancouver, BC, Canada, and any adjournment or postponement thereof. You are voting on the following proposals:

1.	Election of the following directors for a term of one year or until their successors are duly elected and qualified: Michael J. Hawley, William H. Hernandez, Hector de J. Ruiz and Laura D’Andrea Tyson.

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

3.	Shareholder proposal requesting a monetary limit on executive compensation.

Q.	What are the voting recommendations of the Board?
A.	The Board recommends the following votes:
  FOR each of the director nominees.

  FOR ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

  AGAINST the shareholder proposal.
Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A.	Most Kodak shareholders hold their shares through a broker or other nominee (beneficial ownership) rather than directly in their own name (shareholder of record). As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered in your name with Kodak’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Kodak. As the shareholder of record, you have the right to grant your voting proxy directly to Kodak or a third party, or to vote in person at the Annual Meeting. Kodak has enclosed or sent a proxy card for you to use.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares and you are also invited to attend the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee on how to vote your shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker has the discretion to vote on routine corporate matters presented in the proxy materials with-out your specific voting instructions, but with respect to any non-routine matter over which the broker does not have discretionary voting power, your shares will not be voted without your specific voting instructions. When the broker does not have discretionary voting power on a particular proposal and does not receive voting instructions from you, the shares that are not voted are referred to as “broker non-votes.”

Q.	Will any other matter be voted on?
A.	We are not aware of any other matters you will be asked to vote on at the Annual Meeting. If you have returned your signed proxy card or otherwise given the Company’s management your proxy, and any other matter is properly brought before the Annual Meeting, Antonio M. Perez and Laurence L. Hickey, acting as your proxies, will vote for you in their discretion. New Jersey law (under which the Company is incorporated) requires that you be given notice of all matters to be voted on, other than procedural matters such as adjournment of the Annual Meeting.

Q.	How do I vote?
A.	There are four ways to vote, if you are a shareholder of record:
  By internet at www.investorvote.com. We encourage you to vote this way.

  By toll-free telephone: (800) 652-VOTE (8683).

  By completing and mailing your proxy card.

  By written ballot at the Annual Meeting.

Your shares will be voted as you indicate. If you return your signed proxy card or otherwise give the Company’s management your proxy, but do not indicate your voting preferences, Antonio M. Perez and Laurence L. Hickey will vote your shares FOR items 1 and 2 and AGAINST item 3. As to any other business that may properly come before the Annual Meeting, Antonio M. Perez and Laurence L. Hickey will vote in accordance with their best judgment, although the Company does not presently know of any other business.

If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee.

Q.	What happens if I do not give specific voting instructions?
A.	If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Meeting. If you hold your shares through a broker, bank or other nominee, and do not provide your broker with specific voting instructions:
  Your broker will have the authority to exercise discretion to vote your shares with respect to item 1 (election of directors) and item 2 (ratification of auditors) because they involve matters that are considered routine.

  Your broker will not have the authority to exercise discretion to vote your shares with respect to item 3 (the shareholder proposal) because it involves a matter that is considered non-routine.
Q.	What is the deadline for voting my shares?
A.	If you are a shareholder of record and vote by internet or telephone, your vote must be received by 12:01 a.m., Eastern Time, on May 9, 2007, the morning of the Annual Meeting. If you are a shareholder of record and vote by mail or by written ballot at the Annual Meeting, your vote must be received before the polls close at the Annual Meeting.

If you are a beneficial owner, please follow the voting instructions provided by your broker, trustee or nominee. You may vote your shares in person at the Annual Meeting, only if you provide a legal proxy obtained from your broker, trustee or nominee at the Annual Meeting.

Q.	Who can vote?
A.	To be able to vote your Kodak shares, the records of the Company must show that you held your shares as of the close of business on March 19, 2007, the record date for the Annual Meeting. Each share of common stock is entitled to one vote.

Q.	Can I change my vote or revoke my proxy?
A.	Yes. If you are a shareholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:

Entering a timely new vote by internet or telephone; Returning a later-dated proxy card; or Notifying Laurence L. Hickey, Secretary and Assistant General Counsel.

You may also complete a written ballot at the Annual Meeting. If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee.

Q.	What vote is required to approve each proposal?
A.	The following table describes the voting requirements for each proposal:

Item 1	—	Election of Directors	The director nominees receiving the greatest number of votes will be elected. This means that, if you do not vote for a particular nominee, or if you withhold authority to vote for a particular nominee when voting your proxy, your vote will not count for or against the nominee. Under the Company’s majority voting policy for the election of directors, as more fully described on page 29 of this Proxy Statement, in an uncontested election, any director who receives a majority of “withhold” votes will be required to tender his or her resignation to the Corporate Responsibility and Governance Committee, which will then consider the resignation and make a recommendation to the Board.
Item 2	—	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm	To be approved by you, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting.
Item 3	—	Shareholder Proposal requesting a monetary limit on executive compensation	To be approved by you, the shareholder proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting.

Q.	Is my vote confidential?
A.	Yes. Only the inspectors of election and certain individuals who help with processing and counting the votes have access to your vote. Directors and employees of the Company may see your vote only if the Company needs to defend itself against a claim or if there is a proxy solicitation by someone other than the Company. Therefore, please do not write any comments on your proxy card.

Q.	Who will count the vote?
A.	Computershare Investor Services will count the vote. Its representatives will be the inspectors of election.

Q.	What shares are covered by my proxy card?
A.	The shares covered by your proxy card represent all the shares of Kodak stock you own, including those in the Eastman Kodak Shares Program and the Employee Stock Purchase Plan, and those credited to your account in the Eastman Kodak Employees’ Savings and Investment Plan and the Kodak Employees’ Stock Ownership Plan. The trustees and custodians of these plans will vote your shares in each plan as you direct. You have one vote for each share of Kodak common stock you own on the record date with respect to all business at the Annual Meeting.

Q.	What does it mean if I get more than one proxy card?
A.	It means your shares are in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, Computershare Investor Services at (800) 253-6057.

Q.	Who can attend the Annual Meeting?
A.	If the records of the Company show that you held your shares as of the close of business on March 19, 2007, the record date for the Annual Meeting, you can attend the Annual Meeting. Seating, however, is limited. Attendance at the Annual Meeting will be on a first-come, first-served basis, upon arrival at the Annual Meeting. Photographs will be taken and videotaping will be conducted at the Annual Meeting. We may use these images in publications. If you attend the Annual Meeting, we assume we have your permission to use your image.

Q.	What do I need to do to attend the Annual Meeting?
A.	To attend the Annual Meeting, please follow these instructions:
  If you vote by using the enclosed proxy card, check the appropriate box on the card.

  If you vote by internet or telephone, follow the instructions provided for attendance.

  If you are a beneficial owner, bring proof of your ownership with you to the Annual Meeting.

  To enter the Annual Meeting, bring the Admission Ticket attached to your proxy card or printed from the internet.

  If you do not have an Admission Ticket, go to the Special Registration desk upon arrival at the Annual Meeting.
Seating at the Annual Meeting will be on a first-come, first-served basis, upon arrival at the Annual Meeting.

Q.	Can I bring a guest?
A.	Yes. If you plan to bring a guest to the Annual Meeting, check the appropriate box on the enclosed proxy card or follow the instructions on the internet or telephone. When you go through the registration area at the Annual Meeting, be sure your guest is with you.

Q.	What is the quorum requirement of the Annual Meeting?
A.	A majority of the outstanding shares on May 9, 2007 constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes, other than where stated, will be counted in determining the quorum, but neither will be counted as votes cast. On March 19, 2007, there were 287,559,384 shares outstanding.

Q.	Can I nominate someone to the Board?
A.	Our by-laws provide that any shareholder may nominate a person for election to the Board so long as the shareholder follows the procedure outlined in the by-laws as summarized below. This is the procedure to be followed for direct nominations, as opposed to recommendations of nominees for consideration by our Corporate Responsibility and Governance Committee.

The complete description of the procedure for shareholder nomination of director candidates is contained in our by-laws. A copy of the full text of the by-law provision containing this procedure may be obtained by writing to our Secretary at our principal executive offices. Our by-laws can also be accessed at www.kodak.com/go/governance. For purposes of summarizing this procedure, we have assumed: 1) the date of the upcoming Annual Meeting is within 30 days of the date of the annual meeting for the previous year; and 2) if the size of the Board is to be increased, that both the name of the director nominee and the size of the increased Board are publicly disclosed at least 120 days prior to the first anniversary of the previous year’s annual meeting. Based on these assumptions, a shareholder desiring to nominate one or more candidates for election at the next annual meeting must deliver written notice of such nomination to our Secretary, at our principal office, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting.

The written notice to our Secretary must contain the following information with respect to each nominee: 1) the proposing shareholder’s name and address; 2) the number of shares of the Company owned of record and beneficially by the proposing shareholder; 3) the name of the person to be nominated; 4) the number of shares of the Company owned of record and beneficially by the nominee; 5) a description of all relationships, arrangements and understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; 6) such other information regarding the nominee as would have been required to be included in the proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (SEC) had the nominee been nominated, or intended to be nominated, by the Board, such as the nominee’s name, age and business experience; and 7) the nominee’s signed consent to serve as a director if so elected.

Persons who are nominated in accordance with this procedure will be eligible for election as directors at the annual meeting of the Company’s shareholders.

Q.	What is the deadline to propose actions for consideration at the 2008 annual meeting?
A.	For a shareholder proposal to be considered for inclusion in Kodak’s proxy statement for the 2008 annual meeting, the Secretary of Kodak must receive the written proposal at our principal executive offices no later than December 4, 2007. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary Eastman Kodak Company 343 State Street Rochester, NY 14650-0218

For a shareholder proposal that is not intended to be included in Kodak’s proxy statement under Rule 14a-8, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Kodak common stock to approve that proposal, provide the information required by the by-laws of Kodak and give timely notice to the Secretary of Kodak in accordance with the by-laws of Kodak, which, in general, require that the notice be received by the Secretary of Kodak:

  not earlier than the close of business on January 9, 2008, and not later than the close of business on February 11, 2008.
If the date of the shareholder meeting is moved more than 30 days before or 30 days after the anniversary of the 2007 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in Kodak’s proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

  90 days prior to the meeting, and

  10 days after public announcement of the meeting date.
You may contact our Secretary at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making shareholder proposals. Our by-laws can also be accessed at www.kodak.com/go/governance.

Q.	How much did this proxy solicitation cost?
A.	The Company hired Georgeson Shareholder Communications, Inc. to assist in the distribution of proxy materials and solicitation of votes. The estimated fee is $18,500 plus reasonable out-of-pocket expenses. In addition, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Directors, officers and employees of the Company may solicit proxies and voting instructions in person, by telephone or other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with these solicitations.

Q.	What other information about Kodak is available?
A.	The following information is available:
  Annual Report on Form 10-K

  Transcript of the Annual Meeting

  Plan descriptions, annual reports and trust agreements and contracts for the pension plans of the Company and its subsidiaries

  Diversity Report; Form EEO-1

  Health, Safety and Environment Annual Report on Kodak’s website at www.kodak.com/go/HSE

  Corporate Responsibility Principles on Kodak’s website at www.kodak.com/US/en/corp/principles

  Corporate Governance Guidelines on Kodak’s website at www.kodak.com/go/governance

  Business Conduct Guide on Kodak’s website at www.kodak.com/US/en/corp/principles/businessConduct.shtml

  Eastman Kodak Company by-laws on Kodak’s website at www.kodak.com/go/governance

  Charters of the Board’s Committees (Audit Committee, Corporate Responsibility and Governance Committee, Executive Committee, Executive Compensation and Development Committee, and Finance Committee) on Kodak’s website at www.kodak.com/go/governance

  Directors’ Code of Conduct on Kodak’s website at www.kodak.com/go/governance

  Kodak Board of Directors Policy on Recoupment of Annual Incentive Bonuses in the Event of a Restatement Due to Fraud or Misconduct at www.kodak.com/go/governance

      You may request printed copies of any of these documents by contacting:

            Coordinator, Shareholder Services
            Eastman Kodak Company
            343 State Street
            Rochester, NY 14650-0205
            (585) 724-5492

      The address of our principal executive office is:

            Eastman Kodak Company
            343 State Street
            Rochester, NY 14650

HOUSEHOLDING OF DISCLOSURE DOCUMENTS

The SEC has adopted rules regarding the delivery of disclosure documents to shareholders sharing the same address. This rule benefits both you and Kodak. It reduces the volume of duplicate information received at your household and helps Kodak reduce expenses. Kodak expects to follow this rule any time it distributes annual reports, proxy statements, information statements and prospectuses. As a result, we are sending only one copy of this Proxy Statement and Kodak’s Annual Report to multiple shareholders sharing an address, unless we receive contrary instructions from one or more of these shareholders. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, please contact Kodak’s transfer agent, Computershare Investor Services by calling their toll-free number, (800) 253-6057, or by mail at P.O. Box 43078, Providence, RI 02940-3078.

If you would like to receive your own set of Kodak’s disclosure documents in future years, follow the instructions described below. Similarly, if you share an address with another Kodak shareholder and together both of you would like to receive only a single set of Kodak’s disclosure documents, follow these instructions:

  If your Kodak shares are registered in your own name, please contact Kodak’s transfer agent, Computershare Investor Services and inform them of your request by phone: (800) 253-6057, or by mail: P.O. Box 43078, Providence, RI 02940-3078.

  If a broker or other nominee holds your Kodak shares, please contact ADP and inform them of your request by phone: (800) 542-1061, or by mail: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to include your name, the name of your brokerage firm and your account number.

AUDIO WEBCAST OF ANNUAL MEETING AVAILABLE ON THE INTERNET

Kodak’s Annual Meeting will be webcast live. If you have internet access, you can listen to the webcast by going to Kodak’s Investor Center webpage at www.kodak.com/US/en/corp/investorCenter/investorsCenterHome.shtml.

This webcast is listen only. You will not be able to ask questions.

The Annual Meeting audio webcast will remain available on our website for a short period of time after the Annual Meeting.

Information included on our website, other than our Proxy Statement and proxy card, is not part of the proxy solicitation materials.

■ Proposals

MANAGEMENT PROPOSALS

ITEM 1 — Election of Directors

Kodak’s by-laws require us to have at least nine directors but no more than 18. The number of directors is set by the Board and is currently 11. Mr. Perez is the only director who is an employee of the Company. We are in the process of declassifying our Board.

  Class I directors who stood for election at the 2006 annual meeting were elected for two-year terms ending in 2008.

  Class II directors are standing for re-election at the 2007 Annual Meeting for one-year terms ending in 2008.

  Class III directors, whose terms end in 2008, will continue to serve out their terms in full.

Beginning with the 2008 annual meeting, all directors will stand for election to one-year terms.

There are four Class II directors whose terms expire at the 2007 Annual Meeting and who are standing for re-election. Martha Layne Collins, an existing Class I director, is not standing for re-election due to her pending retirement, in accordance with the Company’s mandatory retirement policy. Durk I. Jager, an existing Class III director, will be stepping down as a director as of the date of the 2007 Annual Meeting.

Nominees for election as Class II directors are:

      Michael J. Hawley
      William H. Hernandez
      Hector de J. Ruiz
      Laura D’Andrea Tyson

These nominees agree to serve a one-year term. Information about them is provided on pages 13 -14 of this Proxy Statement.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, the shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or elect a new director to fill the vacancy.

The director nominees receiving the greatest number of votes will be elected. Under the Company’s majority voting policy for the election of directors, however, any director who receives a majority of “withhold” votes will be required to tender his or her resignation to the Corporate Responsibility and Governance Committee, which will then consider the resignation and make a recommendation to the Board. More information about the Company’s majority voting policy can be found on page 29 of this Proxy Statement.

The Board of Directors recommends a vote FOR the election of these directors.

ITEM 2 —	Ratification of the Audit Committee’s Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has been the Company’s independent accountants for many years. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to serve until the 2008 annual meeting.

Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting to respond to questions and, if they desire, make a statement.

The ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote.

The Board of Directors recommends a vote FOR ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

SHAREHOLDER PROPOSAL

ITEM 3 —	Shareholder Proposal Requesting A Monetary Limit on Executive Compensation

Robert D. Morse, owner of over $2,000 in Company stock, submitted the following proposal:

“PROPOSAL: I, Robert D. Morse, of 212 Highland Avenue, Moorestown, NJ 08057-2717, owner of $2000.00 or more in Eastman Kodak Company stock, propose that the remuneration to any of the top five persons named in Management be limited to $500,000.00 per year, plus any nominal perks. This program is to be applied after any existing programs now in force for options, bonuses, SAR’s, etc., have been completed, and severance contracts should be discontinued, as they are also a part of remuneration programs.

This proposal does not affect any other personnel in the company and their remuneration programs.

REASONS: The limit of one half million dollars in remuneration is far above that needed to enjoy an elegant life-style.

Throughout Corporate history, only a few persons whom have created a corporation now remain in Management. Some descendents have inherited top positions, while most have attained them through recommendations, ability, or influence, not necessarily providing increased earnings for a company. These come from the product or services, its public acceptance, advertising and the workforce.

Due to an unfair removal of the word: “Against” since about Year 1975, and ONLY in the “Vote for Directors” column, Management nominees for that position are rarely defeated, as receiving only as little as one vote guarantees election, and in turn, Directors re-elect management and reward them. The term was devised and incorporated in 6 or 8 states of high company registrations as a state and corporate “Rule”. “Right of Dissent” is denied, and shareowners may not vote “No” or “Against” and be counted as such. This unfairness has yet to be corrected by the Commission as requested.

The Ford Motor Company reinstated “Against” several years ago, showing the American Way of proper corporate proxies presentations. Exxon-Mobil has reverted to a majority vote for election of Directors., a fine decision for shareowners!

Thank you, and please vote “YES” for this Proposal. It is for YOUR benefit!”

BOARD OF DIRECTORS’ POSITION

Our Board recommends a vote AGAINST this proposal because limiting executive officer compensation to $500,000 per year would not be in the best interests of the Company or you for the following reasons:

Hinders Ability to Attract and Retain Leadership. Attracting and retaining qualified senior leadership and motivating them to contribute to the success of Kodak depends in part on our ability to remain competitive with companies against which we compete for executive talent. The proposal would place an arbitrary annual limit on the amount of compensation that can be paid to our senior leadership. Because the market for executive talent has valued the services of certain senior executives in excess of this limit, the proposal would place the Company at a competitive disadvantage and severely hinder its ability to recruit and retain talented executive leadership. Our Board believes that it is important that executive compensation be market competitive. Our executive compensation philosophy provides that total direct compensation, consisting of annual pay, annual variable pay and long-term variable equity incentives, should be at a competitive median level.

Limits Compensation Committee’s Flexibility. The Executive Compensation and Development Committee (Compensation Committee) of our Board is composed solely of independent directors and retains an independent external compensation consultant to advise it on executive compensation matters. The Compensation Committee exercises its business judgment by regularly considering its approach to the compensation paid to the Company’s senior executives. For example, in 2005, the Compensation Committee, in light of the Company’s extraordinary digital transformation, requested its independent external consultant to analyze the market competitiveness of each element of compensation paid to the Company’s executive officers. In accordance with the consultant’s recommendation, the Compensation Committee has taken steps to close the competitive deficits in long-term compensation for our senior executives while at the same time recognizing the need to constrain cash compensation. The proposal would impair the Compensation Committee’s ability to exercise this sort of business judgment to account for changes in our Company’s needs, competitive market conditions and best practices.

Compensation Paid to Senior Executives is Appropriate and Competitive. We believe that the compensation paid to our senior leadership is appropriate and market competitive. Our executive compensation philosophy specifically provides that total direct compensation should be at a competitive median level. In addition, our Compensation Committee has put a number of measures in place to ensure that the compensation paid to our senior officers is not excessive. For example, the Compensation Committee regularly meets with its own external independent compensation consultant to discuss both the reasonableness and competitiveness of the compensation paid to our senior leadership. In addition, the total direct compensation of our senior officers is annually compared to national surveys using companies with gross revenues similar to Kodak’s.

Hinders Compensation Committee’s Duties. Our Compensation Committee is required by the New York Stock Exchange (NYSE) rules and the Compensation Committee’s charter to review and approve corporate goals and objectives relevant to CEO compensation, to evaluate the CEO’s per-

formance in light of those goals and objectives and to determine and approve the CEO’s compensation level based on this evaluation. The proposal’s arbitrary cap would hinder the Compensation Committee’s ability to fulfill its duties.

Contrary to Company’s Executive Compensation Principles. Our Executive Compensation Principles link closely the compensation of our senior officers with the achievement of annual and long-term performance goals. By imposing an arbitrary constraint on the compensation of our senior leadership, the proposal would undermine the performance-based nature of our executive compensation program and would limit the Compensation Committee’s ability to design effective performance goals to retain and incent our senior leadership.

Proposal is Ambiguous and Unworkable. The proposal has fundamental flaws that make it unworkable. The proposal seeks to require that the Company limit all annual “remuneration” to $500,000 per year but fails to adequately define the critical term “remuneration” or to specify how remuneration is to be valued. Likewise, the proposal provides no guidance as to how and when certain forms of non-salary compensation, such as stock options and restricted stock units, are to be valued for purposes of the $500,000 annual limit on remuneration. Furthermore, the proposal provides insufficient guidance regarding the individuals to whom it is intended to apply. The proposal indicates that it applies to “the top five persons named in Management” but it “does not affect any other personnel of the company.” The proposal, however, does not provide any instruction as to how the Company is to determine who is a “top five person named in Management.”

For the reasons described above, the Board of Directors recommends a vote AGAINST this proposal.

■ Board Structure and Corporate Governance

INTRODUCTION

Ethical business conduct and good corporate governance are not new practices at Kodak. The reputation of our Company and our brand has been built by more than a century of ethical business conduct. The Company and the Board have long practiced good corporate governance and believe it to be a prerequisite to providing sustained, long-term value to our shareholders. We continually monitor developments in the area of corporate governance and lead in developing and implementing best practices. This is a fundamental goal of our Board.

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines reflect the principles by which the Company operates. From time to time, the Board reviews and revises our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. In February 2004, our Board restated our Corporate Governance Guidelines to reflect changes in the NYSE’s corporate governance listing standards. Early this year, the Board made several changes to the guidelines to enhance its governance practices. The changes are described on page 30 of this Proxy Statement. A copy of the Corporate Governance Guidelines is published on our website at www.kodak.com/go/governance.

BUSINESS CONDUCT GUIDE AND DIRECTORS’ CODE OF CONDUCT

All of our employees, including the CEO, the CFO, the Controller, all other senior financial officers and all other executive officers, are required to comply with our long-standing code of conduct, the “Business Conduct Guide.” The Business Conduct Guide requires our employees to maintain the highest ethical standards in the conduct of company business so that they and the Company are always above reproach. In 2004, our Board adopted a Directors’ Code of Conduct. Both our Business Conduct Guide and our Directors’ Code of Conduct are published on our website at www.kodak. com/go/governance. We will post on this website any amendments to, or waivers of, the Business Conduct Guide or Directors’ Code of Conduct. Our directors have begun the annual practice of certifying in writing that they understand and are in compliance with the Directors’ Code of Conduct.

BOARD INDEPENDENCE

For a number of years, a substantial majority of our Board has been comprised of independent directors. In February 2004, the Board adopted Director Independence Standards to aid it in determining whether a director is independent. These Director Independence Standards, which are in compliance with the director independence requirements of the NYSE’s corporate governance listing standards, are attached as Exhibit I to this Proxy Statement.

The Board has determined that each of the following directors has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the Company’s Director Independence Standards and, therefore, is independent within the meaning of the NYSE’s corporate governance listing standards and the rules of the SEC: Richard S. Braddock, Martha Layne Collins, Timothy M. Donahue, Michael J. Hawley, William H. Hernandez, Durk I. Jager, Debra L. Lee, Delano E. Lewis, Paul H. O’Neill, Hector de J. Ruiz and Laura D’Andrea Tyson. The remaining director, Antonio M. Perez, Chairman of the Board and CEO, is an employee of the Company and, therefore, is not independent.

In the course of the Board’s determination regarding the independence of each non-employee director, it considered any transactions, relationships and arrangements as required by the Company’s Independence Standards. In particular, with respect to the most recent completed fiscal year, the Board considered:

  the annual amount of sales to the Company by the company where Mr. Donahue served as an executive officer, and determined that the amount of sales did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of that company and, therefore, were immaterial;

  the annual amount of purchases from the Company by the company where Mr. Hernandez serves as an executive officer, and determined that the amount of sales did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of that company and, therefore, were immaterial; and

  the amount of the Company’s charitable contributions to a charitable organization where an immediate family member of Mr. Braddock’s serves as an executive officer, and determined that the Company’s contributions were less than the greater of $1,000,000 or 2% of the charitable organization’s annual gross revenues and, therefore, were immaterial.

AUDIT COMMITTEE FINANCIAL QUALIFICATIONS

The Board has determined that all members of its Audit Committee (William H. Hernandez, Durk I. Jager, Debra L. Lee and Delano E. Lewis) are independent and are financially literate as required by the NYSE, and that William H. Hernandez and Durk I. Jager possess the qualifications of an Audit Committee Financial Expert, as defined by SEC rules, and have accounting or related financial management expertise, as required by the NYSE.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

In February 2007, our Board, based on the recommendation of the Governance Committee, adopted written policies and procedures relating to approval or ratification of “interested transactions” with “related parties.” Under these policies and procedures, which are posted on our website at www.kodak.com/go/governance, our Governance Committee is to review the material facts of all interested transactions that require the Governance Committee’s approval. The Governance Committee will approve or disapprove of the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in any discussion or approval of an interested transaction for which he or she is a related party. If an interested transaction will be ongoing, the Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

Under the policies and procedures, an “interested transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, the Company is a participant, and any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “related party” is any person who is or was since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, an executive officer, director or nominee for election as a director (even if they presently do not serve in that role), any greater than 5% beneficial owner of the Company’s common stock, or any immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone residing in such person’s home (other than a tenant or employee).

The Committee has reviewed and pre-approved certain types of interested transactions described below. In addition, our Board has delegated to the chair of the Governance Committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000. Pre-approved interested transactions include:

  Employment of executive officers either if the related compensation is required to be reported in our proxy statement or if the executive officer is not an immediate family member of another executive officer or a director of our Company and the related compensation would be reported in our proxy statement if the executive officer was a “named executive officer” and our Compensation Committee approved (or recommended that the Board approve) such compensation.

  Any compensation paid to a director if the compensation is required to be reported in our proxy statement.

  Any transaction with another company with which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues.

  Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the charitable organization’s total annual receipts.

  Any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends).

  Any transaction involving a related party where the rates or charges involved are determined by competitive bids.

  Any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

  Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Using these policies and procedures, the Governance Committee reviewed two interested transactions with related parties that occurred during 2006. In both of these cases, the Committee determined that the related person did not have a material interest in the transaction and, therefore, there are no related party transactions that need to be disclosed in this Proxy Statement under the relevant SEC rules.

BOARD OF DIRECTORS

NOMINEES TO SERVE A ONE-YEAR TERM EXPIRING AT THE 2008 ANNUAL MEETING (CLASS II DIRECTORS)

MICHAEL J. HAWLEY    Director since December 2004
Dr. Hawley, 45, is the former Director of Special Projects at the Massachusetts Institute of Technology. Prior to assuming these duties in 2001, Dr. Hawley served as the Alex W. Dreyfoos Assistant Professor of Media Technology at the MIT Media Lab. From 1986 to 1995, he held a number of positions at MIT, including Assistant Professor, Media Laboratory; Assistant Professor, EECS; and Research Assistant, Media Laboratory. Dr. Hawley is the founder of Friendly Planet, a non-profit organization working to provide better educational opportunities for children in developing regions of the world. He is also a co-founder of Things That Think, a ground-breaking research program that examines the way digital media infuses itself into everyday objects. Dr. Hawley graduated from Yale University with a BS degree in Computer Science and Music and holds a Ph.D. degree from MIT. He is also a Director of Color Kinetics, a public company pioneering solid state lighting.

WILLIAM H. HERNANDEZ     Director since February 2003
Mr. Hernandez, 58, is Senior Vice President, Finance, and CFO of PPG Industries, Inc., a diversified manufacturer of protective and decorative coatings, flat glass, fabricated glass products, continuous strand fiberglass, and industrial and specialty chemicals for a variety of industries. Prior to assuming his current duties in 1995, Mr. Hernandez served as PPG’s Corporate Controller from 1990 to 1994 and as Vice President and Controller in 1994. From 1974 until 1990, Mr. Hernandez held a number of positions at Borg-Warner Corporation, including Assistant Controller, Chemicals; Controller, Chemicals; Business Director, ABS Polymers; Assistant Corporate Controller; Vice President, Finance; and CFO, Borg- Warner Automotive, Inc. Earlier in his career, he was a financial analyst for Ford Motor Company. Mr. Hernandez received a BS degree from the Wharton School of the University of Pennsylvania and an MBA from Harvard Business School. Mr. Hernandez is a Certified Management Accountant. Mr. Hernandez served as Director of Pentair, Inc. from July 2001 to November 2003.

HECTOR DE J. RUIZ     Director since January 2001
Dr. Ruiz, 61, is Chairman and Chief Executive Officer of Advanced Micro Devices, Inc. Dr. Ruiz joined Advanced Micro Devices, Inc. in January 2000 as President and Chief Operating Officer, and was named Chief Executive Officer in April 2002. He was also appointed as Chairman of the Board in April 2004. Previously, Dr. Ruiz served as President of Motorola’s Semiconductor Products Sector from 1997 to 2000. In his 22-year career with the technology firm, Dr. Ruiz held a variety of executive positions in the United States and overseas. He also worked at Texas Instruments in the company’s research laboratories and manufacturing operations. Born in Piedras Negras, Mexico, Dr. Ruiz earned a BA and an MA in Electrical Engineering from the University of Texas, Austin. He earned his doctorate in Electrical Engineering from Rice University in 1973. Dr. Ruiz is passionate about the role of technology in education and empowering the underprivileged. At the 2004 World Economic Forum in Davos, he announced Advanced Micro Devices, Inc.’s 50x15 Initiative, a commitment to empower 50% of the world’s population with basic internet access by the year 2015. Dr. Ruiz currently serves on the President’s Council of Advisors for Science and Technology (PCAST). PCAST advises the President of the United States on issues related to technology, scientific research priorities, and math and science education. Dr. Ruiz also serves as Chairman of the Board of Spansion Inc., is a board member of the Semiconductor Industry Association (SIA), and serves on the Board of Trustees of Rice University.

LAURA D’ANDREA TYSON     Director since May 1997
Dr. Tyson, 59, has been a professor at the Walter A. Haas School of Business at the University of California, Berkeley, since January 2007. From January 2002 to December 2006, she was the Dean of London Business School. She was formerly the Dean of the Walter A. Haas School of Business at the University of California, Berkeley, a position she held between July 1998 and December 2001. Previously, she was Professor and holder of the Class of 1939 Chair in Economics and Business Administration at the University of California, Berkeley, a position she held from January 1997 to July 1998. Prior to this position, Dr. Tyson served in the first Clinton Administration as Chairman of the President’s National Economic Council and 16th Chairman of the White House Council of Economic Advisers. Prior to joining the Administra-

tion, Dr. Tyson was Professor of Economics and Business Administration, Director of the Institute of International Studies, and Research Director of the Berkeley Roundtable on the International Economy at the University of California, Berkeley. Dr. Tyson holds a BA degree from Smith College and a Ph.D. degree in Economics from the Massachusetts Institute of Technology. Dr. Tyson is the author of numerous articles on economics, economic policy and international competition. She is a Director of Morgan Stanley and AT&T.

DIRECTORS CONTINUING TO SERVE A THREE-YEAR TERM EXPIRING AT THE 2008 ANNUAL MEETING (CLASS III DIRECTORS)

RICHARD S. BRADDOCK    Director since May 1987
Mr. Braddock, 65, is Chairman of MidOcean Partners, a private equity firm, a position he has held since December 2003. He is also Chairman of FreshDirect, an internet grocer. He is the former Chairman of priceline.com, a position he held from July 2000 to April 2004. He was CEO of priceline.com from July 1998 to June 2000 and from May 2001 to December 2002. He was Chairman of True North Communications from July 1997 to January 1999. He was a principal of Clayton, Dubilier & Rice from June 1994 until September 1995. From January 1993 until October 1993, he was CEO of Medco Containment Services, Inc. From January 1990 through October 1992, he served as President and COO of Citicorp and its principal subsidiary, Citibank, N.A. Prior to that, he served for approximately five years as Sector Executive in charge of Citicorp’s Individual Bank, one of the financial service company’s three core businesses. Mr. Braddock graduated from Dartmouth College with a degree in history, and received his MBA degree from the Harvard School of Business Administration. He is a director of Cadbury Schweppes PLC and Marriott International, Inc.

DEBRA L. LEE    Director since September 1999
Ms. Lee, 52, is Chairman and CEO of BET Holdings, Inc. (BET), a media and entertainment company and a division of Viacom, Inc. She joined BET in 1986 as Vice President and General Counsel. In 1992, she was elected Executive Vice President of Legal Affairs and named publisher of BET’s magazine division, in addition to serving as General Counsel. She was placed in charge of strategic business development in 1995. Ms. Lee holds a BA degree from Brown University and MA and JD degrees from Harvard University. She is affiliated with several professional and civic organizations. Ms. Lee is a director of WGL Holdings, Inc., Marriott International, Inc. and Revlon, Inc.

DIRECTORS CONTINUING TO SERVE A ONE-YEAR TERM EXPIRING AT THE 2008 ANNUAL MEETING (CLASS I DIRECTORS)

TIMOTHY M. DONAHUE    Director since October 2001
Mr. Donahue, 58, is the retired Executive Chairman of Sprint Nextel Corporation, where he served since the merger of Sprint Corporation and Nextel Communications, Inc. on August 12, 2005. Prior to this, he was the President and CEO of Nextel Communications, Inc., positions he held since August 1999. He began his career with Nextel in February 1996 as President and COO. Mr. Donahue has served as Chairman of the Cellular Telecommunications and Internet Association, the industry’s largest and most respected association. In 2003, Nextel was named by Forbes magazine as one of America’s best-managed companies. Before joining Nextel, he served as northeast regional president for AT&T Wireless Services Operations from 1991 to 1996. Mr. Donahue started his career with AT&T Wireless Services (formerly McCaw Cellular Communications) in 1986 as President for McCaw Cellular’s paging division. In 1989, he was named McCaw Cellular’s President for the U.S. central region. He is a graduate of John Carroll University with a BA in English Literature. Mr. Donahue is a director of NVR, Inc. and Tyco Healthcare.

DELANO E. LEWIS    Director since July 2001
Mr. Lewis, 68, is a Senior Fellow at New Mexico State University. Mr. Lewis is the former U.S. Ambassador to South Africa, a position he held from December 1999 to July 2001. Prior to his ambassadorship, Mr. Lewis was President and CEO of National Public Radio Corporation, a position he held from January 1994 until August 1998. He was President and CEO of C&P Telephone Company, a subsidiary of Bell Atlantic Corporation, from 1988 to 1993, after having served as Vice President since 1983. Mr. Lewis held several positions in the public sector prior to joining C&P Telephone Company. Mr. Lewis received a BA from University of Kansas and a JD from Washburn School of Law. Mr. Lewis previously served as a director of Eastman Kodak Company from May 1998 to December 1999. He is a director of Colgate-Palmolive Co.

ANTONIO M. PEREZ    Director since October 2004
Mr. Perez, 61, joined Kodak as President and Chief Operating Officer in April 2003, and was elected to the Company’s Board of Directors in October 2004. In May 2005, he was elected Chief Executive Officer and on December 31, 2005, he became Chairman of the Company’s Board of Directors. Mr. Perez joined Kodak after a twenty-five year career at Hewlett-Packard Company, where he was a corporate Vice President and member of the company’s Executive Council. From August 1998 to October 1999, Mr. Perez served as President of HP’s Consumer Business, with responsibility for Digital Media Solutions and corporate marketing. Prior to that assignment, Mr. Perez served for five years as President and CEO of HP’s Inkjet Imaging Business. In his career, Mr. Perez held a variety of positions in research and development, sales, manufacturing, marketing and management both in Europe and the United States. Just prior to joining Kodak, Mr. Perez served as an independent consultant for large investment firms, providing counsel on the effect of technology shifts on financial markets. From June 2000 to December 2001, Mr. Perez was President and CEO of Gemplus International. He is a member of the Business Council as well as the Business Roundtable. He is a member of the International Consultative Conference on the Future Economic Development of Guangdong Province, China, an advisory body for the Governor of Guangdong, China. He is also a member of the Board of Trustees of the George Eastman House. A native of Spain, Mr. Perez studied electronic engineering, marketing and business in Spain and France. Mr. Perez was a member of the Board of Directors of Freescale Semiconductor from December 2004 to December 2006. Mr. Perez served as Vice Chair of the Diversity Best Practices Initiative in 2006 and 2007 and will become the Initiative’s Chairman in the fourth quarter of 2007.

COMMITTEES OF THE BOARD

The Board has the five committees described below. The Board has determined that each of the members of the Audit Committee (William H. Hernandez, Durk I. Jager, Debra L. Lee and Delano E. Lewis), the Corporate Responsibility and Governance Committee (Richard S. Braddock, Michael J. Hawley, Hector de J. Ruiz and Laura D’Andrea Tyson), the Executive Compensation and Development Committee (Martha Layne Collins, Timothy M. Donahue, Hector de J. Ruiz and Laura D’Andrea Tyson) and the Finance Committee (Richard S. Braddock, Martha Layne Collins, Timothy M. Donahue and Michael J. Hawley) has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the Company’s Director Independence Standards and, therefore, independent within the meaning of the NYSE’s corporate governance listing standards and, in the case of the Audit Committee, the rules of the SEC.

Audit Committee — 11 meetings in 2006

The Audit Committee assists the Board in overseeing: the integrity of the Company’s financial reports; the Company’s compliance with legal and regulatory requirements; the independent registered public accounting firm’s (the independent accountants) selection, qualifications, performance and independence; the Company’s systems of disclosure controls and procedures and internal control over financial reporting; and the performance of the Company’s internal auditors. A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed at www.kodak. com/go/governance.

In the past year, the Audit Committee:

  discussed the independence of the independent accountants;

  discussed the quality of the accounting principles used to prepare the Company’s financial statements;

  reviewed the Company’s periodic financial statements and SEC filings;

  oversaw the Company’s compliance with requirements of the Sarbanes-Oxley Act and SEC rules;

  retained the independent accountants;

  reviewed and approved the audit and non-audit budgets and activities of both the independent accountants and the internal audit staff of the Company;

  received and analyzed reports from the Company’s independent accountants and internal audit staff;

  received and analyzed reports from the Company’s Chief Compliance Officer;

  met separately and privately with the independent accountants and with the Company’s Director, Corporate Auditing, to ensure that the scope of their activities had not been restricted and that adequate responses to their recommendations had been received;

  reviewed the progress of the Company’s internal controls assessment;

  conducted and reviewed the results of an Audit Committee evaluation;

  reviewed the fees and activities of the Company’s other significant service providers;

  reviewed the results of the PCAOB report on the 2005 limited inspection of the independent accountants;

  reviewed the results of the Company’s employee affirmation and training process relating to the Company’s Business Conduct Guide;

  oversaw management’s evaluation and remediation of the material weakness in controls surrounding accounting for income taxes; and

  monitored the Company’s legal and regulatory compliance, compliance with the Company’s Business Conduct Guide and activity regarding the Company’s Business Conduct Help Line.

Corporate Responsibility and Governance Committee — 8 meetings in 2006

The Corporate Responsibility and Governance Committee assists the Board in: overseeing the Company’s corporate governance structure; identifying and recommending individuals to the Board for nomination as directors; performing an annual review of the Board’s performance; and overseeing the Company’s activities in the areas of environmental and social responsibility, charitable contributions, diversity and equal employment opportunity. A detailed list of the Corporate Responsibility and Governance Committee’s functions is included in its charter, which can be accessed at www.kodak. com/go/governance.

In the past year, the Corporate Responsibility and Governance Committee:

  recommended to the Board a 2006 Board business plan and monitored the Board’s performance against this plan;

  discussed best practices and evolving developments in the area of corporate governance;

  continued its search for potential candidates to serve as members of the Board;

  met with the Company’s Chief Diversity Officer to review the Company’s progress against the Diversity Advisory Panel’s 2004 recommendations;

  prepared and conducted an evaluation of the Corporate Responsibility and Governance Committee’s own performance, discussed the results of the evaluation, and prepared an action plan from these discussions to further enhance the Corporate Responsibility and Governance Committee’s performance;

  recommended to the Board amendments to its Corporate Governance Guidelines;

  reviewed the Company’s Health, Safety and Environment strategies and management system;

  reviewed and approved the Company’s 2007 Charitable Contributions Budget;

  monitored the Board’s progress against its action plan from its 2005 evaluation; and

  oversaw the Board’s annual performance review.

The Corporate Responsibility and Governance Committee is also referred to as the “Governance Committee” in this Proxy Statement.

Executive Compensation and Development Committee — 11 meetings in 2006

The Executive Compensation and Development Committee assists the Board in: overseeing the Company’s executive compensation strategy; overseeing the administration of its executive compensation and equity-based compensation plans; reviewing and approving the compensation of the Company’s CEO; overseeing the compensation of the Company’s executive officers; reviewing the Company’s succession plans for its CEO, President, if applicable, and other key positions; and overseeing the Company’s activities in the areas of leadership and executive development. A detailed list of the Executive Compensation and Development Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance.

In the past year, the Executive Compensation and Development Committee:

  oversaw the Company’s succession plan for its CEO and Chairman, and determined the compensation arrangements for its Chairman and CEO, Antonio M. Perez;

  reviewed the executive compensation strategy, goals and principles;

  reviewed the Company’s executive development process;

  reviewed the Company’s global benefit plans, including its healthcare and retirement benefits, and the associated liabilities, strategies and cost control initiatives;

  completed a review of the Executive Compensation and Development Committee’s own performance;

  set the compensation for the CEO and reviewed and approved the compensation recommendations for the Company’s other executive officers;

  reviewed tally sheets setting forth all components of the CEO’s and the named executive officers’ compensation; and

  granted and certified awards under the Company’s compensation plans.

The Executive Compensation and Development Committee is also referred to as the “Compensation Committee” in this Proxy Statement.

Finance Committee — 4 meetings in 2006

The Finance Committee assists the Board in overseeing the Company’s: balance sheet and cash flow performance; financing plans; capital expenditures; acquisitions, joint ventures and divestitures; risk management programs; performance of sponsored pension plans; and tax policy. A detailed list of the Finance Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance.

In the past year, the Finance Committee:

  reviewed the Company’s capital structure and financing strategies, including dividend declaration, capital expenditures, debt repayment plan, share repurchase and hedging of foreign exchange and commodity price risks;

  reviewed cash flow and balance sheet performance;

  reviewed credit ratings and key financial ratios;

  reviewed significant acquisitions, divestitures, including real estate sales and joint ventures;

  reviewed investment performance;

  reviewed the funding status and performance of the Company’s defined benefit pension plans;

  reviewed the Company’s insurance risk management, crisis management and asset protection programs; and

  reviewed the Company’s tax policy and strategies.

Executive Committee — No meeting in 2006

The Executive Committee is composed of six directors: the Chairman of the Board, the Presiding Director and the Chairs of the other four committees. The Executive Committee is generally authorized to exercise all of the powers of the Board in the intervals between meetings of the Board. The Executive Committee did not meet in 2006. The Executive Committee’s charter can be accessed at www.kodak.com/go/governance.

COMMITTEE MEMBERSHIP

		Corporate Responsibility	Executive Compensation
Director Name	Audit Committee	and Governance Committee	and Development Committee	Finance Committee
Richard S. Braddock		Member		Chair
Martha Layne Collins			Member	Member
Timothy M. Donahue			Chair	Member
Michael J. Hawley		Member		Member
William H. Hernandez	Chair
Durk I. Jager	Member
Debra L. Lee	Member
Delano E. Lewis	Member
Hector de J. Ruiz		Chair	Member
Laura D’Andrea Tyson		Member	Member
No. of 2006 Meetings	11	8	11	4

EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

The Executive Compensation and Development Committee is comprised of four members of the Board, all of whom are independent in accordance with the Board’s Director Independence Standards, which standards reflect the NYSE’s director independence standards. The Executive Compensation and Development Committee assists the Board in fulfilling its responsibilities in connection with the compensation of its executives and employees, including our Named Executive Officers. It performs this function by overseeing the Company’s executive compensation strategy, overseeing the administration of its executive compensation and equity-based plans, assessing the effectiveness of the Company’s executive compensation plans, reviewing and approving the compensation of the Company’s CEO, reviewing and approving the compensation of the Company’s Named Executive Officers and executive officers, reviewing the Company’s succession plans for its CEO and other key positions and overseeing the Company’s activities in the areas of leadership and executive development. The Compensation Committee operates under a written charter adopted by the Board, which details the Compensation Committee’s duties and responsibilities. A current copy of the Compensation Committee’s charter can be accessed at www. kodak.com/go/governance.

The full Board sets the compensation of the Company’s non-employee directors based on the recommendation of the Governance Committee.

The Compensation Committee has delegated limited authority to the Company’s Chief Human Resources Officer to assist the Compensation Committee with administration of the Company’s executive compensation and equity-based compensation plans. The Chief Human Resources Officer is authorized to amend any executive compensation or equity-based compensation plan in which our Named Executive Officers participate other than to materially increase the benefits accruing to a participant under the plan, increase the number of shares available for issuance under the plan or substantially modify the requirements as to eligibility for participation. The Chief Human Resources Officer has also been delegated the authority to amend award agreements under any executive compensation and equity-based compensation plan other than to increase the benefits accruing to the participant and to determine the manner and timing of payments under the Eastman Kodak Company 1982 Executive Deferred Compensation Plan.

The Compensation Committee meets routinely throughout the year. It is the Compensation Committee’s policy to make most compensation decisions in a two-step process to ensure sufficient deliberation. The Compensation Committee approves all compensation and awards under the Company’s executive compensation plans for each of the Company’s Named Executive Officers. The Compensation Committee also approves compensation levels for each component of total direct compensation following discussions and after review of analyses and recommendations received from its consultant and management, as it deems appropriate. The CEO, Chief Human Resources Officer and Director of Worldwide Total Compensation make recommendations regarding each compensation element for the Named Executive Officers other than the CEO. The Compensation Committee’s consultant and the Director of Worldwide Total Compensation present analyses and recommendations regarding CEO compensation to the Compensation Committee in executive session.

With respect to the Company’s performance-based plans, management, including the CEO, CFO, Chief Human Resources Officer and Director of Worldwide Total Compensation proposes performance goals. The CEO and Chief Human Resources Officer are involved in formulating recommendations to the Compensation Committee on award levels for each Named Executive Officer for the upcoming performance year, with the exception of award levels for the CEO. Management develops these performance targets considering the Company’s strategic business plan and executive compensation strategy and goals. Generally, the performance targets and individual award targets for the Company’s annual cash bonus plan are reviewed and approved by the Compensation Committee within the first 90 days of each calendar year. The performance targets and award levels under the Company’s long-term incentive plans, including annual option grants and allocations for the Leadership Stock Program for the next performance cycle, are generally established in December of each year. Throughout the year, the Compensation Committee reviews projections for achievement of each plan’s performance targets.

Role of Compensation Consultants

To assist the Compensation Committee in evaluating the Company’s executive compensation plans, the Compensation Committee engaged an independent outside consultant, Frederic W. Cook & Co., Inc. (FW Cook), to advise it directly. The Company has a contractual arrangement with FW Cook which may be terminated by either party at the end of any month without penalty within 15 days written notice. The Compensation Committee’s consultant attends Compensation Committee meetings on a regular basis and provides the Compensation Committee with market information and analysis with respect to establishing executive compensation practices that are in line with the Company’s executive compensation strategy and goals. Our consultant is also asked to confirm that the Company’s executive compensation goals continue to be aligned with best practices.

The Company’s Chief Human Resources Officer and others directly involved with the Company’s executive compensation programs routinely consult with FW Cook regarding the operation and administration of our executive compensation programs and practices. In 2006, neither the Compensation Committee nor the Company engaged other consultants or advisors to advise in determining the amount or form of executive compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation Committee during 2006: Martha Layne Collins, Timothy M. Donahue, Durk I. Jager, Debra L. Lee, Hector de J. Ruiz and Laura D’Andrea Tyson. There were no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors.

GOVERNANCE PRACTICES

Described below are some of the significant governance practices that have been adopted by our Board.

Presiding Director

Our Board created the position of Presiding Director in February 2003. Richard S. Braddock has been designated the Board’s Presiding Director. The primary functions of the Presiding Director are to: 1) ensure that our Board operates independently of our management; 2) chair the meetings of the independent directors; 3) act as the principal liaison between the independent directors and the CEO; and 4) assist the Board in its understanding of the boundaries between Board and management responsibilities. A more detailed description of the Presiding Director’s duties can be found at www. kodak.com/go/governance.

Meeting Attendance

In February 2004, our Board adopted a “Director Attendance Policy.” A copy of this policy is attached as an appendix to our Corporate Governance Guidelines, which can be accessed at www.kodak.com/go/governance. Under this policy, all of our directors are strongly encouraged to attend our annual meeting of shareholders.

In 2006, the Board held a total of 10 meetings. Each director attended in excess of 75% of the meetings of the Board and committees of the Board on which the director served. All of our directors attended our 2006 annual meeting.

Executive Sessions

Executive sessions of our non-management directors are held at least four times a year. These sessions are chaired by our Presiding Director.

If all of our non-management directors are not independent, the independent members of our Board will meet in executive session at least once a year. Our Presiding Director will chair these meetings.

In 2006, all of our non-management directors were independent. They met in executive session four (4) times.

Board Declassification

In 2005, the Board submitted for your approval a management proposal that all Board members be elected annually. You approved this proposal by a substantial majority and, as a result, the Company amended its Restated Certificate of Incorporation to eliminate the classified system. As required by the proposal, this is being done in stages so that all Board members will be elected to one-year terms beginning in 2008. The Board believes a declassified board better ensures that the Company’s corporate governance policies maximize accountability to you.

Communications with Our Board

The Board maintains a process for our shareholders and other interested parties to communicate with the Board. Shareholders and interested parties who wish to communicate with the Board, the independent directors as a group, or an individual director, including the Presiding Director, may send an e-mail to our Presiding Director at presiding-director@kodak.com or may send a letter to our Presiding Director at P.O. Box 92818, Rochester, NY 14650. Communications sent by e-mail will go simultaneously to Kodak’s Presiding Director and Secretary. Our Secretary will review communications sent by mail and if they are relevant to, and consistent with, Kodak’s operations, policies and philosophies, they will be forwarded to the Presiding Director. By way of example, communications that are unduly hostile, threatening, illegal or similarly inappropriate will not be forwarded to the Presiding Director. Our Secretary will periodically provide the Board with a summary of all communications received that were not forwarded to the Presiding Director and will make those communications available to any director upon request. The Presiding Director will determine whether any communication sent to the full Board should be properly addressed by the entire Board or a committee thereof and whether a response to the communication is warranted. If a response is warranted, the Presiding Director may choose to coordinate the content and method of the response with our Secretary.

Consideration of Director Candidates

The Governance Committee will consider for nomination as director of the Company candidates recommended by its members, other Board members, management, shareholders and the search firms it retains.

Shareholders wishing to recommend candidates for consideration by the Governance Committee may do so by providing the following information, in writing, to the Governance Committee, c/o Secretary, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0218: 1) the name, address and telephone number of the shareholder making the request; 2) the number of shares of the Company owned, and, if such person is not a shareholder of record or if such shares are held by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; 3) the full name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; 4) a signed acknowledgement by the individual being recommended that he or she has consented to: a) serve as director if elected and b) the Company undertaking an inquiry into that individual’s background, experience and qualifications; 5) the disclosure of any relationship of the individual being recommended with the Company or any subsidiaries or affiliates, whether direct or indirect; and 6) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the Company’s next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder). Our Board may change the process by which shareholders may recommend director candidates to the Governance Committee. Please refer to the Company’s website at www.kodak.com/go/governance for any changes to this process.

With regard to the election of directors covered by this Proxy Statement, the Company received no recommendations for candidates.

Director Qualification Standards

When reviewing a potential candidate for the Board, the Governance Committee looks to whether the candidate possesses the necessary qualifications to serve as a director. To assist it in these determinations, the Governance Committee has adopted “Director Qualification Standards.” The Director Qualification Standards are attached as Exhibit ll to this Proxy Statement and can also be accessed at www.kodak.com/go/governance. These standards specify the minimum qualifications that a nominee must possess in order to be considered for election as a director. If a candidate possesses these minimum qualifications, the Governance Committee, in accordance with the Director Selection Process described in the next section, will then consider the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then-current mix of director attributes.

Director Selection Process

As provided in the Company’s Corporate Governance Guidelines, the Governance Committee seeks to create a diverse and inclusive Board that, as a whole, is strong in both its knowledge and experience. When identifying, screening and recommending new candidates to the Board for membership, the Governance Committee follows the procedures outlined in its “Director Selection Process.” The Director Selection Process is attached as Exhibit lll to this Proxy Statement and can also can be accessed at www.kodak.com/go/governance. The Governance Committee generally uses the services of a third-party executive search firm when identifying and evaluating possible nominees for director.

Board Business Plan

In 2005, the Board adopted a formal process for annually establishing and prioritizing its goals. The end product of this process is a “Board business plan.” The Board believes that adopting such a plan annually enhances its ability to measure its performance, improves its focus on the Company’s long-term strategic issues and ensures that its goals are linked to the Company’s strategic initiatives.

Under the process approved by the Board, each year the Governance Committee submits to the Board a proposed list of Board goals for the following year. At its first meeting of the year, the Board finalizes its goals for the year, prioritizes these goals and discusses possible performance measures for each goal. The Governance Committee is responsible for tracking the Board’s performance against its goals and routinely reporting these results to the Board. Performance against the goals is assessed as part of the Board’s annual evaluation process.

Strategic Role of Board

The Board plays a key role in developing, reviewing and overseeing the Company’s business strategy. Once each year, the Board devotes an extended meeting to an update from management regarding the strategic issues and opportunities facing the Company and its businesses. Throughout the year, the Board reviews the Company’s strategic plan and receives briefings and reports on critical aspects of its implementation. These include business unit performance reviews, product category reviews and presentations regarding research and development initiatives and the Company’s intellectual property portfolio.

DIRECTOR COMPENSATION

Directors who are employees receive no additional compensation for serving on the Board or its committees. In 2006, we provided the following compensation to our directors who are not employees:

				Non-qualified
				Deferred
	Fees Earned or			Compensation	All Other
	Paid In Cash	Stock Awards	Option Awards	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)
	(1)	(2)	(3)	(4)	(5)
Richard S. Braddock	$185,000	$ 35,646	$ 9,776	—	$ 1,356	$ 231,778
Martha Layne Collins	80,000	35,646	9,776	—	15,330	140,752
Timothy M. Donahue	90,000	35,646	9,776	—	648	136,070
Michael J. Hawley	80,000	35,646	9,776	—	18,534	143,956
William H. Hernandez	95,000	35,646	9,776	—	708	141,130
Durk I. Jager	85,000	35,646	9,776	—	1,128	131,550
Debra L. Lee	85,000	35,646	9,776	—	180	130,602
Delano E. Lewis	80,000	35,646	9,776	—	1,800	127,222
Paul H. O’Neill*	40,000	34,031	7,324	—	900	82,225
Hector de J. Ruiz	85,000	35,646	9,776	—	936	131,358
Laura D’Andrea Tyson	80,000	35,646	9,776	$3,417	336	129,175

*	Mr. O’Neill retired from the Board on May 10, 2006.

(1)	This column reports the director, chair and presiding director retainers earned in 2006. The following table reports the amount of the retainer that was deferred by a director into his or her deferred stock account under Kodak’s Director Deferred Compensation Plan and the amount of phantom stock units that were credited to the director as a result of that deferral.

Name	Deferred Amount	Phantom Stock Units
Martha Layne Collins	$40,000	1,684
Michael J. Hawley	20,000	842
William H. Hernandez	47,500	1,999
Durk I. Jager	85,000	3,578
Debra L. Lee	40,000	1,684
Delano E. Lewis	40,000	1,684
Paul H. O’Neill	40,000	1,679
Laura D’Andrea Tyson	40,000	1,684

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock awards granted in 2006, as well as prior fiscal years, in accordance with Statement No. 123R, “Share-Based Payment” (SFAS 123R).

The following table reports the outstanding stock awards held by each of the non-employee directors at the end of fiscal year 2006.

Aggregate Stock Awards Outstanding at Fiscal Year End

Name	Unvested	Vested
Richard S. Braddock	1,500	3,000
Martha Layne Collins	1,500	3,000
Timothy M. Donahue	1,500	3,000
Michael J. Hawley	1,500	3,000
William H. Hernandez	1,500	3,000
Durk I. Jager	1,500	3,000
Debra L. Lee	1,500	3,000
Delano E. Lewis	1,500	3,000
Paul H. O’Neill	0	3,000
Hector de J. Ruiz	1,500	3,000
Laura D’Andrea Tyson	1,500	3,000

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted in 2006 as well as in prior years, in accordance with SFAS 123R. The assumption used to compute the value of the stock options granted on December 7, 2005 and December 12, 2006 were:

Grant Date	Risk-Free Interest Rate (%)	Expected Option Life (Years)	Expected Volatility (%)	Expected Dividend Yield (%)

December 7, 2005	4.4	3	31	2.2
December 12, 2006	4.5	3	29	2.0

The following table reports the outstanding option awards held by each of the non-employee directors at the end of fiscal year 2006.

Aggregate Stock Options Outstanding at Fiscal Year End

Name	Unvested	Vested
Richard S. Braddock	1,500	13,000
Martha Layne Collins	1,500	13,000
Timothy M. Donahue	1,500	11,000
Michael J. Hawley	1,500	3,000
William H. Hernandez	1,500	5,000
Durk I. Jager	1,500	13,000
Debra L. Lee	1,500	13,000
Delano E. Lewis	1,500	11,000
Paul H. O’Neill	0	5,000
Hector de J. Ruiz	1,500	11,000
Laura D’Andrea Tyson	1,500	13,000

(4)	The amount for L. D. Tyson represents the above-market interest earned by Dr. Tyson on her contributions to the Directors’ Deferred Compensation Plan.

(5)	The amounts in this column include perquisites and other benefits provided to directors. The total incremental cost of all perquisites or other benefits paid to our directors must be disclosed, unless the aggregate value of this compensation is less than $10,000. In 2006, all of our directors, except Gov. Collins and Dr. Hawley, received perquisites and other benefits that fell below this disclosure threshold. For R. S. Braddock, the amount includes $1,356 for life insurance. For M. L. Collins, the amount includes $13,494 for the Charitable Award Program, $623 for personal liability insuance, $205 for travel/accident and $1,008 for life insurance. For T. M. Donahue, the amount includes $648 for life insurance. For M. J. Hawley, the amount includes $198 for Company equipment, $17,328 for Company-paid expenses to attend an event which the Company sponsors for promotional purposes, $623 for personal liability insurance, $205 for travel/accident and $180 for life insurance. For W. H. Hernandez, the amount includes $708 for life insurance. For D. I. Jager, the amount includes $1,128 for life insurance. For D. L. Lee, the amount includes $180 for life insurance. For D. E. Lewis, the amount includes $1,800 for life insurance. For P. H. O’Neill, the amount includes $900 for life insurance. For H. de J. Ruiz, the amount includes $936 for life insurance. For L. D. Tyson, the amount includes $336 for life insurance.

Director Compensation Principles

The Board has adopted the following director compensation principles, which are aligned with the Company’s executive compensation principles:

  Pay should represent a moderately important element of Kodak’s director value proposition.

  Pay levels should generally target near the market median, and pay mix should be consistent with market considerations.

  Pay levels should be differentiated based on the time demands on some members’ roles, and the Board will ensure regular rotation of certain of these roles.

  The program design should ensure that rewards are tied to the successful performance of Kodak stock, and the mix of pay should allow flexibility and Board diversity.

  To the extent practicable, Kodak’s Director Compensation Principles should parallel the principles of the Company’s executive compensation program.

Annual Payments

Non-employee directors annually receive:

  $80,000 as a retainer, at least half of which must be taken in stock or deferred into stock units;

  1,500 stock options that vest on the first anniversary of the date granted; and

  1,500 restricted shares of the Company’s common stock that vest on the first anniversary of the date granted.

The Committee Chairs, with the exception of the Audit Chair, receive a chair retainer of $10,000 per year for their services, in addition to their annual retainer as a director. The Audit Chair receives a chair retainer of $15,000 for his services, in addition to his annual retainer as a director.

The Presiding Director receives a retainer of $100,000 per year for his services, in addition to his annual retainer as a director.

Employee directors receive no additional compensation for serving on the Board.

Director Share Ownership Requirements

A director is not permitted to exercise any stock options or sell any restricted shares granted to him or her by the Company unless and until the director owns shares of stock in the Company (either outright or through phantom stock units in the directors’ deferred compensation plan) that have a value equal to at least five times the then maximum amount of the annual retainer, which may be taken in cash by the director (currently, this amount is $200,000).

Deferred Compensation

Non-employee directors may defer some or all of their annual retainer, chair retainer and restricted stock award into a deferred compensation plan. The plan has two investment options: an interest-bearing account that pays interest at the prime rate and a Kodak phantom stock account. The value of the Kodak phantom stock account reflects changes in the market price of the common stock and dividends paid. Eight directors deferred compensation in 2006. In the event of a change-in-control, the amounts in the phantom accounts will generally be paid in a single cash payment. The deferred compensation plan’s benefits are neither funded nor secured.

Life Insurance

The Company provides $100,000 of group term life insurance to each non-employee director. This decreases to $50,000 at retirement or age 65, whichever occurs later.

Charitable Award Program

This program, which was closed to new participants effective January 1, 1997, provides for a contribution by the Company of up to a total of $1,000,000 following a director’s death, to be shared by a maximum of four charitable institutions recommended by the director. The individual directors derive no financial benefits from this program. It is funded by self-insurance and joint life insurance policies purchased by the Company. Richard S. Braddock and Martha Layne Collins continue to participate in the program.

Personal Umbrella Liability Insurance

The Company provides $5,000,000 of personal liability insurance to each non-employee director. This coverage terminates on December 31st of the year in which the director terminates service on the Company’s Board.

Travel Accident Insurance

The Company provides each non-employee director with $200,000 of accidental death and $100,000 of dismemberment insurance while traveling to, or attending, Board or Committee meetings.

Travel Expenses

The Company reimburses the directors for travel expenses incurred in connection with attending Board, committee and shareholder meetings and other Company-sponsored events, and provides Company transportation to the directors (including use of Company aircraft) to attend such meetings and events.

Review of Director Compensation

The Board has delegated to the Governance Committee the responsibility for periodically reviewing the Board’s compensation program and recommending any changes to the Board. The last time such a review was performed was in late 2003. As explained in the Governance Committee’s report on page 29 of this Proxy Statement, the Governance Committee recently decided to conduct a new review of the market competitiveness of the Board’s compensation program. As it did in 2003, the Committee has engaged an external independent consultant to assist in conducting this review. Pearl Meyers & Partners was recently retained by the Governance Committee to perform this work. The Board’s Director Compensation Principles will be used by Pearl Meyers & Partners as a basis for initiating the review. The last of these principles provides that, to the extent practicable, the principles should parallel those of the Company’s executive compensation program. The Committee expects to complete its review by the end of the third quarter of this year.

■ Beneficial Ownership

BENEFICIAL SECURITY OWNERSHIP OF MORE THAN 5% OF THE COMPANY’S COMMON STOCK

As of February 14, 2007, based on Schedule 13G filings, the Company was aware of the following beneficial owners of more than 5% of its common stock:

Shareholder’s Name and Address	Number of Common Shares Beneficially Owned		Percentage of Company’s Common Shares Benecially Owned

Legg Mason Capital Management, Inc.	60,856,431		21.18%	(1)
LLM LLC
100 Light St.
Baltimore, MD 21202
Brandes Investment Partners, L.P.	34,264,468	(2)	11.93%
11988 El Camino Real
Suite 500
San Diego, CA 92130
Private Capital Management, Inc.	29,315,650		10.2%
8889 Pelican Bay Blvd. - 500
Naples, FL 34108
Franklin Resources, Inc.	24,849,942	(3)	8.7%
One Franklin Parkway
Building 920
San Mateo, CA 94403-1906
FMR Corp.	15,244,724		5.31%
82 Devonshire St.
Boston, MA 02109

(1)	As set forth in Amendment No. 4 of Shareholder’s Schedule 13G/A, as of December 31, 2006, filed on February 15, 2007, the filing discloses that the two entities listed had shared voting and dispositive power with respect to all shares as follows:

Name	Number of Shares with Shared Voting and Dispositive Power	Percent of Class Represented
Legg Mason Capital Management, Inc.	52,679,431*	18.34%
LLM LLC	8,177,000**	2.85%

	*	Includes 21,316,100 shares owned by Legg Mason Value Trust, Inc., a Legg Mason Capital Management fund.

	**	Includes 3,877,000 shares that may be deemed to be beneficially owned by LLM LLC due to its beneficial ownership of certain options.

(2)	As set forth in Amendment No. 4 of Shareholder’s Schedule 13G, as of December 31, 2006, filed on February 14, 2007, the 34,264,468 shares are also deemed to be beneficially owned by the following as control persons of the investment advisor, Brandes Investment Partners, L.P.; Brandes Investment Partners, Inc.; Brandes Worldwide Holdings, L.P.; Charles H. Brandes; Glenn R. Carlson; and Jeffrey A. Busby.

(3)	Includes 23,720,049 shares owned by Templeton Global Advisors Limited.

BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Directors, Nominees and Executive Officers	Number of Common Shares Beneficially Owned on March 1, 2007		Percentage of Company’s Common Shares Beneficially Owned

Richard S. Braddock	44,431	(b)	0.0139
Robert H. Brust	475,900	(a) (b)	0.1485
Martha Layne Collins	17,700	(b)	0.0055
Timothy M. Donahue	20,513	(b)	0.0064
Philip J. Faraci	78,262	(a) (b)	0.0244
Michael J. Hawley	8,006	(b)	0.0025
Mary Jane Hellyar	137,551	(a) (b)	0.0429
William H. Hernandez	8,000	(b)	0.0025
Durk I. Jager	18,268	(b)	0.0057
James T. Langley	74,557	(a) (b)	0.0233
Debra L. Lee	21,688	(b)	0.0068
Delano E. Lewis	12,700	(b)	0.0040
Daniel T. Meek	142,321	(b)	0.0444
Paul H. O’Neill	7,500	(b)	0.0023
Antonio M. Perez	1,045,141	(a) (b)	0.3262
Hector de J. Ruiz	32,241	(b)	0.0101
Frank S. Sklarsky	50,000		0.0156
Laura D’Andrea Tyson	18,756	(b)	0.0059
All Directors, Nominees and Executive Officers
as a Group (24), including the above	2,681,818	(a) (b) (c)	0.8370

The above table reports beneficial ownership of the Company’s common stock in accordance with the applicable SEC rules. All Company securities over which the directors, nominees and executive officers directly or indirectly have, or share voting or investment power, are listed as beneficially owned. The figures above include shares held for the account of the above persons in the Eastman Kodak Shares Program and the Kodak Employees’ Stock Ownership Plan, and the interests of the above persons in the Kodak Stock Fund of the Eastman Kodak Employees’ Savings and Investment Plan, stated in terms of Kodak shares.

(a) and (b)

The chart below includes the following: footnote (a) shows Kodak common stock equivalents, which are held in deferred or long-term compensation plans; and footnote (b) shows the number of shares which may be acquired by exercise of stock options:

Name	Footnote (a)	Footnote (b)
Richard S. Braddock	0	13,000
Robert H. Brust	25,992	401,173
Martha Layne Collins	0	13,000
Timothy M. Donahue	0	11,000
Philip J. Faraci	4,868	58,007
Michael J. Hawley	0	3,000
Mary Jane Hellyar	3,895	98,079
William H. Hernandez	0	5,000
Durk I. Jager	0	13,000
James T. Langley	4,868	52,376
Debra L. Lee	0	13,000
Delano E. Lewis	0	11,000
Daniel T. Meek	0	131,341
Paul H. O’Neill	0	5,000
Antonio M. Perez	118,531	756,566
Hector de J. Ruiz	0	11,000
Laura D’Andrea Tyson	0	13,000
All Directors, Nominees and Executive Officers	200,718	1,993,193

(c)	Each individual executive officer and director listed beneficially owned less than 1% of the outstanding shares of the Company’s common stock. As a group, these executive officers and directors owned .837% of the outstanding shares of the Company’s common stock.

■ Committee Reports

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Eastman Kodak Company’s Board of Directors is composed solely of independent directors and operates under a written charter adopted by the Board, most recently amended on February 17, 2004. A copy of the Audit Committee’s charter can be found on our website at www.kodak.com/go/governance.

Management is responsible for the Company’s internal control over financial reporting, the Company’s disclosure controls and procedures, and preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm (independent accountants), PricewaterhouseCoopers LLP (PwC), is responsible for performing an independent audit of the consolidated financial statements and of its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report of the results. As outlined in its charter, the Audit Committee is responsible for overseeing these processes.

During 2006, the Audit Committee met and held discussions with management and the independent accountants on a regular basis. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP), and the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent accountants.

The Audit Committee discussed with the independent accountants the matters specified by Statement on Auditing Standards No. 61, “Communications with Audit Committee.” The independent accountants provided to the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussion With Audit Committees.” The Audit Committee discussed with the independent accountants their independence.

The Audit Committee discussed with the Company’s internal auditors and independent accountants the plans for their audits. The Audit Committee met with the internal auditors and independent accountants, with and without management present. The internal auditors and independent accountants discussed with or provided to the Audit Committee the results of their examinations, their evaluations of the Company’s internal control over financial reporting, the Company’s disclosure controls and procedures and the quality of the Company’s financial reporting.

With reliance on these reviews, discussions and reports, the Audit Committee recommended that the Board approve the audited financial statements for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the Board accepted the Audit Committee’s recommendations.

The following fees were paid to PwC for services rendered in 2006 and 2005:

(in millions)	2006	2005
Audit Fees	$ 17.2	$ 17.5
Audit-Related Fees	4.4	0.2
Tax Fees	2.2	2.6
All Other Fees	0.0	0.1	*
	$23.8	$20.4

    * Primarily for license fees relating to an accounting research tool and services related to the translation of the Company’s Form 10-K into Japanese.

The Audit Fees related primarily to the annual audit of the Company’s consolidated financial statements (including Section 404 internal control assessment under the Sarbanes-Oxley Act of 2002) included in the Company’s Annual Report on Form 10-K, quarterly reviews of interim financial statements included in the Company’s Quarterly Reports on Forms 10-Q, statutory audits of certain of the Company’s subsidiaries, and services relating to filings under the Securities Act of 1933 and the Securities Exchange Act of 1934.

The Audit-Related Fees related primarily to separate financial statement audits for the Company’s Health Group Segment for 2006.

Tax Fees in 2006 consisted of $1.9 million for tax compliance services and $.3 million for tax planning and advice. Tax Fees in 2005 consisted of $2.0 million for tax compliance services and $0.6 million for tax planning and advice.

PwC also audits certain benefit plans of the Company. Fees of approximately $0.3 million are paid directly by the plans rather than by the Company.

The Audit Committee appointed PwC as the Company’s independent accountants. In addition, the Audit Committee approved the scope of non-audit services anticipated to be performed by PwC in 2006 and the estimated budget for those services. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, a copy of which is attached to this Proxy Statement as Exhibit IV.

     William H. Hernandez, Chair
     Durk I. Jager
     Debra L. Lee
     Delano E. Lewis

REPORT OF THE CORPORATE RESPONSIBILITY AND
GOVERNANCE COMMITTEE

Introduction

While the Company has long practiced and led in developing and implementing good corporate governance, continuing this tradition is essential as the Company undergoes the final stages of its digital transformation. The Corporate Responsibility and Governance Committee of the Board of Directors is primarily responsible for overseeing the Company’s governance practices and, therefore, is playing a key role during this transition.

The Governance Committee continually considers ways to improve the Company’s corporate governance practices. In this regard, the Governance Committee periodically reviews the Board’s governance practices to ensure that they are aligned with best practices, the Board’s corporate governance documents and applicable statutory and regulatory requirements. The Governance Committee’s most recent review has resulted in certain governance enhancements, including the adoption of a majority voting policy for the election of directors and changes to the Board’s Governance Guidelines, including an amendment requiring that a substantial majority of the Board be independent. This Report, an annual voluntary governance practice that the Governance Committee began in 2003, highlights these changes and the Governance Committee’s other corporate governance activities during 2006.

Governance Committee Composition

The Governance Committee is composed of four directors, each of whom meets the definition of “independence” set forth in the NYSE’s corporate governance listing standards. During 2006, the Governance Committee met eight times and routinely reported its activities to the full Board. The Governance Committee acts pursuant to a written charter, which can be accessed electronically in the “Corporate Governance” section at www.kodak. com/go/governance.

Governance Committee Responsibilities

The primary role of the Governance Committee is to: assess the independence of Board members; lead the annual evaluation of the Board and its committees; identify and assess candidates for Board membership; oversee the Company’s activities in the areas of environmental and social responsibility, charitable contributions, diversity, and equal employment opportunity; and generally oversee the Company’s corporate governance structure. The Governance Committee monitors emerging issues and practices in the area of corporate governance and pursues those initiatives that it believes will enhance the Company’s governance practices and policies. In addition, the Governance Committee is responsible for, among other things: 1) administering the Board’s Director Selection Process; 2) developing the Board’s Director Qualification Standards; 3) implementing the Board’s director orientation and education programs; 4) overseeing and reviewing the Company’s Corporate Governance Guidelines and Director Independence Standards; and 5) recommending to the Board the compensation for directors. A complete description of the Governance Committee’s responsibilities can be found in its charter.

2006 Governance Initiatives

Described below are some of the significant governance actions that the Governance Committee undertook in 2006.

Majority Voting Policy

The Governance Committee continually seeks ways to improve the Board’s accountability and effectiveness. Earlier this year, the Board adopted, based on the Governance Committee’s recommendation, a majority voting policy for the election of directors. While the Board would have preferred to implement a majority voting standard via an amendment to the Company’s bylaws, New Jersey law, the law under which the Company is incorporated, presently does not permit this. The Board believes, however, that its policy, in conjunction with the other practices described elsewhere in the Proxy Statement, will ensure the integrity of the director election process by providing the Company’s shareholders with a meaningful voice in director elections, thereby increasing the Board’s accountability to its shareholders.

Under the policy, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will tender his or her resignation within 10 days following the date of the certification of the shareholder vote. The Governance Committee will then consider the resignation offer and recommend to the Board whether to accept it. The Governance Committee, in making its recommendation to the Board, and the Board, in reaching its decision, may consider those factors it considers important, including any stated reasons why shareholders “withheld” votes for the election of the director, the director’s qualifications, the director’s past and expected future contributions to the Company, the overall composition of the Board and whether accepting the resignation would cause the Company to fail to meet any applicable rule, such as the NYSE’s Listing Requirements. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision whether to accept the director’s resignation offer within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation under the policy will not participate in the Governance Committee recommendation or Board action regarding whether to accept the resignation offer. The full text of the policy is posted on our corporate governance website at www.kodak.com/go/governance.

Corporate Governance Guidelines

In February 2007, upon the recommendation of the Governance Committee, the Board adopted amendments to our Corporate Governance Guidelines to enhance our corporate governance practices. The first governance enhancement strengthens the Board’s independence requirement. Now, a substantial majority, rather than a simple majority as was previously the case, of the Board must be independent. In accordance with best practices, the Board also amended our governance guidelines to require the Governance Committee to periodically assess the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, its Director Qualification Standards and the Company’s current and future needs. The final improvement made to the guidelines requires the Board to periodically review its own size and determine the size that is most effective toward future operations.

Policy on Recoupment of Executive Bonuses in the Event of Certain Restatements

Last year, the Board, based on the Governance Committee’s recommendation, adopted a policy requiring the recoupment of bonuses paid to named executive officers upon certain financial restatements. Under the policy, which is posted on our website at www.kodak.com/go/governance, the Company will require reimbursement of a certain portion of any bonus paid to a named executive officer where:

  The payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement;

  In the Board’s view, the officer engaged in fraud or misconduct that caused the need for the restatement; and

  A lower payment would have been made to the officer based upon the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual officer’s annual bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Director Search

This past year, the Governance Committee spent a considerable amount of its time searching for candidates to fill the Board’s existing vacancy and upcoming vacancies. In accordance with the Board’s selection process, the Governance Committee engaged an external executive search firm who is assisting in identifying and evaluating qualified independent candidates who meet the Board’s target candidate profiles and fit the Board’s Director Qualification Standards. The Governance Committee has identified several preferred candidates and is in the process of interviewing these individuals.

Other Key Actions in 2006

Some of the other key actions taken by the Governance Committee last year are described below.

Director Independence

The Governance Committee assessed each non-management director’s independence based upon the Board’s Director Independence Standards and those of the NYSE, and made recommendations to the full Board regarding each non-management director’s independence.

Board Training

Under the direction of the Governance Committee, the Board and its committees participated in a variety of training events during 2006. For example, the Board toured the manufacturing facilities of two businesses within the Graphics Communications Group: Kodak Versamark, a leader in continuous inkjet solutions and manufacturer of high volume inkjet printers; and NexPress Solutions, a producer of digital color and black and white printing solutions. The Board also participated in training on corporate compliance. In addition, the Board received several briefings from external advisors on matters such as the Board’s responsibilities relating to executive compensation and on several corporate law issues.

Director Compensation

In late 2006, the Governance Committee decided to undertake a review of the market competitiveness of the Board’s Compensation Program. The last time such a review was performed was in 2003. The Governance Committee has selected an external independent compensation consultant to assist it in performing the review. The Governance Committee anticipates completing the review by the end of the third quarter of this year.

Disclosure Practices

Under the Governance Committee’s direction, the Company enhanced its proxy statement disclosure practices in areas such as director compensation, corporate governance and executive compensation.

Board Business Plan

Based on the Governance Committee’s assistance, the Board last year continued its practice of establishing an annual Board business plan. The business plan is the end product of a formal process developed by the Governance Committee to annually establish and prioritize the Board’s goals. A more detailed description of this process appears on page 20 of this Proxy Statement. The Governance Committee tracked the Board’s performance against its business plan and provided periodic reports to the Board on its progress.

Governance Committee Evaluation

The Governance Committee prepared and conducted an annual self-evaluation, discussed the results of this evaluation and developed an action plan from these discussions to further enhance the Governance Committee’s performance.

Diversity Advisory Panel’s Recommendations

The Governance Committee met with the Company’s Chief Diversity Officer to assess the Company’s progress with regard to the recommendations of the Diversity Advisory Panel, a seven-member, blue-ribbon panel launched in 2001 to provide advice on the Company’s comprehensive diversity strategy and assess future diversity trends and the potential impact on Kodak.

Board Action Plan

The Governance Committee monitored the Board’s performance against the action plan arising from the Board’s 2005 annual evaluation and provided periodic reports to the Board concerning its progress against the action plan.

     Hector de J. Ruiz, Chair
     Richard S. Braddock
     Michael J. Hawley
     Laura D’Andrea Tyson

REPORT OF THE EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

The Executive Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the SEC rules with the Company’s management.

Based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

     Timothy M. Donahue, Chair
     Martha Layne Collins
     Hector De J. Ruiz
     Laura D’Andrea Tyson

■ Compensation Discussion and Analysis

SUMMARY/INTRODUCTION

Over the last several years, Kodak has been executing a strategy for transformation from a film and analog-based business into a digital company. Our executive compensation arrangements for 2006 reflect this transition and the rapidly changing dynamics of Kodak’s business and the markets in which it competes. As appropriate, the Executive Compensation and Development Committee has put in place compensation plans designed to address targeted needs associated with the Company’s digital transformation.

The Company is in the midst of an extraordinary digital transformation. The Company now has a substantial presence in the graphic communications market and has strengthened its market position in the consumer digital market with several innovative new product introductions. At the same time, the Company is aggressively reducing its traditional manufacturing footprint and managing significant changes in the Company’s workforce that are required by the Company’s transformation. With the Executive Compensation and Development Committee’s guidance and oversight, in 2006, we continued to assess the Company’s executive compensation philosophy to ensure that the principles, goals and strategies are aligned with the unique nature of this complex and time-constrained digital transformation strategy.

Kodak’s executive compensation program is administered by the Executive Compensation and Development Committee, which we refer to in this Compensation Discussion and Analysis as the Committee. The material elements of our executive compensation program include:

Total Direct Compensation

–	Base Salary

–	Annual variable pay

–	Long-term variable equity incentives

Other Compensation and Benefits

–	Retirement Plan Benefits

–	Supplemental Individual Retirement Arrangements

–	Deferred Compensation Plan

One of the roles of the Committee is to oversee the Company’s executive compensation strategy, including the compensation of the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2006, as well as the other individuals listed in the Summary Compensation Table on page 43, who are referred to in this Proxy Statement as our Named Executive Officers.

During 2006, the Committee paid particular attention to bringing our Named Executive Officers’ “total direct compensation” to a level that the Committee considers to be market competitive. This level is targeted for each Named Executive Officer to be the median of compensation paid to executives in similar positions with similar responsibilities, as identified by two national non-industry specific surveys recommended by the Committee’s independent compensation consultant, using companies with gross revenues similar to Kodak. To achieve this objective, in 2006, the Committee increased the long-term variable equity incentive opportunities of our Named Executive Officers, while holding base salaries constant, with the exception of any increase warranted by promotion.

COMPENSATION PHILOSOPHY

Our overall philosophy is to provide an executive compensation package that attracts, retains and motivates world-class executive talent critical to the success of the Company’s short-term and long-term business goals. In 2006, the Committee reviewed and confirmed the following executive compensation goals, which are substantially similar to our prior long-established goals:

  Align management and shareholder interests

  Calibrate realized compensation to achievement of short-term and long-term objectives

  Inspire and develop world-class executive talent

  Attract, retain and motivate executives

  Maximize financial efficiency

  Ensure high standards and best practices

  Simplify plans and provide line of sight to performance goals

The following principles adopted by the Committee provide a framework for the Company’s executive compensation program:

  Interests of executives are aligned with the Company’s shareholders by providing long-term variable equity incentives and requiring our Named Executive Officers to maintain a requisite level of stock ownership.

  Aggregate total direct compensation, consisting of base salary, annual variable pay and long-term variable equity incentives, should be at a competitive median level.

  A significant portion of each executive’s compensation should be at risk, with a positive correlation between the degree of risk and the level of the executive’s responsibility.

  Compensation is linked to key operational and strategic metrics of the Company’s business plan, along with qualitative and behavioral expectations.

  Executive compensation is differentiated on the following bases:
–	base salaries — on relative responsibility;

–	annual variable pay — on Company performance, individual performance as it relates to leadership and diversity and, if applicable, on business unit performance; and

–	long-term variable equity incentives — on Company performance and individual execution/leadership.

Our Committee annually reviews the Company’s executive compensation strategy, including our goals and principles. In the course of the Committee’s review in 2006, the Committee sought the advice and input of its independent compensation consultant, as well as Company management. For additional information regarding the role of management and consultants, see page 18 of this Proxy Statement.

TOTAL DIRECT COMPENSATION

The three components of the Company’s total direct compensation in 2006 are:

  base salary;

  annual variable pay under the Company’s annual bonus plan, known as the EXCEL plan; and

  long-term variable equity incentives comprised of awards under the Company’s stock option program, Leadership Stock Program (LSP), 2006 Executive Performance Share Plan (EPSP) and individual equity awards.

In connection with the Committee’s annual review of our Named Executive Officers’ compensation in 2006, the Committee’s independent compensation consultant reviewed the market competitiveness of the aggregate value of total direct compensation provided to each of our Named Executive Officers. The Committee’s consultant also provided information regarding the market competitiveness of each element of total direct compensation for each Named Executive Officer.

In determining the size of our Named Executive Officers’ total direct compensation, the Committee seeks to set the aggregate target for each Named Executive Officer at the median of total direct compensation paid to executives in similar positions with similar responsibilities, as identified by two national non-industry specific surveys recommended by the Committee’s independent consultant, using companies with gross revenues similar to Kodak. The Committee also reviews each component of total direct compensation for each Named Executive Officer to assess how each component compares to the market median. Actual realized compensation may be more or less than the aggregate target opportunity provided to our Named Executive Officers depending upon individual and company performance under the EXCEL plan and our long-term variable equity incentive plans, as well as performance of Kodak stock relative to the stock performance of other survey companies.

Kodak’s comparison data was based on each executive’s current salary level in 2006, his or her 2006 target award under the EXCEL plan and his or her target share allocation under both our 2006 stock option award program and our Leadership Stock Program for the 2007 performance cycle. In determining the value of our target equity awards, the Committee’s consultant used a Black-Scholes pricing model for stock options and an assumed stock price of $25 per share for Leadership Stock. The review indicated that target cash compensation, which includes base salary plus target annual bonuses under EXCEL, was slightly above median for most of our Named Executive Officers. This is due to the challenges of attracting high-quality executive talent during the Company’s transformation period. In contrast, both the long-term equity incentive component and aggregate ongoing total direct compensation for all our Named Executive Officers fell below the market median.

The Committee has no fixed target for allocating amongst the components of total direct compensation. In 2005 and 2006, the Committee implemented a policy to increase the long-term variable equity incentive component of our Named Executive Officers’ total direct compensation, in line with the objectives to meet the median target for aggregate total direct compensation and to align our Named Executive Officers’ interests with those of our shareholders.

Base Salaries

In setting base salaries, the Committee considers market data as well as the relative responsibilities of the roles of each Named Executive Officer. Generally, our Named Executive Officers’ salaries are targeted near the median of the range of salaries for executives in similar positions at companies with revenues similar to Kodak. Base salaries are reviewed annually by the Committee and do not automatically increase. As the analysis of market data in 2006 conducted by the Committee’s consultant concluded that most of our Named Executive Officers’ base salaries are at or above the median range paid to executives in similar positions at companies with revenues similar to Kodak, the Committee determined not to increase base salaries in 2006, except where warranted by promotion.

Annual Variable Pay Plan

The Company provides an annual cash bonus incentive opportunity to our executives, including our Named Executive Officers, through the EXCEL plan. Three key principles underlie EXCEL: alignment; simplicity; and discretion. Alignment is achieved through the use of two primary performance metrics to fund the plan. These performance metrics provide incentives to our executives to make decisions and achieve performance on a short-term basis that are in line with the Company’s strategic business plan. In recent years the Company’s strategic business plan has been focused on the digital transformation of the Company. Simplicity is accomplished through ease of plan administration, as participants’ goals are aligned to those of their business units’ goals. Discretion, the third key principle, may be used to adjust the size of the EXCEL plan’s corporate funding pool, modify the corporate funding pool’s allocation to the Company’s business units and determine the performance and rewards to the plan’s participants.

EXCEL participants, including our Named Executive Officers, are assigned target awards for the year based on a percentage of their base salaries as of the end of that year. Since an executive’s EXCEL opportunity is a component of total direct compensation, the Committee reviews survey data to determine each Named Executive Officer’s target opportunity under EXCEL. For 2006, the target EXCEL awards for our Named Executive Officers were as follows: Mr. Perez, 155%; Mr. Sklarsky, 75%; Mr. Brust, 72%; and Mr. Langley, Mr. Faraci, Ms. Hellyar and Mr. Meek each had a target opportunity of 62%. The actual cash bonus earned by our Named Executive Officers may be greater or less than these targets depending on actual performance and the individual’s performance against certain leadership and diversity goals.

In the first 90 days of each year, the Committee reviews and finalizes the performance metric targets and baseline metrics for the plan year. Using the performance metric targets, a performance matrix is created that determines the percentage of the plan’s corporate funding pool that will be earned for the year based on the Company’s actual performance. During this period, our CEO also sets performance goals for each of the Company’s business units. These business unit goals are designed to establish a target performance level that each business unit must achieve in order for the Company to reach the EXCEL performance metrics established by the Committee.

In 2006, the two primary EXCEL performance metrics selected by the Committee were digital revenue and investable cash flow. Digital revenue and investable cash flow are non-GAAP financial measures that the Company believes represent important internal measures of performance. These two primary performance metrics are among the metrics our CEO periodically reports to the investment community. The Committee selected these performance metrics because of their direct correlation with the Company’s digital transformation.

The following abbreviated matrix shows the threshold, target and stretch goals for 2006 and the resulting EXCEL corporate funding pool:

Investable Cash Flow	Digital Revenues
(in millions)	(in millions)
	$7,765	$8,827	$9,244
	(Threshold)	(Target)	(Stretch)
$200 (Threshold)	0%	50%	101%
500 (Target)	50%	100%	150%
695 (Stretch)	100%	150%	200%

The Committee may use its discretion to increase or decrease the size of the corporate funding pool for any year. To guide its exercise of discretion, the Committee considers a set of baseline performance metrics that reflect important elements of the Company’s annual business strategy. These baseline metrics are annually established by the Committee at the same time it finalizes the EXCEL performance metrics and targets for the year. In 2006, these baseline metrics were: execution against the Company’s new business model; advancement of our restructuring plan; performance against cost reduction goals regarding selling, general and administrative costs; and performance against inventory and supply chain goals. In exercising its discretion, the Committee is also guided by the principle of ensuring that incentive payments do not result in unearned windfalls or unfair penalties.

If the Company achieves all of the target goals (investable cash flow and digital revenue in 2006), then the award pool funds at 100%. If either of the threshold goals is not achieved, then, absent the Committee’s exercise of positive discretion, the award pool will not be funded and no bonus will be earned under the EXCEL plan. Results that fall between the dollar amounts shown in the chart will be interpolated to derive a percentage payout. There is no maximum opportunity under the EXCEL plan, although the maximum award payable to any Named Executive Officer under the plan in 2006 is the lesser of 10% of the corporate funding pool, 500% of his or her annual base salary as of December 31, 2005, or $5 million. The highest percentage shown in the performance matrix would require stretch performance.

Our CEO’s and CFO’s EXCEL awards are generally based on the achievement of the Company’s two primary performance metrics, but their actual bonus under the EXCEL plan may be adjusted downward by the Committee based on performance of the baseline metrics described above. The bonus opportunity for other Named Executive Officers is also initially based on the achievement of the Company’s two primary performance metrics and the size of the corporate funding pool. However, the actual bonus earned is determined based on the achievement of business unit goals, where applicable, and upon achievement of individual leadership excellence and diversity goals. After the corporate funding pool level has been determined, our CEO reviews the individual performance of each business unit in comparison to the business unit’s annual goals and allocates a portion of the corporate funding pool to each business unit. Based on this assessment, our CEO may adjust the payout percentage for a Named Executive Officer who heads a business unit. A Named Executive Officer heading a business unit typically receives the same EXCEL award percentage as has been allocated to their business unit. However, our CEO may propose to adjust this based on an executive’s leadership excellence and performance under the Company’s diversity and inclusion strategy. After completing this review, our CEO recommends bonus payouts for all other Named Executive Officers and other EXCEL participants to the Committee. Using our CEO’s recommendations as a starting point, the Committee reviews and authorizes bonuses payable to each of our Named Executive Officers.

Bonuses Awarded for 2006 Performance

In each of the past three years of our Company’s transformation, we have continued to make significant progress against the goals we set. In 2006, we achieved $592 million investable cash flow versus our target goal of $500 million. In addition, our performance against each of the 2006 baseline metrics described above was outstanding:

  Drive SG&A Model. We made significant progress on our cost reduction objectives, reaching an SG&A (Selling, General & Administrative Expenses) rate of 18% of sales. This has resulted in a reduction of $279 million year-over-year, and was slightly below our goal of 17.7%.

  Inventory Reductions. We exceeded the inventory reduction goal by 27%.

  Implement Go-to-Market Strategies Across Consumer Digital Imaging Group and Film Products Group. We reduced the number of retailers and countries we served directly around the world as we redesigned our model for better productivity.

  Restructure Health Group. We successfully concluded the study of strategic alternatives for our Health Group with the signing of an agreement to divest the business to Onex Healthcare Holdings, Inc. for up to $2.55 billion.

  Deliver Graphic Communication Group synergies. We integrated five subsidiaries into Kodak and built a broad portfolio of products while taking the opportunity to leverage infrastructure by over-achieving our target of $85M.

  Advance the Traditional Restructuring Plan. As measured by the Company’s manufacturing and footprint reductions, we accelerated 2007 goals into 2006.

Despite these achievements, we did not achieve our threshold digital revenue goal of $7,765 million. Actual digital revenue for 2006 was $7,687 million, $78 million below the threshold. This resulted primarily from our decision to give priority to digital margin growth over revenue growth in our digital capture business, as we first announced to investors on January 30, 2006. As 2006 progressed, we saw more aggressive digital camera pricing, particularly at the lower price points, than we had anticipated. The Company declined to pursue some consumer digital revenue opportunities where prices were too low or where we did not yet have a product with an appropriate cost basis to compete. The overall revenue impact of these strategic participation decisions on digital cameras was greater than $250 million.

As a result, the Company did not achieve the threshold EXCEL performance metric for digital revenue. Given, however, the performance against the baseline metrics and the Committee’s concurrence that the digital margin decisions were correct decisions to make in the turnaround of consumer digital earnings, the Committee exercised positive discretion and set the funding of the corporate award pool at 81% of target. In arriving at 81% funding of the corporate pool, the Committee considered the revenue that could have been generated had we chosen not to execute a margin growth strategy on digital cameras.

To ensure that all plan awards are fully deductible for U.S. federal income tax purposes, our EXCEL plan states that any positive discretion exercised by the Committee regarding the plan’s performance targets cannot affect the payment of awards to our “covered employees”, as defined in Section 162(m) of the Internal Revenue Code. As a consequence, those employees did not receive a bonus under EXCEL for 2006. However, based on the Company’s achievements under its 2006 baseline metrics as described above, the Committee granted those employees discretionary performance bonuses in February 2007. These bonuses are no greater than bonuses received by other participants under EXCEL based on the funding of the corporate award pool at 81% of target and any additional increase in the payout percentage due to achievement of business unit goals. Unless the Committee provided otherwise, 50% of the bonus award was paid in cash and the remaining 50% was paid in restricted stock that vests over a three-year period subject to an executive’s continued employment. The cash amount of these bonuses awarded to Named Executive Officers for performance in 2006 appear in the Summary Compensation Table on page 43 of this Proxy Statement.

Long-Term Variable Equity Incentive Compensation

The purposes behind our long-term equity incentive compensation program are to align executive compensation with shareholder interests, create significant incentives for executive retention, encourage long-term performance by our executive officers and promote stock ownership. In 2006, the Committee granted our Named Executive Officers long-term variable equity incentive compensation consisting of stock options and performance stock units, known as Leadership Stock. The Committee also granted our Named Executive Officers performance stock units under the 2006 Executive Performance Share Plan. In addition to these equity award programs, the Company granted individual equity awards to certain Named Executive Officers in connection with significant promotions, retention, new hires and outstanding individual achievements that promoted Kodak’s strategic business plan.

Our long-term variable equity incentive programs balance a focus on stock price appreciation and the achievement of strategic business goals. Stock options are designed to compensate our most senior executives for stock appreciation and provide a strong link to shareholder value creation. We believe options are an effective incentive compensation vehicle for those who are most responsible for influencing shareholder value. Leadership Stock is designed to encourage executives to achieve key metrics (e.g., digital earnings from operations) that promote the Company’s digital transformation.

When determining the aggregate annual long-term variable equity awards to each of our Named Executive Officers, the Committee establishes the aggregate value of stock option awards at the same time that it determines the aggregate value of Leadership Stock targets that are to be granted in the next year. The Committee generally makes annual option grants in December of each year at its regularly scheduled meeting. Leadership Stock allocations are also determined at this time for the next performance cycle. The timing of our option awards was selected because it enables the Committee to consider current year performance and expectations for the succeeding year. The Company recently conducted a review of its past stock option granting practices and did not identify any practices that raised concerns. In order to formalize its procedures relating to grants of stock options and other equity awards, the Board of Directors adopted a policy that sets forth procedures for the setting of grant dates, which is discussed on page 41 of this Proxy Statement.

The Committee has no set policy for determining the mix of the form of long-term variable equity incentives granted to our Named Executive Officers. At its regular meeting in December 2006, the Committee determined to grant one-half of the value of our Named Executive Officers’ long-term variable equity incentives in the form of non-qualified stock options and one-half of the value in the form of a target allocation under the Leadership Stock Program for the 2007 performance cycle. Generally, the Committee does not consider prior awards in granting annual long-term variable equity incentive awards.

Long-Term Incentive Gap Closure

In response to the Committee’s findings upon its annual review of our Named Executive Officers’ compensation in 2006, the Committee increased the size of the award of annual stock option grants and Leadership Stock for the 2007 performance cycle to our Named Executive Officers relative to prior years. The Committee determined that this increase was warranted because market data indicated that our executives’ long-term variable equity incentive compensation opportunity was less than the median opportunity for executives in similar positions with similar responsibilities as identified based on the average of two national surveys using companies with gross revenues similar to Kodak.

The Committee assessed the aggregate cost of this increase and determined that the costs and long-term incentive budget as a result of the gap closure were reasonable. In making this determination, the Committee reviewed the long-term equity incentive practices of the following 15 peer group companies based on review with its consultant:

•	Agilent Technologies	•	H.J. Heinz Company	•	Motorola Inc.
•	Caterpillar, Inc.	•	Hewlett-Packard Company	•	Sun Microsystems, Inc.
•	The Clorox Company	•	Honeywell International Inc.	•	Texas Instrument Incorporated
•	E.I. du Pont de Nemours and Company	•	Lexmark International Inc.	•	Xerox Corporation
•	Emerson Electric Co.	•	Lucent Technologies	•	3M Company

The peer group was selected based on the following criteria: 1) market capitalization; 2) revenue; 3) consumer/commercial/high-tech mix; 4) mix of high growth and steady companies; 5) industry similarity; and 6) data availability. In comparing Kodak’s programs to the peer group, the Committee reviewed the value of the Leadership Stock awards granted in January 2006, the 2005 stock option grants and the annualized value of other non-annual equity grants (such as new hire or retention awards) as a percentage of Kodak’s market capitalization. This analysis indicated that the Company’s current practices fell below the median range of our peer group. The Committee determined that increasing the 2006 stock option grants and 2007 Leadership Stock awards granted to our Named Executive Officers to bring their total direct compensation to the level the Committee considers competitive would be reasonable.

Relative Leadership Assessment

Consistent with our leadership excellence strategy that strong individual performance merits superior awards, the number of options and target Leadership Stock annually allocated to our executive officers, including our Named Executive Officers, other than our CEO, may be adjusted upward or downward based on individual performance. The Company’s Relative Leadership Assessment program evaluates our Named Executive Officers’ relative leadership performance and execution of his or her responsibilities as compared to his or her peers within the Company. Leadership performance is assessed against defined leadership qualities and skills. An executive may receive an adjustment upward to as much as 150% of his target shares or his or her incentive opportunity may be completely eliminated based on this assessment. Our CEO makes a recommendation to the Committee regarding the performance of each Named Executive Officer, excluding himself. The Committee has the discretion to accept or reject the CEO’s recommendation and to decide whether or not to apply Relative Leadership Assessment adjustments in connection with annual equity award grants.

Stock Option Program

Since the fall of 2003, only the Company’s corporate officers, including our Named Executive Officers, are eligible for annual option grants. Stock options granted in December 2006 have a seven-year term and become exercisable in three equal annual installments beginning one year after the grant date. All options fully vest upon the third anniversary of the grant date. The exercise price of the options is the mean between the high and low price at which Kodak shares trade on the NYSE on the grant date.

Consistent with the Committee’s strategy to close our Named Executive Officers’ total direct compensation competitive pay gap and to increase the relative percentage of long-term variable equity incentives, the number of options granted to our Named Executive Officers in 2006, which are shown in the Grants of Plan-Based Award Table on page 50 of this Proxy Statement, generally increased over the number granted in 2005.

Leadership Stock Program

All of the Company’s executives, including our Named Executive Officers, are eligible to participate in the Company’s Leadership Stock Program. Awards under this program are granted in the form of performance stock units which, if earned, are paid in the form of shares of Kodak common stock. In 2006 and in prior years, the Leadership Stock Program was based on a two-year performance cycle with a new cycle beginning each January. The program’s awards are exclusively performance-based to further strengthen the relationship between pay and performance. In 2006, the program’s two-year performance cycle was intended to direct the focus of our Named Executive Officers over two calendar years to encourage and reinforce actions leading to achievement of the Company’s long-term strategic plan. The Committee established the performance criteria for each two-year performance cycle in February of the first year of the performance cycle.

Leadership Stock may be earned by our executives at the end of the two-year performance cycle if the Company achieves the aggregate performance target established for the two-year cycle. The actual number of stock units earned by an executive is based on the executive’s target allocation multiplied by the applicable performance percentage based on the Company’s performance. Any unearned units are forfeited at the end of the two-year performance period. The payment of any stock units earned under the program for any performance cycle is delayed for one year contingent on the executive’s continued employment with the Company, except in limited termination of employment circumstances, such as retirement, death, disability or an approved reason. During this one-year vesting period, dividend equivalents accrue on the stock units, but payment of the dividends is also subject to this one-year vesting period. At the end of the one-year period, the stock units and the dividend equivalents earned on these stock units are paid to the executive in the form of shares of Company stock.

The Committee redesigned our Leadership Stock Program for the performance period beginning in 2007. The 2007 performance cycle has a one-year performance cycle and a two-year vesting period. The Committee believes that, during the Company’s digital transformation, a one-year performance cycle will permit the Committee to more effectively set targets to motivate our Named Executive Officers to achieve the Company’s strategic business plan of digital transformation. In other respects, the 2007 performance cycle will operate substantially similar to prior performance cycles.

2005-2006 Performance Cycle

For the 2005-2006 Leadership Stock Program performance cycle, the program’s sole performance metric was initially set as Company operational earnings per share. This performance metric was changed in October 2005 in light of the Company’s announcement in July 2005 that it would no longer report operational earnings per share. As a result, the Committee changed the performance metric for this performance cycle to digital earnings from operations (DEFO). DEFO is a non-GAAP performance metric that measures total earnings of the Company’s digital strategic products included within earnings from continuing operations, before: 1) restructuring charges, 2) interest, 3) other income charges and 4) income taxes. This performance metric was selected to further encourage and reinforce executive actions implementing the Company’s transition to a digital company.

In order to receive a payout under the plan, the Company’s aggregate DEFO for the two-year performance period was required to be greater than $750 million. In order for participants to receive 100% of their target allocation, the Company would need to achieve DEFO equal to $1.075 billion. To receive the maximum payout under the plan, equal to 200% of each participant’s target allocation, the Company’s aggregate DEFO would need to reach $1.4 billion.

The Company did not reach the threshold performance target under the plan for the 2005-2006 performance cycle. Consequently, no shares were earned by any executives, including our Named Executive Officers for this cycle.

2006-2007 Performance Cycle

For the 2006-2007 Leadership Stock Program performance cycle, the Committee also established DEFO as the single performance metric for the plan. As with the prior performance cycle, awards are earned under the plan based on an executive’s allocation multiplied by the applicable performance percentage. The maximum number of performance stock units that may be earned by an executive is 200% of the executive’s targeted share allocation.

As determined by the Committee in March 2006, in order to achieve any payout under the plan, the Company’s aggregate DEFO for the two-year period from January 1, 2006 to December 31, 2007 will need to be greater than $750 million. In order for participants to receive 100% of their target allocation, the Company’s DEFO will need to equal $1 billion. To receive the maximum payout under the plan, equal to 200% of each participant’s target allocation, the Company’s aggregate DEFO will need to reach $1.15 billion. If results fall between these DEFO targets, the Committee will determine the percentage payout based on interpolation. Given the pending divestiture of our Health Group, the Committee may, to the extent permitted by the plan, adjust the actual Company results for the two-year period to reflect the divestiture.

The amount of shares earned by our Named Executive Officers for the 2006-2007 performance cycle cannot be determined at this time. However, the award allocations that would be payable to each Named Executive Officer for the 2006-2007 cycle, assuming target and maximum DEFO performance is achieved and the vesting period is satisfied, are shown in the Grants of Plan-Based Awards Table on page 50 of this Proxy Statement. As a result of the Committee’s policy to increase the long-term variable equity incentive component of each Named Executive Officer’s total direct compensation, the target range for each Named Executive Officer for the 2006-2007 performance cycle was increased by 25% over the 2005-2006 performance cycle. Certain of our Named Executive Officers, other than our CEO, also received an additional upward adjustments to the target award size based on their individual performance under the Company’s Relative Leadership Assessment program described above.

2006 Executive Performance Share Program

In May 2006, the Committee adopted the 2006 EPSP under the Company’s 2005 Omnibus Long-Term Compensation Plan. The EPSP grants performance stock units payable in shares of Kodak stock to executives upon achievement of performance goals and after a one-year vesting period is satisfied.

The program was designed to motivate and reinforce our executives’ focus on improving the Company’s digital operating margin. Digital operating margin is a percentage obtained by dividing “digital earnings from operations” by “digital revenue.” Digital operating margin, the sole performance metric for the EPSP, was selected by the Committee because it is a key metric in the achievement of the Company’s current business strategy of digital transformation and links executives’ interests with shareholders’ interests. These awards also encourage executive retention since the payment of any stock units earned under the program is delayed for one year contingent on the executive’s continued employment with the Company, except in limited termination of employment circumstances, such as retirement, death, disability or an approved reason.

Each eligible executive, including our Named Executive Officers, received an allocation under the plan equal to 50% of their allocation under the 2006-2007 performance cycle of the Leadership Stock Program. The actual number of shares to be received under the EPSP is based on an executive’s allocation multiplied by the applicable performance percentage. The maximum number of performance shares that may be earned by an executive is 120% of the executive’s share allocation.

The threshold, target and maximum number of shares allocated to our Named Executive Officers under the 2006 EPSP are shown in the Grants of Plan-Based Awards Table on page 50 of this Proxy Statement. In order to earn any shares under the plan, the Company’s Digital Operating Margin for 2006 needed to be greater than 3.6%. In order for participants to receive 100% of their target allocation, the Company’s Digital Operating Margin needed to equal 4.6%. To receive the maximum payout under the plan, equal to 120% of each participant’s target allocation, the Company needed to achieve a Digital Operating Margin of 5.0%.

In 2006, the Company achieved a Digital Operating Margin equal to 4.5%, which corresponds to a payout percentage of 95%. The performance stock units earned by our Named Executive Officers under the 2006 EPSP are reflected in the Outstanding Equity Awards at Fiscal Year-End 2006 Table on page 54 of this Proxy Statement.

Initial Hire Grants and Ad Hoc Awards

In addition to annual equity awards, our Named Executive Officers may receive stock options and time-based restricted stock grants in connection with the commencement of their employment, as a result of a promotion or for retention purposes. The Committee, in consultation with its independent consultant, determines the size of these awards based on market data. The objectives of these grants are to encourage hiring, retention and stock ownership and to align an executive’s interest with those of our shareholders. In certain instances, new hire grants were designed to replace equity compensation forfeited by an executive when terminating their prior employment to accept employment with Kodak. On occasion, the Committee also grants one-time, ad hoc option awards to reward an executive for superior individual performance. Any non-annual equity awards granted to Named Executive Officers in 2006 are shown in the Grants of Plan-Based Awards Table on page 50 of this Proxy Statement.

In 2006, the grant date for these awards was the effective date of employment or, in connection with a promotion, the date the Committee approved the grant. As a result of the Board’s adoption of the new Equity Award Policy, effective as of January 1, 2007, the grant date of any options awarded to a newly hired executive will be the date of the next regularly scheduled Committee meeting after the first date of his or her employment. The grant date for any ad hoc option awards to our executives will continue to be the date the Committee approved the award, if the award was approved in a meeting. If the award is approved by unanimous written consent of the Committee, the grant date of the award will be the date of the next regularly scheduled Committee meeting following the date of the Committee’s written consent.

CEO EVALUATION AND COMPENSATION

Evaluation of CEO

Early this year, the Board implemented a number of enhancements to its CEO evaluation process. Under this revised process, the Presiding Director of the Board, the Chair of the Compensation Committee and the Chief Human Resources Officer lead the annual process of assessing the performance of the Chief Executive Officer. In February each year, a written self-assessment of performance versus the business plan of record is completed by the CEO. The written assessment is sent to the full Board for review. Later in the same month, the Chief Human Resources Officer interviews each member of the Board to collect feedback against an established set of criteria, including reaction to the CEO self-assessment and the Company’s leadership imperatives. All input is summarized and reviewed by the Presiding Director and the Chair of the Compensation Committee, who are responsible for delivering feedback to the CEO. The Committee takes the evaluation results into consideration in determining the appropriateness of the individual performance award level of the CEO.

CEO Compensation

Each year, the Committee requests its external consultant to assess the market competitiveness of the total compensation paid to Mr. Perez compared to that of national survey data reflecting peer CEO compensation. In July 2006, the analysis of the national survey data showed that Mr. Perez was paid below the median. The external consultant recommended increases in long-term incentive target grant amounts to close the market-competitive gap for Mr. Perez. These recommendations were developed with the Chair of the Compensation Committee and Company management. In addition, the external consultant reviewed the costs of the long-term incentive recommendation and concluded that they were reasonable from a share utilization and cost perspective. The Committee reviewed the recommendations in October 2006 and approved them in December 2006. Please see page 36 of this Proxy Statement for further explanation of the long-term incentive gap closure.

Mr. Perez’s Base Salary

Mr. Perez annual base salary is $1,100,000. In February 2007, the Committee took into consideration the long-term equity increase associated with the market-competitive gap closure and decided that Mr. Perez’s base salary will not be increased in 2007. Mr. Perez’s base salary has not changed since May 10, 2005, when the Committee approved the increase associated with his promotion to CEO.

Mr. Perez’s 2006 EXCEL Award

Mr. Perez did not receive a bonus under the EXCEL plan in 2006. However, based on the Company’s achievements and in consideration of the same factors used to determine the EXCEL corporate award pool, the Committee granted Mr. Perez a discretionary bonus of $1,381,050, which is based on the corporate award pool of 81% of target. Please see pages 34-35 of this Proxy Statement for details on the 2006 EXCEL results and the NEO discretionary bonuses. Mr. Perez received 50% of this bonus in cash, and 50% was paid in restricted stock which ratably vests over three years. The grant date of the restricted shares was February 27, 2007.

Mr. Perez’s 2006 Equity Awards

The Company’s performance for the 2005-2006 Leadership Stock cycle did not reach the threshold performance target. Consequently, Mr. Perez did not earn any shares under this plan. For the 2006 EPSP, Mr. Perez earned 30,281 shares with a one-year vesting period, which is equal to 95% of target. The Committee approved a 2006 stock option grant of 314,530 options, which have a seven-year term and vest ratably over a three-year period. The Committee also approved a 2007 Leadership Stock allocation of 100,650 performance units for the 2007 performance cycle. The total value of the 2006 stock option grant and the 2007 Leadership Stock allocation equal the value of the market-competitive gap closure approved by the Committee.

Mr. Perez’s Benefits and Perquisites

According to the terms of Mr. Perez’s hiring agreement, Mr. Perez is eligible to participate in the Company’s cash balance benefit under the Kodak Retirement Income Plan. In addition, Mr. Perez is eligible for an enhanced retirement benefit, which is described on page 60 of this Proxy Statement. Mr. Perez is also provided financial planning, an executive physical, home security systems and services and personal umbrella insurance benefits. The Company requires Mr. Perez to use Company transportation for security reasons.

Mr. Perez’s Severance Benefits Associated with a Change-in-Control

Mr. Perez is eligible to receive change-in-control benefits under the Company’s Executive Protection Plan. Our Executive Protection Plan provides Mr. Perez severance benefits and one-year continuation of medical, dental and life insurance benefits if his employment is terminated without “cause” or for “good reason” during the two-year period following a change-in-control. Mr. Perez is entitled to benefits under the plan if he terminates employment for any reason during the 30-day period commencing 23 months after a change-in-control. Details of these benefits are found in the Change-in-Control Severance Payments Table on page 72 of this Proxy Statement.

Mr. Perez’s Stock Ownership Requirements

Mr. Perez has met the guideline for Kodak stock ownership. Please see page 42 of this Proxy Statement.

OTHER COMPENSATION ELEMENTS

Retirement Plan Program

In addition to our tax-qualified defined benefit plan (KRIP) and tax-qualified defined contribution plan (Savings & Investment Plan), which cover virtually all U.S. employees, the Company provides supplemental retirement benefits to our Named Executive Officers under the Kodak Unfunded Retirement Income Plan (KURIP) and the Kodak Excess Retirement Income Plan (KERIP). Both plans are unfunded, unsecured obligations of the Company. KERIP is an unfunded excess benefit plan that is designed to provide our executives with pension benefits that make up for the limitations under the Internal Revenue Code on allocations and benefits that may be paid under the Company’s tax-qualified defined benefit plan. The KURIP plan is also an unfunded plan that is also designed to provide supplemental retirement benefits for our Named Executive Officers and other executives. The benefit payable under KURIP is designed to provide our Named Executive Officers with benefits that would not be available under the Company’s qualified retirement plans as a result of tax code limitations under Section 401(a)(17) of the Internal Revenue Code and/or because deferred compensation is ignored for purposes of calculating benefits under our tax-qualified defined contribution and defined benefit plans. None of our Named Executive Officers has an accumulated benefit under the KERIP supplemental pension plan. The accumulated benefit provided to our Named Executive Officers under the KURIP supplemental pension plan is shown in the Pension Benefits Table on page 58 of this Proxy Statement. For further information regarding how benefits are calculated under each plan, see the discussion below the Pension Benefits Table on page 58 of this Proxy Statement.

The Company believes that our pension plan and non-qualified supplemental pension plans enhance our executive compensation package. The primary objective of our pension plans is to attract and retain our employees.

Supplemental Individual Retirement Arrangements

We have also entered into individual agreements with our Named Executive Officers to provide additional retirement benefits beyond those available under our tax-qualified pension plan and supplemental retirement plans described above. For some of our Named Executive Officers, these agreements provide for additional years of service in calculating their benefits under KRIP and KURIP. These individual arrangements were necessary to attract and retain certain Named Executive Officers who would have a lesser Kodak pension due to their short service with the Company. The benefits provided to our Named Executive Officers under any individual retirement agreement are described following the Pension Benefits Table on page 58 of this Proxy Statement.

Deferred Compensation Plan

The Company maintains a deferred compensation plan for its executives, known as the Eastman Kodak Company 1982 Executive Deferred Compensation Plan. The plan permits the Company’s executives to defer a portion of their base salary and annual bonus awards. Each fall, the Company’s executives may elect to defer base salary for the following year and up to a portion of any bonus earned under EXCEL the following year. The plan is intended to promote retention by providing our Named Executive Officers with a long-term savings opportunity on a tax-preferred basis. The plan’s benefits are neither funded nor secured.

The plan only has two investment options, an interest-bearing account that pays interest at the prime rate and a Kodak phantom stock account. Any amounts earned by a Named Executive Officer as a result of “above-market” rates under the interest-bearing account in 2006 are shown in the Summary Compensation Table on page 43 of this Proxy Statement. The accumulated amount of deferred compensation of our Named Executive Officers under the plan is shown in the Non-Qualified Deferred Compensation Table on page 61 of this Proxy Statement.

Perquisites

The Company does not provide any significant perquisites other than those that are related to personal security. The primary perquisites our Named Executive Officers receive are executive physicals, financial planning services, home security services, personal excess liability coverage and occasional use of the Company’s driver service. Our Named Executive Officers, other than our CEO, also upon occasion, with CEO approval, use corporate aircraft with their spouses for personal travel. Due to our executive security program, the Company requires our CEO to use Company aircraft for all air travel, whether personal or business. The Company provides most of these perquisites primarily for security related reasons, to maximize an executive’s time spent on Kodak business or to attract and retain our Named Executive Officers. The compensation attributed to our Named Executive Officers for 2006 and required to be reported for these perquisites is included in the Summary Compensation Table on page 43 of this Proxy Statement.

SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

Severance Arrangements

Our Named Executive Officers are responsible for the continued success of the Company and the execution of the Company’s strategic plan to transform the Company from a traditional products and services company to a digital company. The Committee believes that it is important to provide our senior management some measure of financial security in the event their employment is terminated without cause. Most of our Named Executive Officers have an individual severance agreement that provides various severance benefits in the event their employment is terminated under various circumstances. These individual severance arrangements were negotiated at the time each Named Executive Officer commenced employment with the Company or later in connection with entering into retention agreement to provide for the executive’s continued employment and are consistent with guidelines established by the Committee for our Named Executive Officers. Especially during the Company’s digital transformation process, our severance arrangements are designed to serve as a retention tool and to eliminate any reluctance of executives and employees to implement the Company’s strategic plan. In certain instances, an executive’s successful completion of his or her responsibilities may result in the elimination of his/her job. Our severance arrangements also provide an incentive for individuals to sign a release of claims against the Company, to refrain from competing with the Company and to cooperate with the Company both before and after their employment is terminated.

For Mr. Perez, severance benefits are payable in the event his employment is terminated by the Company without “cause” or Mr. Perez for “good reason.” Messrs. Faraci, Brust and Sklarsky and Ms. Hellyar are entitled to severance benefits for termination without “cause” under their individual agreements with the Company. Ms. Hellyar and Mr. Sklarsky are entitled to severance upon their long-term disability. The definitions of “cause” vary slightly among the executive’s employment agreements. When approving any employment agreement, the Committee focuses on the severance triggers relative to each executive’s position and responsibilities.

Our severance arrangements with our Named Executive Officers also provide for the treatment of other compensation provided under the Company’s annual bonus plan, equity plans and retirement plans. For additional information regarding the potential severance benefits payable to our Named Executive Officers under various circumstances, as well as the severance benefits paid in 2006, see the description under the Severance Benefits Tables beginning on page 67 of this Proxy Statement.

Change-in-Control Arrangements

Consistent with our compensation philosophy, we believe that the interests of our shareholders are best served if the interests of our senior management are aligned with theirs. To this end, our Executive Protection Plan, which the Company adopted in 1992, provides for enhanced change-in-control severance benefits for our Named Executive Officers to reduce any reluctance of our Named Executive Officers to pursue potential change-in-control transactions and to promote the continued employment and dedication of our Named Executive Officers without distraction. The Committee believes that these change-in-control benefits also encourage smooth transition of management in the event of a change-in-control. The Committee reviews the provisions of the Executive Protection Plan periodically to balance the costs of the plan against the benefit provided to the Company. The Committee last reviewed the benefits offered to Named Executive Officers under the plan in 2005 and, in the context of the operating circumstances, the Committee decided to maintain the current plan without change and re-evaluate it at a subsequent date.

Our Executive Protection Plan provides severance pay and continuation of certain welfare benefits for our Named Executive Officers if their employment is terminated without “cause” or for “good reason” during the two-year period following a change-in-control, and in some cases prior to a change-in-control. Our CEO will also be entitled to benefits under the plan if he or she terminates employment for any reason during the 30-day period commencing 23 months after a change-in-control.

Certain of our other compensation plans also provide enhanced benefits to our Named Executive Officers after a change-in-control without termination of employment. These benefits are designed to provide our Named Executive Officers with the opportunity to realize the benefits under these plans after a change-in-control. Additional plan terms and the treatment of any benefits after a change-in-control under the Company’s retirement plans, deferred compensation plan, EXCEL plan and equity incentive plans are described below in the Change-In-Control Severance Payments Table on page 72 of this Proxy Statement. The potential change-in-control payments that would be payable to Named Executive Officers in the event of a hypothetical termination of employment as of December 31, 2006, in connection with a change-in-control are shown in the Change-In-Control Severance Payments Table on page 72 of this Proxy Statement.

ADDITIONAL EXECUTIVE COMPENSATION PRINCIPLES

Use of Tally Sheets

In 2006, the Committee reviewed all components of our Named Executive Officers’ compensation using various tools, including tally sheets prepared by the Committee’s independent consultant. The tally sheets provided a comprehensive view of each Named Executive Officer’s compensation in a three-part analysis. First, the tally sheets provided an estimate of projected 2006 compensation, including total cash compensation, the total value of annual long-term equity incentive awards and the value of benefits and perquisites received by each Named Executive Officer. Second, the tally sheets projected the value of stock awards held by each Named Executive Officer at three different assumed stock prices ($21, $28 and $40) as determined by the Committee’s independent compensation consultant. Third, the tally sheets provided a summary of severance benefits as of December 31, 2006 under various leaving scenarios. The Committee conducted this review in order to holistically assess our Named Executive Officers’ total compensation and, in the case of severance and change-in-control scenarios, the potential payouts.

Policy on Qualifying Compensation

When designing all aspects of compensation, the Company considers the impact of tax treatment, but the primary factor influencing program design is the support of business objectives. Annual bonuses payable under our EXCEL plan are designed to satisfy the requirements for performance-based compensation as defined in Section 162(m) of the Internal Revenue Code. Stock options and Leadership Stock are also intended to satisfy the requirements for performance-based compensation as defined in Section 162(m). Awards earned under the Company’s 2006 Executive Performance Share Program do not qualify as performance-based compensation within the meaning of Section 162(m) and therefore may not be fully deductible by the Company. Additionally, in modifying the performance criteria for the 2005-2006 Leadership Stock Program, the Committee recognized that any awards earned under this plan would no longer satisfy the requirements for performance-based compensation as defined in Section 162(m) and would not be fully deductible. However, the Committee determined that the loss of IRS Code Section 162(m) deductibility was not a decisive factor for either plan because Kodak was not expected to have a significant tax liability in 2006.

Given the fact that bonuses for 2006 performance were awarded to Named Executive Officers in lieu of the EXCEL plan, these bonuses would not qualify as performance-based compensation within the meaning of Section 162(m).

Share Ownership Program

In order to link the interests of our executives with those of our shareholders, the Company has a share ownership program. All executive officers are required to retain a specified percentage of shares attributable to stock option exercises or the vesting or earn-out of full value shares (such as restricted shares or Leadership Stock) until they attain specified ownership levels, which are expressed below as a multiple of base salary. To the extent that an executive has not satisfied his or her share ownership level, any restricted stock units awarded under our Leadership Stock program or EXCEL bonus paid in shares above an executive’s target must be retained by the executive. Restricted stock, restricted stock units, any shares held in the executive’s account under Kodak’s Employee Stock Ownership Plan or Savings & Investment Plan, and any “phantom stock” selected by an executive as an investment option in the Executive Deferred Compensation Plan count toward meeting the executive’s share ownership requirement.

Our Named Executive Officers have the following share ownership requirements:

Level	Salary Multiple	Retention Ratio
Mr. Perez	5x	100%
Mr. Sklarsky	3x	75%
Mr. Brust
Mr. Langley	2x	75%
Mr. Faraci
Ms. Hellyar
Mr. Meek

■ Compensation of Named Executive Officers

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation of each of our Named Executive Officers for the fiscal year ended December 31, 2006.

							Change in
							Pension Value
						Non-Equity	and Deferred
Name and	Fiscal			Stock	Stock	Incentive	Comp	All Other
Principal Position	Year	Salary (1)	Bonus	Awards (2)	Options (3)	Comp (4)	Earnings (5)	Comp (6)	Total
A. M. Perez Chairman & CEO	2006	$1,096,168	$690,525 (9)	$1,399,982	$1,704,007	$0	$3,214,598	$ 269,020	$8,374,300
F. S. Sklarsky EVP, CFO (7)	2006	91,986	75,000 (10)	74,781	78,333	0	18,303	2,539	340,942
R. H. Brust EVP, Former CFO	2006	745,395	562,378 (11)	346,265	261,340	0	1,689,235	612,082	4,216,695
J. T. Langley SVP, President - GCG	2006	498,258	150,550 (12)	160,299	291,079	490,000	171,160	58,400	1,819,746
P. J. Faraci SVP, President - CDG	2006	518,188	130,572 (9)	179,631	381,227	0	319,305	42,614	1,571,537
M. J. Hellyar SVP, President - FPG	2006	484,843	130,634 (9)	211,734	279,322	0	1,102,430	10,349	2,219,312
Former Executive
D. T. Meek (8) SVP, Director - GM&L	2006	258,711	125,550 (13)	115,681	402,276	0	25,214	1,576,084	2,503,516

(1)	This column reports base salary earned by each of our Named Executive Officers in 2006.

(2)	This column reports the amount expensed under SFAS 123R for all stock awards (including Leadership Stock, Restricted Stock and 2006 EPSP) in 2006. The amounts disclosed include awards granted in 2006 and awards granted in prior years.

(3)	This column reports the amount expensed for all stock options under SFAS 123R in the current year, including options granted in 2006 and options granted in prior years. The assumptions used to compute the value of stock options reported in the column are:

	Named Executive Officer Receiving the Award
		Risk-Free Interest Rate (%)	Expected Option Life (Years)	Expected Volatility (%)	Expected Dividend Yield (%)
Grant Date
April 2, 2003	A. M. Perez	3.5	7	35	5.8
November 19, 2003	A. M. Perez ,	3.8	7	35	1.8
	R. H. Brust,
	J. T. Langley,
	M. J. Hellyar, and
	D. T. Meek
May 3, 2004	D. T. Meek	2.5	4	40	1.8
December 6, 2004	P. J. Faraci	3.3	4	36	1.6
December 10, 2004	A. M. Perez,	3.3	4	36	1.6
	R. H. Brust,
	J. T. Langley,
	M. J. Hellyar, and
	D. T. Meek
January 17, 2005	M. J. Hellyar	3.6	4	36	1.5
May 12, 2005	P. J. Faraci	3.6	4	35	1.8
June 1, 2005	A. M. Perez,	3.6	4	35	1.8
	R. H. Brust,
	J. T. Langley,
	P. J. Faraci,
	M. J. Hellyar, and
	D. T. Meek
December 7, 2005	A. M. Perez and	4.5	7	35	2.1
	R. H. Brust
December 7, 2005	J. T. Langley,	4.4	5	34	2.2
	P. J. Faraci,
	M. J. Hellyar, and
	D. T. Meek
February 1, 2006	P. J. Faraci	4.8	5	34	1.9
December 12, 2006	A. M. Perez and	4.5	7	35	1.9
	F. S. Sklarsky
December 12, 2006	J. T. Langley,	4.5	5	33	2.0
	P. J. Faraci, and
	M. J. Hellyar

(4)	Most Named Executive Officers did not receive any non-equity incentive compensation in 2006 because no EXCEL bonuses were paid for 2006 performance. For Mr. Langley, this column reports his award for the 2006 performance period under his individual incentive plan.

(5)	This column reports the aggregate change in the present value of the Named Executive Officer’s accumulated benefits under all defined benefit and pension plans, if any, and estimated above-market interest, if any, on deferred compensation balances. For Mr. Perez, this amount includes an aggregate change in pension value of $3,192,022 and above-market interest of $22,576. For Mr. Sklarsky, this amount includes an aggregate change in pension value of $18,303. For Mr. Brust, this amount includes an aggregate change in pension value of $1,689,235. For Mr. Langley, this amount includes an aggregate change in pension value of $144,232 and above-market interest of $26,928. For Mr. Faraci, this amount includes an aggregate change in pension value of $319,305. For Ms. Hellyar, this amount includes an aggregate change in pension value of $1,098,877 and above-market interest of $3,553. For Mr. Meek, this amount includes above-market interest of $25,214.

(6)	The table below shows the components of the All Other Compensation column, which include a Company match for each Named Executive Officer’s 401(k) plan contributions, tax gross-ups, perquisites, loan forgiveness to Mr. Brust and certain severance payments payable to Mr. Meek. Perquisites for 2006 are valued at their incremental cost to the Company. We calculate the incremental cost to the Company of any personal use of the corporate aircraft based on the direct operating costs to the Company, including fuel costs, FBO handling fees, vendor maintenance costs, catering, travel fees and other miscellaneous costs. Fixed costs that do not change based on usage, such as salaries and benefits of crew, training of crew, taxes, and general maintenance and repairs, are excluded.

								Total All Other Compensation
Name	401(k) Match	Tax Gross-ups		Perquisites		Loan Forgiveness	Severance Costs
A. M. Perez	$			$$269,020	(b)			$269,020
F. S. Sklarsky		1,856	(a)	683				2,539
R. H. Brust	6,300	1,857	(a)	42,925	(c)	$ 561,000 (h)		612,082
J. T. Langley	6,300			52,100	(d)			58,400
P. J. Faraci	6,300			36,314	(e)			42,614
M. J. Hellyar				10,349	(f)			10,349
D. T. Meek		511	(a)	11,068	(g)		$1,564,505 (i)	1,576,084

(a)	These amounts represent tax reimbursements on income imputed to the Named Executive Officers.

(b)	For Mr. Perez, this amount includes $236,128, the incremental cost to the Company of Mr. Perez’s use of the corporate aircraft for personal purposes. Due to our executive security program, the Company requires Mr. Perez to use Company aircraft for all travel, whether personal or business. The amount in this column also includes Company-paid expenses for family members to accompany Mr. Perez at two events that the Company sponsors for promotional purposes, personal use of the Company’s driver services, executive protection, home security systems and services, personal IT support, umbrella insurance coverage, an executive physical, and financial planning. In addition, Mr. Perez’s family members occasionally accompanied him on business trips and on trips when he uses the corporate aircraft for personal purposes, at no additional cost to the Company.

(c)	For Mr. Brust, this amount includes $28,033, the incremental cost to the Company of Mr. Brust’s use of the corporate aircraft for personal purposes. The amount in this column also includes Company-paid personal use of the Company’s driver services, tickets for Mr. Brust and family members for entertainment, home security systems and services, personal IT support, photographic equipment, umbrella insurance coverage, a retirement gift, and an executive physical. In addition, Mrs. Brust occasionally accompanied Mr. Brust on business trips and on trips when he uses the corporate aircraft for personal purposes, at no additional cost to the Company.

(d)	For Mr. Langley, this amount includes Company-paid personal use of the corporate aircraft, personal use of the Company’s driver services, airfare and other travel costs for personal trips for Mr. and Mrs. Langley, home security systems and services, umbrella insurance coverage, and expenses for Mrs. Langley to accompany Mr. Langley at an event the Company sponsors for promotional purposes. In addition, Mrs. Langley occasionally accompanied Mr. Langley on business trips and on trips when he used the corporate aircraft for personal purposes, at no additional cost to the Company.

(e)	For Mr. Faraci, this amount includes $28,694, the incremental cost to the Company of Mr. Faraci’s use of the corporate aircraft for personal purposes. The amount in this column also includes Company-paid personal use of the Company’s driver services, home security systems and services, umbrella insurance coverage, and an executive physical. In addition, Mrs. Faraci accompanied Mr. Faraci on the occasion when he used the corporate aircraft for personal purposes, at no additional cost to the Company.

(f)	For Ms. Hellyar, this amount includes Company-paid personal use of the Company’s driver services, home security systems and services, umbrella insurance coverage, an executive physical and financial planning.

(g)	For Mr. Meek, this amount includes tickets for Mr. Meek and family members for entertainment, home security systems and services, photographic equipment, umbrella insurance coverage, a retirement gift, and financial planning.

(h)	For Mr. Brust, this amount represents $561,000 of principal and interest forgiven in connection with the loan from the Company described on page 47 of this Proxy Statement.

(i)	For Mr. Meek, the amount represents $1,395,000 accrued in 2006 for his performance award payable in Kodak shares in 2008 as described on page 53 of this Proxy Statement, $107,197 of accrued vacation paid to Mr. Meek upon his retirement and $62,308 of severance paid pursuant to the severance allowance described on page 66 of this Proxy Statement.

(7)	Mr. Sklarsky was hired by the Company in October 2006.

(8)	Mr. Meek ceased to be an employee of the Company effective June 30, 2006.

(9)	Represents a discretionary performance bonus received for 2006, granted by the Compensation Committee on February 27, 2007. One-half of the discretionary bonus was paid in cash, which is reported above. The remainder of the bonus was paid in restricted stock, one-third of which will vest on each anniversary of the grant date of the award and has a grant date fair value of $24.24. The restricted stock portion of the discretionary bonus is not reported in these tables because the restricted stock was granted in 2007.

(10)	Represents a discretionary bonus received for 2006 pursuant to the terms of Mr. Sklarsky’s offer letter dated September 19, 2006.

(11)	Mr. Brust’s bonus payments include a discretionary performance bonus for 2006 of $382,378, granted by the Compensation Committee on February 27, 2007, and a retention bonus of $15,000 per month, which totaled in the aggregate $180,000.

(12)	Represents a $25,000 payment, a portion of a sign-on bonus, per Mr. Langley’s August 2003 agreement, and a discretionary performance bonus received for 2006, granted by the Compensation Committee on February 27, 2007. One-half of the discretionary bonus was paid in cash, which is reported above. The remainder of the bonus was paid in restricted stock, one-third of which will vest on each anniversary of the grant date of the award and has a grant date fair value of $24.24. The restricted stock portion of the discretionary bonus is not reported in these tables because the restricted stock was granted in 2007.

(13)	Mr. Meek received a discretionary cash performance bonus for 2006, based on his six months of service to the Company.

EMPLOYMENT CONTRACTS AND ARRANGEMENTS

Antonio M. Perez

The Company employed Mr. Perez as President and COO under an offer letter dated March 3, 2003. On May 10, 2005, in connection with Mr. Perez’s election as Chief Executive Officer and Chairman of the Board, the terms of his employment were amended. In addition to the compensation described elsewhere in this Proxy Statement, under his offer letter, as amended, Mr. Perez is eligible to receive a base salary of $1,100,000 and a target award under the EXCEL plan of 155% of his base salary. Mr. Perez is eligible to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that are provided to other senior executives of the Company. In addition, Mr. Perez is eligible to receive an enhanced pension benefit, which is described on page 60 of this Proxy Statement. Mr. Perez’s letter agreement was amended on February 27, 2007 to provide that his enhanced pension benefit will vest when he turns age 65, consistent with the Company’s mandatory retirement policy for our corporate officers. The amended letter agreement also provides that if Mr. Perez is terminated before June 1, 2007, he will receive his enhanced pension benefit in a monthly annuity, with payments beginning the first month following the six-month anniversary of Mr. Perez’s termination and continuing until the end of 2007, with the remainder paid in a lump sum on or after January 1, 2008. However, if Mr. Perez is terminated after January 1, 2008, he will receive his enhanced pension benefit in a lump sum following the six-month anniversary of his termination. The term of Mr. Perez’s employment is indefinite, but he will be eligible to receive certain severance benefits in connection with termination of his employment under various circumstances. For information regarding his potential severance payments and benefits, please read the narrative descriptions and tables below, beginning on page 63 of this Proxy Statement.

Frank S. Sklarsky

The Company employed Mr. Sklarsky as Chief Financial Officer under an offer letter dated September 19, 2006, which was further amended on September 26, 2006. In addition to the compensation described elsewhere in this Proxy Statement, under his offer letter, as amended, Mr. Sklarsky is eligible to receive a base salary of $600,000 and a target award under the EXCEL plan of 75% of his base salary. For the 2006 plan year, Mr. Sklarsky was eligible to receive a cash award equal to $75,000, less any amount actually received under the EXCEL plan for the 2006 performance period. Mr. Sklarsky is eligible to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that are provided to other senior executives of the Company. In addition, Mr. Sklarsky is eligible to receive an enhanced retirement benefit, which is described under the Pension Benefits Table on page 58 of this Proxy Statement. The term of Mr. Sklarsky’s employment is indefinite, but he will be eligible to receive certain severance benefits in connection with termination of his employment under various circumstances. For information regarding his potential severance payments and benefits, please read the narrative descriptions and tables below, beginning on page 63 of this Proxy Statement.

Robert H. Brust

On January 31, 2007, Mr. Brust separated from service with the Company in accordance with his planned retirement on February 1, 2007. The Company employed Mr. Brust under an offer letter dated December 20, 1999, that was most recently amended on March 7, 2005, when the Company and Mr. Brust entered into a retention agreement to induce Mr. Brust to remain employed with the Company at least through January 3, 2007.

Prior to his retirement in 2007, under his retention agreement, as amended, Mr. Brust was eligible to receive a monthly cash retention benefit of $15,000 for each full month of continuous and active employment with the Company during 2006, up to a maximum retention payment of $180,000, subject to proration in certain limited circumstances. Pursuant to his offer letter, Mr. Brust was also eligible to an enhanced retirement benefit, which is described under the Pension Benefits Table on page 58 of this Proxy Statement. Mr. Brust’s retention letter also provided for a special severance benefit. For information regarding the severance payments and benefits that may have been payable in connection with termination of his employment in 2006 under various circumstances, please read the narrative descriptions and tables below, beginning on page 63 of this Proxy Statement.

In connection with Mr. Brust’s commencement of employment under his December 20, 1999 offer letter, the Company agreed to pay Mr. Brust $3,000,000 because he forfeited 75,000 restricted shares of his former employer’s common stock as a result of accepting employment with the Company. The arrangement was structured as a loan, the balance of which would be forgiven over time, to incent Mr. Brust to continue his employment with the Company and provide him favorable tax treatment. The loan, which was evidenced by a promissory note dated January 6, 2000, bore interest at a rate of 6.21% per annum, the applicable federal rate for mid-term loans, compounded annually, in effect for January 2000. A portion of the principal and all of the accrued interest on the loan was forgiven on each of the first seven anniversaries of the loan. Mr. Brust was not entitled to forgiveness on any anniversary date if he voluntarily terminated his employment or was terminated for cause on or before the anniversary date. As shown in the Summary Compensation Table above, in 2006, the Company forgave a portion of the principal and interest due under this loan. The remaining balance of the loan, $500,000, and all accrued interest was forgiven on January 6, 2007, under the arrangement’s terms.

James T. Langley

The Company employed Mr. Langley under an offer letter dated August 12, 2003. Under his agreement, Mr. Langley is eligible to receive a base salary of $500,000 and a target award under the EXCEL plan of 62% of his base salary. The offer letter provides Mr. Langley a retention bonus, eligibility for an individual long-term bonus and additional relocation benefits. Pursuant to his offer letter, Mr. Langley is also eligible to receive an enhanced retirement benefit, which is described under the Pension Benefits Table on page 58 of this Proxy Statement.

Under the terms of his offer letter, Mr. Langley was eligible to receive a cash payment of $100,000, provided he remained employed with the Company. His retention bonus was payable in four equal installments of $25,000. The first installment was paid when he commenced employment in 2003, the second was paid in 2004 on the first anniversary of the commencement of his employment, the third was paid in 2005 on the second anniversary of the commencement of his employment and the remaining installment was paid in 2006 on the third anniversary of the date of his commencement of employment.

To incent achievement of certain pre-established goals in the Graphic Communications Group, Mr. Langley’s offer letter established an individual long-term incentive plan, which provides for a target aggregate award of $1,000,000. The plan was completely performance based; if the plan’s goals were not achieved, no payments could be made under the plan. Under the plan, a separate target performance goal is established for each of the plan’s three years, beginning in 2004. To receive the entire amount of the target award for a particular year, Mr. Langley had to achieve 100% of the established “target performance goal” for that year. If Mr. Langley did not achieve the target performance goal for a particular year, he could nevertheless receive a portion of the target award for that year if he achieved at least the plan’s minimum performance goal for that year. The target award for each year of the plan was: 2004 - $200,000; 2005 - $300,000; and 2006 - $500,000. The performance metrics for the 2006 performance period are described under the Grants of Plan-Based Awards Table on page 50 of this Proxy Statement. In 2006, the performance targets were met, with the exception of a 2% miss on digital revenue growth, and Mr. Langley received an award of $490,000 for the 2006 performance period.

At the time of Mr. Langley’s employment, the Company agreed to pay the airfare for up to 10 roundtrip flights per year for both he and Mrs. Langley to travel between Rochester, NY and Boise, ID. For 2006, the amount of the Company-paid airfare for these trips is reflected in the “All Other Compensation” column to the Summary Compensation Table on page 43 of this Proxy Statement.

On February 28, 2007, Mr. Langley’s letter agreement was amended to extend his individual bonus plan through 2007 (which under his August 12, 2003 letter agreement expired on December 31, 2006) to again incent achievement of certain pre-established goals in the Graphic Communications Group. This plan is completely performance based; minimum performance goals and maximum performance goals will be determined by the CEO. Mr. Langley will receive the maximum payout of the award if the Graphic Communications Group achieves 100% of the established maximum performance goals. If the Graphics Communications Group does not achieve the maximum performance goals, Mr. Langley will receive a portion of the maximum payout for 2007 if the minimum performance goals are met. The maximum payout under this plan is $300,000, and if received, will be paid in a lump sum on March 15, 2008. If Mr. Langley is terminated without cause from the Company prior to January 1, 2008, he will be entitled to the maximum payout. If Mr. Langley terminates for good reason prior to January 1, 2008, he will receive a prorated award, based on the number of days he was employed by the Company. If Mr. Langley is terminated for any other reason, he will forfeit this award. The amendment to Mr. Langley’s letter agreement also provides for his enhanced retirement benefits to be paid in a lump sum.

The term of Mr. Langley’s employment is indefinite. For information regarding his potential severance payments and benefits in connection with termination of his employment under various circumstances, please read the narrative descriptions and tables below, beginning on page 63 of this Proxy Statement.

Philip J. Faraci

The Company employed Mr. Faraci under an offer letter dated November 3, 2004. In addition to the information provided elsewhere in this Proxy Statement, Mr. Faraci is eligible to receive a base salary of $520,000 and a target award under the EXCEL plan of 62% of his base salary. Mr. Faraci is eligible to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that are provided to other senior executives of the Company. The offer letter also provides Mr. Faraci with an enhanced pension benefit, as described on page 60 of this Proxy Statement.

On February 28, 2007, Mr. Faraci’s letter agreement was amended to provide for lump-sum payment of his enhanced pension benefits. The amended terms provide that if Mr. Faraci is terminated before June 1, 2007, he will receive his enhanced pension benefit in a monthly annuity, with payments beginning the first month following the six-month anniversary of Mr. Faraci’s termination and continuing until the end of 2007, with the remainder paid in a lump sum on or after January 1, 2008. However, if Mr. Faraci is terminated after January 1, 2008, he will receive his enhanced pension benefit in a lump sum following the six-month anniversary of his termination.

The term of Mr. Faraci’s employment is indefinite, but he will be eligible to certain severance benefits in connection with termination of his employment under various circumstances. For information regarding his potential severance payments and benefits in connection with termination of his employment under various circumstances, please read the narrative descriptions and tables below, beginning on page 63 of this Proxy Statement.

Mary Jane Hellyar

Ms. Hellyar entered into a retention agreement with the Company on August 18, 2006. In addition to the information provided elsewhere in this Proxy Statement, Ms. Hellyar is eligible to receive a base salary of $490,000 and a target award under the EXCEL plan of 62% of her base salary. The term of Ms. Hellyar’s employment is indefinite, but her retention agreement provides for certain severance benefits in connection with termination of her employment under various circumstances. For information regarding her potential severance payments and benefits in connection with termination of her employment under various circumstances, please read the narrative descriptions and tables below, beginning on page 63 of this Proxy Statement.

Former Executive
Daniel T. Meek

The Company employed Mr. Meek under an offer letter on July 31, 1998, which was most recently amended on January 9, 2006, when Mr. Meek and the Company entered into a retention agreement. Pursuant to this retention agreement, Mr. Meek was eligible to receive a base salary of $500,000. Mr. Meek was also eligible to participate in a long-term incentive and retention plan associated with the restructuring of Global Manufacturing & Logistics. The terms of this plan are further described under the Grants of Plan-Based Awards Table on page 50 of the Proxy Statement. Mr. Meek’s retention agreement also provides for certain severance benefits in connection with termination of his employment under various circumstances.

On May 2, 2006, the Company entered into a letter agreement with Mr. Meek in connection with his termination of employment by the Company without cause effective June 30, 2006. For information regarding the severance payments and benefits he received in connection with termination of his employment in 2006, please read the narrative descriptions and tables below, beginning on page 63 of this Proxy Statement.

Bonus Payments for 2006 Performance

As described on page 35 of the CD&A, our covered employees did not receive an award bonus under the EXCEL plan for the 2006 performance period. Based on the reasons stated in the CD&A, the Compensation Committee, however, granted our covered employees a discretionary performance bonus in February 2007.

All of our Named Executive Officers, with the exception of Mr. Sklarsky, who received a bonus under his hiring agreement, received bonus awards as follows:

Antonio M. Perez was awarded $1,381,050; his 2006 EXCEL target was $1,705,000;
Robert H. Brust was awarded $382,378; his 2006 EXCEL target was $538,560;
James T. Langley was awarded $251,100; his 2006 EXCEL target was $310,000;
Philip J. Faraci was awarded $261,144; his 2006 EXCEL target was $322,400;
Mary Jane Hellyar was awarded $261,268; her 2006 EXCEL target was $303,800; and
Daniel T. Meek’s prorated award was $125,550; his prorated 2006 EXCEL target was $155,000.

All of our Named Executive Officers received an award equal to 81% of target based on their and their unit’s achievements and in consideration of the same factors used to determine the EXCEL corporate award pool, with the exception of Ms. Hellyar, who received above 81% of target for the degree of achievement of business unit goals for the Film Products Group, and Mr. Brust, who received less than 81% of target as a result of his relative performance on unit-level goals.

Fifty percent of the bonus award was paid in cash and the remaining 50% was granted in restricted stock that vests over a three-year period, subject to an executive’s continued employment. Messrs. Brust’s, Meek’s and Sklarsky’s bonuses, however, were paid entirely in cash. The amount of these bonuses that was paid in cash to the Named Executive Officers for performance in 2006 appears in the “Bonus” column of the Summary Compensation Table on page 43 of this Proxy Statement. The restricted stock portion of these bonuses is not reported in the Summary Compensation Table because the restricted stock was granted in 2007.

GRANTS OF PLAN-BASED AWARDS TABLE

The compensation plans under which the grants were made in 2006 that are shown in the following table include the Company’s annual bonus plan (EXCEL), the 2005 Omnibus Long-Term Compensation Plan, which provides for the grant of stock options, restricted stock grants and performance stock units, and any individual non-equity incentive bonus plan in which a Named Executive Officer participated.

Estimated Future Payouts Under
Non-Equity Incentive Plan Awards
		Board	Grant
Name	Award Description	Approval Date	Date	Threshold	Target	Maximum
				($)	($)	($)
A. M. Perez	2006 Option Grant	12/12/06	12/12/06
	2006-2007 LS	12/6/05	1/1/06
	2006 EPSP	5/10/06	5/12/06
	EXCEL Bonus (2)	3/27/06	3/27/06	(1)	$ 1,705,000	$ 5,000,000
F. S. Sklarsky	2006 Option Grant	12/12/06	12/12/06
	NH Award	9/26/06	10/30/06
	EXCEL Bonus	3/27/06	3/27/06		75,000	3,000,000
(Pro-Rated) (2)
R. H. Brust	2006-2007 LS	12/6/05	1/1/06
	2006 EPSP	5/10/06	5/12/06
	EXCEL Bonus (2)	3/27/06	3/27/06	(1)	538,560	3,740,000
J. T. Langley	2006 Option Grant	12/12/06	12/12/06
	2006-2007 LS	12/6/05	1/1/06
	2006 EPSP	5/10/06	5/12/06
	EXCEL Bonus (2)	3/27/06	3/27/06	(1)	310,000	2,500,000
	Indiv. Bonus Plan	2/20/06	1/1/06	(3)	500,000	500,000
P. J. Faraci	2006 Option Grant	12/12/06	12/12/06
	Spec. Option Grant	1/31/06	2/1/06
	2006-2007 LS	12/6/05	1/1/06
	2006 EPSP	5/10/06	5/12/06
	EXCEL Bonus (2)	3/27/06	3/27/06	(1)	322,400	2,600,000
M. J. Hellyar	2006 Option Grant	12/12/06	12/12/06
	2006-2007 LS	12/6/05	1/1/06
	2006 EPSP	5/10/06	5/12/06
	Retention Grant	7/17/06	7/17/06
	EXCEL Bonus (2)	3/27/06	3/27/06	(1)	303,800	2,400,000
Former Executive
D. T. Meek	2006-2007 LS (4)	12/6/05	1/1/06
	2006 EPSP (4)	5/10/06	5/12/06
	Indiv. Bonus Plan	7/19/05	1/9/06	(5)	465,000	1,395,000
	EXCEL Bonus (2) (6)	3/27/06	3/27/06	(1)	310,000	2,500,000

(1)	For awards granted as Leadership Stock and under the EXCEL plan, participants can earn any amount between zero and the maximum bonus payable, depending on performance.

(2)	The maximum amounts available to our Named Executive Officers disclosed above represent the maximum payout allowed under Section 162(m) for each Named Executive Officer. The maximum amount is determined as the lesser of: 1) 10% of the corporate funding pool; 2) 500% of his or her annual base salary as of December 31, 2005; or 3) $5 million. Note that amounts shown exclude the 10% bonus pool limit, since it is not determinable at the beginning of the year.

(3)	For awards granted under Mr. Langley’s Individual Bonus Plan in 2006, he can earn any amount between zero and the maximum bonus payable.

Estimated Future Payouts
Under Equity Incentive Plan Awards					Exercise or Base	Grant Date Fair
			All Other Stock	All Other Option	Price of Option	Value of Stock &
Threshold	Target	Maximum	Awards or Units	Awards	Awards	Option Awards
(#)	(#)	(#)	(#)	(#)	($)	($)
				314,530	$ 25.88	$2,956,582
(1)	63,750	127,500				1,518,525
15,938	31,875	38,250				776,794

				100,000	25.88	940,000
			50,000			1,196,500

(1)	10,050	20,100				239,391
2,513	5,025	6,030				122,459

				58,690	25.88	449,565
(1)	10,250	20,500				244,155
2,563	5,125	6,150				124,896

				58,690	25.88	449,565
				25,000	25.01 (7)	195,500
(1)	10,250	20,500				244,155
2,563	5,125	6,150				124,896

				58,690	25.88	449,565
(1)	8,200	16,400				195,324
2,050	4,100	4,920				99,917
			15,000			330,600

(1)	12,300	24,600				292,986
3,075	6,150	7,380				149,876

(4)	Mr. Meek forfeited his Leadership Stock and 2006 EPSP awards because he separated from the Company prior to completing one year of service of the performance period which is a requirement of his Leadership Stock and EPSP awards.

(5)	Mr. Meeks’ individual bonus plan award threshold, target and maximum amounts are denominated in cash but will be paid to Mr. Meek in shares of Company stock. For awards granted under Mr. Meek’s Individual Bonus Plan for 2006, he can earn any amount between zero and the maximum bonus payable.

(6)	This amount represents the annualized target bonus for Mr. Meek under the EXCEL plan for 2006.

(7)	The exercise price of $25.01 is based on the average of the high and low stock price on the date of grant (February 1, 2006). The closing price of the Company’s common stock on February 1, 2006 was $25.04.

Option Awards

On December 12, 2006, the Compensation Committee approved a non-qualified stock option grant for each Named Executive Officer employed on that date, other than Mr. Brust, who was planning to voluntarily retire from the Company on February 1, 2007. Because the Committee increased all of our Named Executive Officers’ option grants in 2006 in line with the long-term incentive gap closure described in the CD&A on page 36, the Committee did not adjust the number of options granted to the CEO on the basis of the CEO evaluation process or any other Named Executive Officer on the basis of Relative Leadership Assessment.

Options granted in 2006 have a seven-year term and vest in three equal annual installments beginning on the first anniversary of the grant date. All options become fully vested and exercisable upon the third anniversary of the grant date. Upon termination of employment, all unvested options will be forfeited, except in certain cases. If a Named Executive Officer’s employment is terminated as a result of death, disability, transfer or divestiture (as defined in the plan), all unvested options will fully vest and will expire on the third anniversary date of the Named Executive Officer’s termination of employment. If a Named Executive Officer’s employment is terminated as a result of retirement, layoff, pursuant to a special separation program or for an approved reason, any unvested options will continue to vest and will expire three years after termination of employment. The exercise price of the options is $25.88, the mean between the high and low price at which the Kodak shares traded on the NYSE on the grant date.

Leadership Stock Program

By consent dated December 6, 2005, the Compensation Committee approved a performance stock unit allocation to each Named Executive Officer pursuant to the 2006-2007 performance cycle of the Leadership Stock Program. The allocations became effective on January 1, 2006. The Leadership Stock allocations granted to our Named Executive Officers in 2006 reflected adjustments to partially close a gap in our long-term incentive compensation as refl ected by market data, provided by the Compensation Committee’s independent compensation consultant. The target range for each Named Executive Officer for the 2006-2007 performance cycle was increased by 25% over the 2005-2006 performance cycle.

Certain of our executives, other than our CEO, also received an additional upward adjustment to the target award size based on their individual performance under the Company’s Relative Leadership Assessment program. Based upon the recommendation of our CEO, the Committee approved several target increases to certain Named Executive Officers as a result of their individual performance as compared to their peers within the Company. As described further in the CD&A, awards are earned under the plan based on each Named Executive Officer’s allocation multiplied by the applicable percentage formula, which is based on the Company’s achievement of the performance metric established by the Compensation Committee.

2006 Executive Performance Share Program

On May 12, 2006, each Named Executive Officer was allocated performance stock units under the 2006 Executive Performance Share Program (2006 EPSP). Similar to the Leadership Stock awards, units are earned based on Company’s achievement of performance metrics established by the Compensation Committee. As described on page 38 of the CD&A, the Compensation Committee selected improvement in digital operating margin as the sole performance metric for the plan and each Named Executive Officer received a target allocation under the plan equal to 50% of their actual allocation under the 2006-2007 performance cycle of the Leadership Stock Program. Units earned under the plan are payable in stock after a one-year vesting period is satisfied. During this vesting period, dividend equivalents accrue on the stock units at the same rate as dividends are paid on the Company’s common stock. After the end of the one-year vesting period, any accrued dividend equivalents are paid in stock.

EXCEL Bonus

Annual variable pay is awarded under the EXCEL plan. Each Named Executive Officer was assigned a target award in 2006 based on a percentage of their base salary. For information regarding the performance metrics under EXCEL for 2006, please read the description of the plan on page 34 of the CD&A. As described on page 35 of the CD&A, our Named Executive Officers did not receive a bonus under the EXCEL plan for the 2006 performance period, but instead received a discretionary performance award.

Individual Equity Awards

In connection with his appointment as CFO, Mr. Sklarsky received a grant of 50,000 shares of restricted common stock under the Company’s 2005 Omnibus Long-Term Compensation Plan on October 30, 2006. The restrictions on one-half of these shares lapse on each of the second and fourth anniversaries of the date of grant. During the restriction period, Mr. Sklarsky is eligible to receive dividends on the restricted shares at the same rate as dividends are paid on shares of common stock.

Ms. Hellyar received a retention grant of 15,000 shares of restricted common stock under the Company’s 2005 Omnibus Long-Term Compensation Plan on July 17, 2006. The restrictions on one-half of these shares lapse on each of the third and fifth anniversaries of the date of grant. During the restriction period, Ms. Hellyar is entitled to receive dividends on the restricted shares at the same rate as dividends are paid on shares of common stock.

In 2006, the Committee granted Mr. Faraci a special option grant of 25,000 shares in recognition of his substantial contributions in connection with the completion of a significant transaction. These options have a seven year term and vest in three equal annual installments beginning on the first anniversary of the grant date.

Individual Non-Equity Incentive Bonus Plans

Under the terms of his offer letter, Mr. Langley participated in an individual bonus plan to reward him for achievement of certain performance goals in the Company’s Graphic Communications Group. Mr. Langley was eligible to receive cash payments conditioned on the achievement of performance targets during three consecutive one-year performance periods beginning on January 1, 2004. The performance metrics selected for the 2006 performance period included: 1) integration of all Graphic Communication Group acquisitions, 2) the transition of leadership for the Graphic Communications Group, and 3) the achievement of financial targets. The financial targets were digital revenue and total SG&A, which is a metric designed to measure cost reduction. The performance goals established for the Graphic Communications Group to receive the maximum payout under the plan were digital revenue of $3.16 billion and total SG&A of 19.6%.

Mr. Meek also participated in an individual bonus and retention plan designed to reward him for successfully restructuring the Global Manufacturing and Logistics division of the Company. The plan was designed to have a three-year performance period beginning in 2005. The plan’s sole performance measure established by the Compensation Committee was the aggregate controllable cost reduction of Global Manufacturing and Logistics for the three-year period. In order to receive any payout under the plan, Mr. Meek was required to achieve an aggregate controllable cost reduction for Global Manufacturing and Logistics of $580 million. In order to receive the maximum amount payable under the plan, an aggregate controllable cost reduction of $830 million was required. The maximum amount Mr. Meek was eligible to receive under the plan was $1,395,000. Any amount earned under the plan was payable in a single, lump-sum payment in shares of our common stock in 2008, no later than March 31, 2008, provided Mr. Meek remained employed with the Company through this date or was terminated by the Company without cause prior to this date. As a result of Mr. Meek’s termination of employment without cause in 2006, he earned the maximum award under the plan as reflected in the Summary Compensation Table on page 43 of this Proxy Statement. This amount, which is to be paid in shares, is not payable until 2008.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END TABLE(1)

The following table sets forth additional information concerning option awards and stock awards held by Named Executive Officers as of December 31, 2006, including awards granted during 2006 and described in the Grants of Plan-Based Awards Table.

Name	Option Awards								Stock Awards
	Number of		Number of		Equity	Option		Option	Number	Market	Equity	Equity
	Securities		Securities		Incentive	Exercise		Expiration	of Shares	Value of	Incentive	Incentive
	Underlying		Underlying		Plan	Price		Date	or Units of	Shares or	Plan	Plan
	Unexercised		Unexercised		Awards:	($)			Stock that	Units of	Awards:	Awards:
	Options		Options		Number of				Have Not	Stock that	Number of	Market or
	(#)		(#)		Securities				Vested (2)	Have Not	Unearned	Payout
	Exercisable		Unexercisable		Underlying				(#)	Vested (3)	Shares,	Value
					Unexercised					($)	Units	of Unearned
					Unearned						or Other	Shares,
					Options						Rights that	Units
					(#)						Have Not	or Other
											Vested (4)	Rights that
											(#)	Have Not
												Vested (3)
												($)
A. M.	500,00	0	0		0	$30.9	6	4/1/13
Perez	51,50	0	0		0	24.4	9	11/18/10
	60,08	0	30,050	(5)	0	31.7	1	12/9/11
	99,99	0	200,010	(6)	0	26.4	7	5/31/12
	44,99	6	90,004	(7)	0	24.7	5	12/6/12
		0	314,530	(8)	0	25.8	8	12/11/13
									165,821 (15)	$4,264,256	63,750	$1,644,750
F. S.		0	100,000	(8)	0	25.8	8	12/11/13	50,000 (16)	1,290,000	0	0
Sklarsky
R. H.	150,00	0	0		0	65.6	3	1/2/10
Brust	50,00	0	0		0	65.6	3	1/2/10
	28,00	0	0		0	55.1	9	3/29/10
	78,00	0	0		0	29.3	1	11/15/11
	42,00	0	0		0	36.6	6	11/21/12
	14,40	0	0		0	24.4	9	11/18/10
	11,99	8	6,002	(5)	0	31.7	1	12/9/11
	20,77	6	41,557	(6)	0	26.4	7	5/31/12
	5,99	9	12,001	(7)	0	24.7	5	12/6/12
									31,774 (17)	819,763	10,050	259,290
J. T.	13,40	0	0		0	24.4	9	11/18/10
Langley	11,16	6	5,584	(5)	0	31.7	1	12/9/11
	20,83	1	41,669	(6)	0	26.4	7	5/31/12
	6,97	9	13,961	(7)	0	24.7	5	12/6/12
		0	58,690	(8)	0	25.8	8	12/11/13
									4,868 (18)	125,594	10,250	264,450

Outstanding Equity Awards of Fiscal Year-End Table continued

Name	Option Awards					Stock Awards
	(#)	(#)		(#)	($)	Exp. Date	(#)		($)	(#)	($)
P. J.	21,864	10,936	(9)	0	32.50	12/5/11
Faraci	3,333	6,667	(10)	0	26.46	5/11/12
	17,498	35,002	(6)	0	26.47	5/31/12
	6,979	13,961	(7)	0	24.75	12/6/12
	0	25,000	(11)	0	25.01	1/31/13
	0	58,690	(8)	0	25.88	12/11/13
							14,868	(19)	383,594	10,250	264,450
M. J.	3,000	0		0	31.30	4/3/07
Hellyar	95	0		0	31.30	3/12/08
	3,000	0		0	31.30	3/31/08
	3,750	0		0	31.30	4/1/08
	273	0		0	31.30	3/11/09
	3,750	0		0	31.30	3/31/09
	2,000	0		0	31.30	5/2/09
	8,000	0		0	31.30	3/29/10
	6,333	0		0	31.30	1/11/11
	13,800	0		0	31.30	11/15/11
	16,830	0		0	36.66	11/21/12
	5,000	0		0	24.49	11/18/10
	3,334	1,666	(5)	0	31.71	12/9/11
	3,333	6,667	(12)	0	31.52	1/16/12
	16,665	33,335	(6)	0	26.47	5/31/12
	5,583	11,167	(7)	0	24.75	12/6/12
	0	58,690	(8)	0	25.88	12/11/13
							18,895	(20)	487,491	8,200	211,560
D. T.	5,000	0		0	31.30	9/17/08
Meek(14)	107	0		0	31.30	3/11/09
	8,000	0		0	31.30	3/31/09
	11,200	0		0	31.30	3/29/10
	15,301	0		0	31.30	1/11/11
	20,000	0		0	31.30	11/15/11
	21,420	0		0	36.66	11/21/12
	6,975	0		0	24.49	6/30/09
	6,666	3,334	(13)	0	25.85	6/30/09
	10,798	5,402	(5)	0	31.71	6/30/09
	17,498	35,002	(6)	0	26.47	6/30/09
	8,376	16,754	(7)	0	24.75	6/30/09
							0		0	0	0

(1)	This table reports only those grants outstanding as of December 31, 2006. Stock options that expired prior to the end of fiscal 2006 have been excluded.

(2)	This column reports outstanding grants of restricted stock and restricted stock units held by our Named Executive Officers, and also includes 2006 EPSP awards.

(3)	The market value of unearned shares, units or other rights that have not vested was calculated using a stock price of $25.80, the closing price of Kodak stock on December 29, 2006, the last trading day of 2006.

(4)	This column reports the outstanding 2006-2007 Leadership Stock awards held by our Named Executive Officers.

(5)	This option was granted on December 10, 2004 and will vest in equal annual installments on the first three anniversaries of the grant date.

(6)	This option was granted on June 1, 2005 and will vest in equal annual installments on the first three anniversaries of the grant date.

(7)	This option was granted on December 7, 2005 and will vest in equal annual installments on the first three anniversaries of the grant date.

(8)	This option was granted on December 12, 2006 and will vest in equal annual installments on the first three anniversaries of the grant date.

(9)	This option was granted on December 6, 2004 and will vest in equal annual installments on the first three anniversaries of the grant date.

(10)	This option was granted on May 12, 2005 and will vest in equal annual installments on the first three anniversaries of the grant date.

(11)	This option was granted on February 1, 2006 and will vest in equal annual installments on the first three anniversaries of the grant date.

(12)	This option was granted on January 17, 2005 and will vest in equal annual installments on the first three anniversaries of the grant date.

(13)	This option was granted on May 3, 2004 and will vest in equal annual installments on the first three anniversaries of the grant date.

(14)	Mr. Meek was terminated from the Company with an approved reason. As a result, all of Mr. Meek’s unvested stock options will continue to vest and must be exercised within 3 years of his effective termination date, June 30, 2006.

(15)	Mr. Perez’s unvested stock awards include: (i) the remaining 50,000 unvested shares of a restricted stock award granted on April 2, 2003, which will vest on April 2, 2008; (ii) a restricted stock award of 60,000 shares, granted on June 1, 2005, which will vest 50% on June 1, 2008 and 50% on June 1, 2010; (iii) the remaining 25,000 unvested shares of a restricted stock unit award granted on October 1, 2003, will vest on October 1, 2008; and (iv) 30,281 shares resulting from a 95% payout from the 2006 EPSP.

(16)	Mr. Sklarsky’s unvested stock awards include a restricted stock award of 50,000 shares, granted on October 30, 2006, which will vest 50% on October 30, 2008 and 50% on October 30, 2010.

(17)	Mr. Brust’s unvested stock awards include: (i) a restricted stock award of 27,000 shares, granted on May 17, 2005, which will vest in three equal installments on February 1, 2007, February 1, 2008 and February 1, 2009; and (ii) 4,774 shares resulting from a 95% payout from the 2006 EPSP, which he subsequently forfeited when he left the Company since he had not fulfilled the one-year vesting requirement.

(18)	Mr. Langley’s unvested stock awards include 4,868 shares resulting from a 95% payout from the 2006 EPSP.

(19)	Mr. Faraci’s unvested stock awards include: (i) a restricted stock award of 10,000 shares, granted on December 6, 2004, which will vest 50% on December 6, 2007 and 50% on December 6, 2009; and (ii) 4,868 shares resulting from a 95% payout from the 2006 EPSP.

(20)	Ms. Hellyar’s unvested stock awards include: (i) a restricted stock award of 15,000 shares, granted on July 17, 2006, which will vest 50% on July 17, 2009 and 50% on July 17, 2011; and (ii) 3,895 shares resulting from a 95% payout from the 2006 EPSP.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on Exercise (1)	Realized upon Exercise (1)	Acquired on Vesting	Realized upon Vesting (2)
Name	(#)	($)	(#)	($)
A. M. Perez (3)	0	$0	94,680	$2,487,160
F. S. Sklarsky	0	0	0	0
R. H. Brust (4)	0	0	7,228	184,787
J. T. Langley	0	0	10,926	256,253
P. J. Faraci	0	0	0	0
M. J. Hellyar	0	0	18,247	373,951
Former Executive
D. T. Meek	0	0	2,089	49,678

(1)	None of the Named Executive Officers exercised stock options in fiscal 2006.

(2)	This column represents the value of vested restricted stock and RSUs during fiscal 2006 and Leadership Stock Award for the 2004-2005 cycle based on the 51% performance factor. All awards represented in this column were valued using a stock price equal to the closing price on the vesting date. This column also includes the value of dividends earned on vested and unvested restricted stock units including deferred units disclosed in the Non-Qualified Deferred Compensation Table.

(3)	The amounts reported for Mr. Perez include 1,454 shares with a value of $34,931 representing vested in-kind dividends earned and deferred on vested and unvested RSUs, and 25,000 shares with a value of $560,000 related to RSUs that have vested in 2006, which have also been deferred. These deferrals were allowed under prior equity programs, and the terms of the deferrals are discussed on page 62 of this Proxy Statement.

(4)	The amounts reported for Mr. Brust include 536 shares with a value of $12,884 representing vested in-kind dividends earned and deferred on vested RSUs. These deferrals were allowed under prior equity programs, and the terms of the deferral are listed on page 62 of this Proxy Statement.

PENSION BENEFITS TABLE

The Pension Benefits Table below shows the present value as of December 31, 2006 of the accumulated benefits payable to each of our Named Executive Officers, including the number of years of service credited to each Named Executive Officer, under KRIP, KURIP and their Individual Retirement Arrangements. The methods and assumptions for calculating the present value of accumulated benefits generally follow those set forth in SFAS #87 under GAAP and are consistent with those used in our financial statements as described in Note 17 to the Notes to the Consolidated Financial Statements to the Company’s Form 10-K for the year ended December 31, 2006. The present value has been calculated for all Named Executive Officers with the exception of Ms. Hellyar, assuming they will remain in service until the normal retirement age of 65, and that the benefit is payable as a lump sum. The present value of Ms. Hellyar’s accumulated benefit assumed a benefit commencement at age 60, when she would be entitled to retire without any benefit reduction, in the form of a straight life annuity.

		Number of Years of		Present Value of	Payment During
		Credited Service		Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)		($)	($)
A. M. Perez	KRIP	3.75		$38,911	$0
	KURIP	3.75		547,009	0
	Individual Agreements	12.34	(1)	5,422,057	0
F. S. Sklarsky	KRIP	0.17		3,423	0
	KURIP	0.17		0	0
	Individual Agreements	0.17		14,880	0
R. H. Brust	KRIP	7.00		68,764	0
	KURIP	7.00		518,023	0
	Individual Agreements	25.00	(2)	6,126,065	0
J. Langley	KRIP	3.42		35,635	0
	KURIP	3.42		95,826	0
	Individual Agreements	3.42		309,781	0
P. J. Faraci	KRIP	2.08		19,937	0
	KURIP	2.08		72,710	0
	Individual Agreements	5.06	(3)	331,699	0
M. J. Hellyar	KRIP	24.17		703,974	0
	KURIP	24.17		2,477,775	0
Former Executive
D. T. Meek	KRIP	24.83		0	473,373
	KURIP	24.83		633,802	816,204
	Individual Agreements	36.08	(4)	0	3,439,389

(1)	Mr. Perez has been employed with the Company for 3.75 years. Under his Individual Agreement, he will be credited with 12.34 years, representing a difference of 8.59 years of additional service. Of Mr. Perez’s total accumulated benefit shown above, $3,774,349 is attributable to his additional credited service as of December 31, 2006.

(2)	Mr. Brust has been employed with the Company for 7 years. Under his Individual Agreement, he will be credited with 25 years, representing a difference of 18 years of additional additional service. Of Mr. Brust’s total accumulated benefit shown above, $4,410,767 is attributable to his additional credited service as of December 31, 2006.

(3)	Mr. Faraci has been employed with the Company for 2.08 years. Under his individual agreement, he will be credited with 5.06 years, representing a difference of 2.98 years of additional service. Of Mr. Faraci’s total accumulated benefit shown above, $195,348 is attributable to his additional credited service as of December 31, 2006.

(4)	Mr. Meek had been employed with the Company for 24.83 years. For the purposes of this table, under his Individual Agreement, he will be credited with 36.08 years, representing a difference of 11.25 years of additional service. The value attributable to his additional credited service was paid to Mr. Meek during the last fiscal year.

Retirement Plan (KRIP)

The Company funds a tax-qualified defined benefit pension plan for virtually all U.S. employees. Effective January 1, 2000, the Company amended the plan to include a cash balance component. The cash balance portion of the plan covers all new employees hired after March 31, 1999, including Messrs. Perez, Sklarsky, Brust, Langley and Faraci. Ms. Hellyar is the only Named Executive Officer who participates in the traditional defined benefit portion of the plan. Prior to his termination of employment, Mr. Meek also participated in the traditional defined benefit portion of the plan.

Cash Balance Component

Under the cash balance component of the Company’s pension plan, the Company establishes a hypothetical account for each participating employee. For every month the employee works, the Company credits the employee’s account with an amount equal to 4% of the employee’s monthly pay (i.e., base salary and EXCEL awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays). In addition, the ongoing balance of the employee’s account earns interest at the 30-year Treasury bond rate. Employees vest in their account balance after completing five years of service. Benefits under the cash balance component are payable upon normal retirement (age 65), vested termination or death. Participants in the cash balance component of the plan may choose from among optional forms of benefits such as a lump sum, a joint and survivor annuity, and a straight life annuity. All optional forms of annuity benefits are actuarially equivalent to the lump-sum benefit.

Traditional Defined Benefit Component

Under the traditional defined benefit component of KRIP, benefits are based upon an employee’s average participating compensation (APC). The plan defines APC as one-third of the sum of the employee’s participating compensation for the highest consecutive 39 periods of earnings over the 10 years ending immediately prior to retirement or termination of employment. Participating compensation, in the case of the Named Executive Officers, is base salary and any EXCEL award, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

For an employee with up to 35 years of accrued service, the annual normal retirement income benefit is calculated by multiplying the employee’s years of accrued service by the sum of 1) 1.3% of APC, plus 2) 1.6% of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the amount is increased by 1% for each year in excess of 35 years.

The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. Participants in the traditional defined benefit component of the plan may choose from among optional forms of benefits such as a straight life annuity, a qualified joint and 50% survivor annuity, other forms of annuity, or a lump sum. The lump-sum benefit is actuarially equivalent to the participant’s normal retirement benefit.

An employee may be eligible for normal retirement, early retirement benefits, vested benefits or disability retirement benefits under the traditional defined benefit component depending on the employee’s age and total service when employment with the Company ends. An employee is entitled to normal retirement benefits at age 65. For early retirement benefits, an employee must have reached age 55 and have at least 10 years of service or have a combined age and total service equal to 75. Generally, the benefit is reduced if payment begins before age 65. An employee who has five or more years of vesting service with the Company will be entitled to a reduced vested benefit if employment with the Company is terminated before becoming eligible for normal retirement or early retirement benefits.

In connection with his termination of employment, Mr. Meek received a lump-sum payment of his benefit under the traditional defined benefit component of KRIP in 2006. As of December 31, 2006, Ms. Hellyar is the only Named Executive Officer eligible for an early retirement benefit under the plan.

Unfunded Supplemental Retirement Plan (KURIP)

Each of our Named Executive Officers is entitled to receive benefits under the Kodak Unfunded Retirement Income Plan (KURIP). KURIP is an unfunded non-contributory plan. It provides retirement benefits where benefits cannot be paid under KRIP and matching contributions cannot be made to the Company’s Savings and Investment Plan (SIP)(a 401(k) defined contribution plan), because of the limitation on the inclusion of earnings in excess of limits contained in Section 401(a)(17) of the Internal Revenue Code (for 2006 and 2007, $220,000 and $225,000, respectively) and because deferred compensation is ignored when calculating benefits under KRIP and SIP.

For Named Executive Officers participating in the traditional defined benefit component of KRIP, the annual benefit is calculated by determining the amount of the retirement benefit to which the employee would otherwise be entitled to under KRIP if deferred compensation were considered when calculating such benefit and the limits under Section 401(a)(17) of the Internal Revenue Code were ignored, less any benefits earned under KRIP or under the Company’s excess benefit plan (KERIP). The KERIP plan is further described in the CD&A. As of December 31, 2006, none of our Named Executive Officers had any accrued benefit under the KERIP plan.

For Named Executive Officers participating in the cash balance component of KRIP, the annual benefit under KURIP is calculated by crediting an executive’s account with an amount equal to 7% of an employee’s compensation that is ignored under KRIP because it is either deferred compensation or in excess of the Section 401(a)(17) compensation limit. The ongoing balance of the executive’s account earns interest at the 30-year Treasury bond rate.

Benefits due under KURIP are payable upon an employee’s termination of employment or death, as the plan administrator may determine. For benefits not subject to Section 409A of the Internal Revenue Code, the plan administrator may select, in his sole discretion, the form of payment options available under KURIP. For benefits subject to Section 409A of the Internal Revenue Code, participants elect the form of distribution. If an employee’s benefit under KRIP is subject to actuarial reduction, then any benefit payable under KURIP will also be subject to actuarial reduction.

In connection with his termination of employment in 2006, Mr. Meek received a lump-sum payment of any amounts under KURIP that were not subject to Section 409A of the Internal Revenue Code. He will be eligible to receive the remaining portion of his benefit under KURIP that is subject to Section 409A in a lump-sum payment as soon as administratively practicable following the six-month anniversary of his termination of employment.

Individual Retirement Arrangements

Antonio M. Perez

Mr. Perez is eligible for a supplemental unfunded pension benefit under the terms of his March 3, 2003 offer letter, as amended February 27, 2007. Under this arrangement, because Mr. Perez has been employed for three years, he will be treated as if eligible for the traditional defined benefit component of the Company’s pension plan. For this purpose, he will be considered to have completed eight years of service with the Company and attained age 65. If, instead, Mr. Perez actually remains employed until age 65, he will be considered to have completed 25 years of service with the Company. Mr. Perez’s supplemental pension benefit will be offset by his cash balance benefit under KRIP, KERIP and KURIP, and any Company matching contributions contributed to his account under SIP. The amended letter agreement also provides that if Mr. Perez is terminated before June 1, 2007, he will receive his enhanced pension benefit in a monthly annuity, with payments beginning the first month following the six month anniversary of Mr. Perez’s termination and continuing until the end of 2007, with the remainder paid in a lump sum on or after January 1, 2008. However, if Mr. Perez is terminated after January 1, 2008, he will receive his enhanced pension benefit in a lump sum following the six-month anniversary of his termination. The amount of any supplemental benefit will be payable to Mr. Perez in a lump sum as soon as practicable following the six-month anniversary of his termination of employment.

Frank S. Sklarsky

In addition to the benefit Mr. Sklarsky may be eligible for under the cash balance component, he is covered under a supplemental unfunded retirement benefit under the terms of his offer letter dated September 19, 2006, as amended. Under this arrangement, the Company established a phantom cash balance account on behalf of Mr. Sklarsky. The Company agreed to credit the account by $100,000 each year for up to five years, beginning October 30, 2007. Any amounts credited to this account will earn interest at the same interest rate that amounts accrue interest under the cash balance benefit. In order to receive any of the amounts credited to this account, Mr. Sklarsky must remain continuously employed for at least five years unless his employment terminates for a reason other than cause. Upon termination of employment, any vested amount will be payable in a lump sum within four weeks after the six-month waiting period required for compliance under Section 409A of the Internal Revenue Code.

Robert H. Brust

While he was employed, Mr. Brust was covered under a supplemental unfunded pension arrangement established under his amended offer letter. This arrangement provided Mr. Brust a single life annuity of $12,500 per month upon his retirement if he remained employed with the Company for at least five years. If Mr. Brust remained employed until January 3, 2006, he, in lieu of receiving the $12,500-per-month annuity, was to be treated as if he was eligible for the traditional defined benefit portion of the Company’s pension plan. For this purpose, Mr. Brust was credited with 14 years of extra service in addition to his actual service. Since Mr. Brust remained employed until January 31, 2007, he was credited with a total of 18 years of extra service in addition to his actual service for purposes of determining his benefit under the traditional defined benefit component of the plan. Mr. Brust’s supplemental benefit will be offset by his cash balance benefit under KRIP, KERIP and KURIP. The amount of any supplemental benefit will be payable to Mr. Brust in a lump sum as soon as practicable following the six-month anniversary of his termination of employment.

James T. Langley

In addition to the benefit Mr. Langley may be eligible for under the cash balance component, he is also eligible for a supplemental unfunded retirement benefit under the terms of his August 12, 2003 offer letter. Under this arrangement, the Company established a phantom cash balance account on behalf of Mr. Langley. For each full year of service he remains employed (up to a maximum of six years), the Company will credit the account with $100,000. The maximum the Company is obligated to credit to the account is $600,000. Any amounts credited to the account earn interest at the same rate that amounts accrue interest under the cash balance component. In order to receive any of the amounts credited to this account, Mr. Langley must remain continuously employed for at least three years unless his employment terminates for certain specified reasons. On February 28, 2007, Mr. Langley’s letter agreement was amended to provide for a lump-sum payment of his enhanced pension benefits.

Philip J. Faraci

In addition to the benefit Mr. Faraci may be eligible for under the cash balance component, he also is eligible for a supplemental unfunded retirement benefit under the terms of his November 3, 2004 offer letter. Under this arrangement, he is eligible to receive an extra 1.5 years of credited service for each year he is employed, up to a maximum of 20 years of enhanced credited service. If Mr. Faraci remains employed for five years, he will be treated as if eligible for the traditional defined benefit portion of the Company’s pension plan, and will be considered to have completed 12.5 years of service with the Company. If, instead, he remains employed for 12 years, he will be considered to have completed 30 years’ total of service with the Company. Mr. Faraci’s supplemental pension benefit will be offset by his cash balance benefit under KRIP, KERIP and KURIP, any Company matching contributions contributed to his account under SIP, and any retirement benefits provided to him pursuant to the retirement plan of any former employer.

On February 28, 2007, Mr. Faraci’s letter agreement was amended to provide for lump-sum payment of his enhanced pension benefits. The amended terms provide that if Mr. Faraci is terminated before June 1, 2007, he will receive his enhanced pension benefit in a monthly annuity, with payments beginning the first month following the six-month anniversary of Mr. Faraci’s termination and continuing until the end of 2007, with the remainder paid in a lump sum on or after January 1, 2008. However, if Mr. Faraci is terminated after January 1, 2008, he will receive his enhanced pension benefit in a lump sum following the six-month anniversary of his termination.

Daniel T. Meek

In addition to benefits described above, Mr. Meek is entitled to a supplemental unfunded retirement benefit under the terms of his 1998 offer letter which was further supplemented under his 2006 retention agreement. Under his 1998 arrangement, provided Mr. Meek remained employed with the Company for five years, Mr. Meek will be treated as having completed eight years of additional service with the Company for purposes of calculating benefits under KRIP, KURIP and KERIP. Pursuant to his 2006 retention agreement, Mr. Meek was entitled to benefits calculated by adding three years to his age and crediting three additional years of service.

In order to receive this supplemental benefit, Mr. Meek was to remain employed with the Company until March 31, 2008. Pursuant to Mr. Meek’s May 2, 2006 letter agreement, in connection with his termination of employment effective June 30, 2006, Mr. Meek became eligible to receive his enhanced retirement benefit in a lump sum equal to $3,439,389.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

		Executive	Registrant	Aggregate		Aggregate
		Contributions in	Contributions in	Earnings in	Aggregate	Balance at Last
		Last Fiscal	Last Fiscal	Last Fiscal	Withdrawals/	Fiscal
Name	Account Type	Year End (1)	Year End	Year End (1)	Distributions	Year End
A. M. Perez	Salary Deferral	$96,169	$ 0	$7,493	$0	$146,963
	EDCP Plan	0	0	76,885	0	1,008,108
	Deferred Stock Units	1,034,478 (2)	0	15,237 (3)	0	1,631,861
F. S. Sklarsky	N/A	N/A	N/A	N/A	N/A	N/A
R. H. Brust	Deferred Stock Units	0	0	12,697 (3)	0	670,594
J. T. Langley	Indiv. Bonus Deferral	293,570	0	37,974	0	537,117
	EDCP Plan	502,053	0	62,481	0	956,077
P. J. Faraci	N/A	N/A	N/A	N/A	N/A	N/A
M. J. Hellyar	EDCP Plan	0	0	13,313	0	174,560
Former Executive
D. T. Meek	EDCP Plan	0	0	94,463	0	1,238,576

(1)	The amounts reported in these columns include compensation that has already been reported in the Summary Compensation Table. For Mr. Perez, this amount includes a salary deferral of $96,169 and above-market interest of $22,576. For Mr. Langley, the amount includes above-market interest of $26,928. For Ms. Hellyar, this amount includes above-market interest of $3,553. For Mr. Meek, this amount includes above-market interest of $25,214.

(2)	This amount represents the value of 25,000 restricted stock units that vested during 2006, the aggregate value of net dividends paid on Mr. Perez’s unvested restricted stock units and the 2004-2005 Leadership Stock Award, including dividends (on an after-tax basis).

(3)	This amount represents the aggregate value of net dividends on vested restricted stock units.

Executive Deferred Compensation Plan

The Company maintains the Eastman Kodak Company 1982 Executive Deferred Compensation Plan (EDCP) for its executives. Near the end of each year, the Company’s executives may elect to defer any portion of their base salary in excess of $50,000 for the following year and a portion of any EXCEL award earned for the following year. The plan has only two investment options: an interest-bearing account that pays interest at the prime rate and a Kodak phantom stock account. Participants may only invest amounts in the Kodak phantom stock account if they are, or were, subject to our stock ownership guidelines. Dividend equivalents on amounts invested in an executive’s phantom stock account are credited to an executive’s account in the form of additional stock units at the same rate as dividends are paid on shares of Company common stock. The plan’s benefits are neither funded nor secured.

Executives may elect to defer amounts under the plan for a fixed period of time during employment. After the period of fixed deferment, any account balance may be paid in a cash lump-sum payment as soon as administratively possible coincident with a pay cycle in September after the account is valued in August following the end of the deferment. Upon termination of employment, for amounts not subject to Section 409A of the Internal Revenue Code, the Compensation Committee has the sole discretion to pay such amounts in a lump sum or in annual installments, not to exceed ten annual installments. For amounts subject to Section 409A of the Internal Revenue Code, most Named Executive Officers filed a distribution election to be paid in a lump sum or in installments, provided that payments begin no later than when the executive reaches age 71. If an executive has not filed an election, then any amounts subject to Section 409A of the Internal Revenue Code will be paid in a lump sum. Any amounts subject to Section 409A of the Internal Revenue Code are subject to a further six-month period delay following termination of employment in order to ensure compliance with Section 409A of the Internal Revenue Code. Withdrawals prior to termination of employment are not permitted under the Plan except in cases of severe financial hardship not within the executive’s control, although amounts not subject to Section 409A of the Internal Revenue Code may be withdrawn by an executive prior to termination of employment, provided that 10% of the amount withdrawn will be forfeited by the executive.

Salary and Bonus Deferral Program

To preserve the full deductibility for federal income tax purposes of our Chief Executive Officer’s base salary, Mr. Perez is required to defer that portion of his base salary that exceeds $1 million. The amount deferred each pay period bears interest at the same rate as described above for our Executive Deferred Compensation Plan. The deferred amounts and interest earned on these amounts are tracked through a notational account maintained by the Company. Amounts deferred are only payable upon Mr. Perez’s retirement from the Company in the form of a lump sum. The notational account is neither funded nor secured.

Under the terms of Mr. Langley’s offer letter described on page 48 of this Proxy Statement, Mr. Langley participated in an individual long-term bonus plan established to incent achievement of certain pre-established goals in the Graphic Communications Group. The maximum target award for the 2005 performance period was $300,000. In February 2006, the Committee determined that $293,570 was earned by Mr. Langley under the bonus plan as a result of achievement of the 2005 performance goals. This amount was contributed in February 2006 to an unfunded, deferred compensation account established on behalf of Mr. Langley. Any bonus amounts contributed to this account by the Company continue to bear interest at the prime rate, compounded annually, until they are distributed. Distributions from the account are subject to the same distribution rules as those in effect under our Executive Deferred Compensation Plan described above.

Deferral of Stock Awards

Under prior equity award programs, the Company at times permitted Named Executive Officers to defer the receipt of various equity awards to a date later than the date as of which they vest. Mr. Perez elected to defer awards earned under the Alternative Award of the Executive Incentive Plan under the 2002-2004 performance cycle of the Company’s Performance Stock Program, his restricted stock award granted on October 1, 2003 and performance stock units earned under the 2004-2005 performance cycle of the Leadership Stock Program. Similarly, Mr. Brust elected to defer certain awards earned under the Alternative Award of the Executive Incentive Plan under the 2002-2004 performance cycle of the Company’s Performance Stock Program. Mr. Brust was also granted a restricted stock unit award on January 16, 2001, which was deferred in accordance with the terms of the award. Each of these awards have fully vested as of December 31, 2006, with the exception of a portion of Mr. Perez’s October 1, 2003 restricted stock award.

All of these deferred awards are tracked through notational accounts maintained by the Company. For each share or unit deferred, the executive receives a phantom unit of our common stock in his account. Any stock dividends or amounts equivalent to dividends paid on our common stock are added to the executive’s notational account in the form of additional phantom units as they are paid at the same rate as dividends are paid on shares of our common stock. For these deferred awards, stock dividends were unrestricted, but are subject to the original payment terms of the underlying deferred award. The notational accounts are neither funded nor secured.

The payout, withdrawal and distribution terms are generally similar for each deferred award, other than the performance stock units earned under the 2004-2005 performance cycle of the Leadership Stock Program that were deferred by Mr. Perez. Pursuant to his deferral election, Mr. Perez will be entitled to receive a distribution following his termination of employment of all amounts in his deferred account attributable to these performance stock units (and any earnings thereon) in an immediate lump-sum payment, in shares, as soon as administratively practicable in March following his termination of employment with the Company.

For all other deferred awards, upon termination of employment for any reason other than death, the amounts held in an executive’s notational accounts will be distributed in a single lump sum or in up to 10 annual installments as determined by the Committee at its sole discretion. The Committee will also have the discretion to pay the amounts in cash or in shares, or in any combination of both. Upon an executive’s death, the balance of an executive’s deferred account that is not subject to restriction will be paid in a lump-sum cash payment within 30 days after appointment of a legal representative of the deceased executive. With respect to any restricted portion of Mr. Perez’s deferred October 1, 2003 award of restricted stock, if Mr. Perez dies prior to the last day of the restricted period, then his estate will be entitled to receive all of his unrestricted units of common stock credited to his deferred account and a pro rata shares of the restricted units credited to his account.

Withdrawals prior to termination of employment are not permitted under the terms of the deferral program except in cases of severe financial hardship not within the executive’s control, as determined at the Committee’s sole discretion.

TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

Potential Payments upon Termination or Change-In-Control

Each of our Named Executive Officers is eligible to receive certain severance payments and benefits in connection with termination of employment under various circumstances. The potential severance benefits payable to our Named Executive Officers, other than Mr. Meek, in the event of termination of employment on December 31, 2006 pursuant to any individual agreement with the Company are described below. Mr. Meek’s employment was terminated by the Company without cause in 2006. The severance benefits payable to Mr. Meek as a result of his termination of employment pursuant to his pre-existing agreements are described below.

Any actual amounts paid or distributed to our Named Executive Officers as a result of one of the separation events occurring in the future may be different than those described below due to the fact that many factors affect the amounts of any payments described under the various separation events discussed below. For example, factors that could affect the amounts payable include the executive’s base salary, the Company’s stock price and the executive’s age and service with the Company. In addition, although the Company has entered into individual severance arrangements with most of our Named Executive Officers, in connection with a particular separation from the Company, the Company and the Named Executive Officer may mutually agree on severance terms that vary from those provided in pre-existing arrangements.

In addition to benefits outlined in our Named Executive Officers’ individual agreements, Named Executive Officers will be eligible to receive any benefits accrued under the Company’s broad-based benefit plans, such as distributions under SIP, disability benefits and accrued vacation pay, in accordance with those plans and policies. Our Named Executive Officers will also be eligible to receive any account balances at the 2006 fiscal year end under our non-qualified deferred compensation plans and programs as set forth in the Non-Qualified Deferred Compensation Table on page 61 of this Proxy Statement and any present value of accrued Benefits as set forth in the Pension benefits Table on page 58 of this Proxy Statement.

Following termination of employment, each of our Named Executive Officers is subject to comply with the post-termination restrictive covenants set forth in their Eastman Kodak Company Employee’s Agreement, in addition to any covenants provided for in their individual letter agreements with the Company. These covenants generally prohibit our Named Executive Officers from disclosing proprietary or confidential information of the Company and from competing with the Company for a certain period after termination of their employment. All of our Named Executive Officers, other than Messrs. Meek and Brust, whose probations are 18 and 24 months, respectively, are prohibited for one year after termination of their employment from soliciting any of our employees to leave employment with the Company or any of our customers or suppliers to do business with any of our competitors. All of our Named Executive Officers are prohibited from engaging in any work for a competitor of the Company in the field in which they were employed by Kodak for a period of not more than 18 months after their employment is terminated. As described further below, Mr. Perez is also subject to a two-year non-compete after termination of his employment under his offer letter dated March 3, 2003.

For any unvested or restricted equity awards, related restriction periods may lapse and vesting may be accelerated automatically pursuant to the terms of the awards depending on the circumstances surrounding a Named Executive Officer’s termination of employment. The Compensation Committee may waive any restrictions or accelerate vesting if an executive’s termination is determined to be for an “approved reason.” An approved reason is defined as a termination of employment that is in the best interest of the Company, as determined by the Compensation Committee. Absent an employment agreement specifying different treatment, equity awards held by Named Executive Officers will generally be affected as follows:

  Options: If the Compensation Committee determines that a Named Executive Officer’s termination is for an approved reason, then all unvested options will continue to vest as if employment continued and will expire on the third anniversary date of termination of employment. Upon termination of employment due to death or disability, all unvested options will immediately vest and remain exercisable until the third anniversary of employment termination.

  Leadership Stock Awards: Upon termination of employment due to death, disability, retirement or an approved reason, an executive will be eligible to receive a pro rata portion of any award earned under the performance cycle, provided the executive was employed for the first year of the performance cycle.

  2006 EPSP Awards: With respect to awards earned under the 2006 EPSP, if the executive was employed through December 31, 2006, the executive will be eligible to retain any earned awards if his employment is terminated due to death, disability, retirement or an approved reason prior to the vesting date of such awards.

  Restricted Stock Awards: Restrictions will lapse and executives will retain shares upon termination for death, disability or an approved reason.

Named Executive Officers will also be eligible to receive a pro rata amount of any EXCEL bonus award if their employment is terminated due to death, disability, retirement or approved reason.

Individual Severance Arrangements

Antonio M. Perez

Mr. Perez will be eligible to receive certain severance benefits in the event his employment is terminated under various circumstances as described below. The amount and nature of the severance benefits he will be eligible to receive varies depending on the circumstances surrounding his termination. As a condition to receiving severance benefits, Mr. Perez must execute a general release and covenant not to sue in favor of the Company. He is not required to seek other employment to mitigate the amount of any severance payments payable to him. Mr. Perez will be subject to a two-year non-compete agreement after termination of his employment. To the extent he breaches this non-compete agreement, he will forfeit the right to receive certain severance benefits otherwise payable in connection with termination without cause and for good reason. He will also be obligated to repay the Company for any severance benefits received.

Termination by the Company without Cause or by Mr. Perez for good reason. If Mr. Perez is terminated by the Company without cause or if Mr. Perez terminates his employment with the Company for good reason, he is eligible to receive (less applicable withholding):

  an amount equal to two times the sum of his current base salary and target EXCEL bonus award, payable over 24 months;

  a pro rata target bonus award under the EXCEL plan payable in a single installment on the normal payment date when awards are paid to other executives;

  any earned, but unpaid, EXCEL award for the prior performance year;

  waiver of the forfeiture provisions of any restricted stock award (other than unvested restricted shares granted at the time of his employment) outstanding;

  waiver of the forfeiture provisions for a pro rata portion of any restricted shares granted at the time of his employment; and

  the continued vesting of unvested option awards and all vested options will remain exercisable for the remainder of their term;

  continuation of existing coverage under Kodak’s health and dental plans for four months at the Company’s expense;

  outplacement services;

  services under Kodak’s financial counseling program for the two-year period immediately following his termination of employment; and

  his supplemental retirement benefit provided under his individual agreement as set forth in the Regular Severance Payments Table on page 67.

Termination by the Company for Cause. If Mr. Perez’s employment is terminated by the Company for cause, he is eligible to receive (less applicable withholding):

  any earned, but unpaid, EXCEL award for the prior performance year;

  his supplemental retirement benefit provided under his individual agreement as set forth in the Regular Severance Payments Table on page 67; and

  sixty days to exercise any vested stock options, unless the option is forfeited by its terms as a result of his termination for cause.

Termination by Mr. Perez without good reason. If Mr. Perez terminates his employment without good reason, he is eligible to receive (less applicable withholding):

  any earned, but unpaid, EXCEL award for the prior performance year;

  his supplemental retirement benefit provided under his individual agreement as set forth in the Regular Severance Payments Table on page 67; and

  any vested options granted at the time he commenced employment will remain exercisable for the remainder of their term and all other vested options will remain exercisable for sixty days.

Termination for Death. In the event Mr. Perez’s employment is terminated due to his death, his estate will be eligible to receive (less applicable withholding):

  a pro rata annual target award under the EXCEL plan payable in a single installment on the normal payment date when awards are paid to other executives;

  any earned, but unpaid, EXCEL award for the prior performance year;

  waiver of the forfeiture provisions of any restricted stock award outstanding;

  acceleration of the vesting of any unvested option award and all outstanding options will remain exercisable by his estate or transferee for the remainder of the original stock term;

  services under Kodak’s financial counseling program for the two-year period immediately following his death; and

  a survivor benefit under his supplemental retirement benefit pursuant to his individual agreement as set forth in the Regular Severance Payments Table on page 67.

Termination for Disability. In the event Mr. Perez’s employment is terminated as a result of disability pursuant to the Company’s long-term disability plan, he will be eligible to receive (less applicable withholding):

  applicable benefits under the Kodak long-term disability plan;

  a pro rata annual target award under the EXCEL plan payable in a single installment on the normal payment date when awards are paid to other executives;

  any earned, but unpaid, EXCEL award for the prior performance year;

  waiver of the forfeiture provisions on any restricted stock award (other than unvested restricted shares granted at the time of his employment) outstanding for at least one year at the time of his termination;

  waiver of the forfeiture provisions on a pro rata portion of the unvested restricted shares granted at the time of his employment;

  continued vesting of any unvested option award granted prior to 2005 outstanding for at least one year at the time of termination of employment and such options will remain exercisable for the remainder of the term;

  immediate vesting of any unvested option award (granted after 2004) outstanding and such options will remain exercisable for three years following termination;

  services under Kodak’s financial counseling program for the two-year period following his termination of employment; and

  his supplemental retirement benefit provided under his individual agreement as set forth in the Regular Severance Payments Table on page 67.

Frank S. Sklarsky

Mr. Sklarsky will be eligible to receive certain severance benefits if his employment is terminated prior to October 30, 2011 due to disability or if we terminate his employment without cause without offering him a reasonably comparable position. He will be eligible to receive a severance allowance equal to his current annual base salary plus target EXCEL award, less applicable withholding, payable over a twelve-month period commencing on the six-month anniversary of his last day at work. In addition to outplacement services, he will also be eligible for fully paid continued coverage under the Kodak medical and dental plan and basic coverage under the Kodak Life Insurance Plan for four months.

As a condition to receiving severance benefits, Mr. Sklarsky must execute a general waiver and release in favor of the Company. He will also be subject to the restrictive covenants under the Eastman Kodak Company Employee’s Agreement. To the extent he breaches the terms of the waiver agreement or the Employee’s Agreement, he will forfeit the right to receive certain severance benefits otherwise payable in connection with termination without cause.

Robert H. Brust

Mr. Brust voluntarily separated from the Company on January 31, 2007. In connection with his separation, he did not receive any severance benefits.

Mr. Brust would have been eligible to receive certain severance benefits if his employment was terminated by the Company prior to January 3, 2007 for any reason other than cause or disability. He would have been eligible to receive a severance allowance equal to two times his current annual base salary plus target EXCEL award, payable over a twenty-four month period commencing on the six-month anniversary of his last day at work. In addition to outplacement services, he would have also been eligible for fully paid continued coverage under the Kodak medical and dental plan and basic coverage under the Kodak Life Insurance Plan for four months. In addition, he would have been eligible to receive his supplemental retirement benefit provided under his individual agreement.

As a condition to receiving severance benefits, Mr. Brust would have had to execute a general waiver and release in favor of the Company. He is subject to the restrictive covenants under the Eastman Kodak Company Employee’s Agreement and a two-year non-solicitation agreement with respect to employees or customers of the Company. In the event Mr. Brust breached his waiver and release agreement or the Eastman Kodak Company’s Executive Employees’ Agreement, all severance payments that would have been paid to him would cease and he would be required to repay all severance amounts previously paid by the Company.

James T. Langley

The Company currently has no pre-existing agreement with Mr. Langley regarding the payment of cash severance benefits in the event his employment with the Company is terminated. Mr. Langley did have an arrangement for cash severance payments with the Company, but this arrangement terminated on September 12, 2006.

However, if Mr. Langley’s employment is terminated by the Company without cause or if he voluntarily terminates his employment for any reason, then his termination will be treated as an “approved reason” with respect to any unvested stock options he holds upon termination of employment that were granted to him earlier than one year prior to termination of employment. Upon termination of employment, Mr. Langley will be subject to the restrictive covenants under the Eastman Kodak Company’s Executive Employee’s Agreement.

Philip J. Faraci

Pursuant to an existing agreement, Mr. Faraci will be eligible to receive certain severance benefits if his employment is terminated by the Company prior to November 15, 2009 for any reason other than cause or disability. He will be entitled to a severance allowance equal to one times his current annual base salary plus target EXCEL award, payable over a twelve-month period commencing on the six-month anniversary of his last day at work. Additionally, Mr. Faraci will be entitled to a pro rated portion of his individual enhanced retirement benefit if his employment is terminated prior to November 15, 2009.

As a condition to receiving these severance benefits, Mr. Faraci must execute a general release in favor of the Company. He will also be subject to the restrictive covenants under the Eastman Kodak Company’s Employee’s Agreement. In the event Mr. Faraci breaches his waiver and release agreement or the Eastman Kodak Company’s Employee’s Agreement, all severance payments will cease and he will be required to repay all severance amounts previously paid by the Company.

Mary Jane Hellyar

Pursuant to an existing agreement, Ms. Hellyar will be entitled to certain severance benefits if her employment is terminated due to disability or if we terminate her employment without cause without offering her a reasonably comparable position. She will be entitled to a severance allowance equal to two times her current annual base salary plus target EXCEL award, payable over a twelve-month period commencing on the six-month anniversary of her last day at work. In addition to outplacement services, she will also be entitled to fully paid continued coverage under the Kodak medical and dental plan and for basic coverage under the Kodak Life Insurance Plan for four months.

Additionally, if her employment is terminated prior to June 1, 2007 as a result of disability or by the Company for any reason other than cause without offering comparable employment, she will eligible to receive an additional severance payment of $680,000. If her employment is terminated under similar circumstances between June 1, 2007 and June 1, 2008, she will receive a payment of $320,000. This amount will be payable within 60 days after termination of employment in a lump sum.

If her employment is terminated without cause, Kodak will also recommend that her termination be treated as an “approved reason” with respect to any outstanding restricted shares granted in connection with her 2006 retention award.

As a condition to receive these severance benefits, Ms. Hellyar must execute a general waiver and release in favor of the Company. She will also be subject to the restrictive covenants under the Eastman Kodak Company’s Employee’s Agreement. In the event Ms. Hellyar breaches the waiver and release or the Eastman Kodak Company’s Employee’s Agreement, all severance payments will cease and she will be required to repay all severance amounts previously paid by the Company.

Former Executive

Daniel T. Meek

Mr. Meek’s employment was terminated by the Company without cause on June 30, 2006. Pursuant to the terms of his pre-existing agreement with the Company, Mr. Meek received a severance allowance equal to $1,620,000 payable in equal consecutive monthly payments over the twelve-month period commencing in December 2006. In addition, Mr. Meek’s termination of employment is being treated as an approved reason for purposes of any stock options he holds and pursuant to the terms of the Company’s Leadership Stock Program described on page 37 of this Proxy Statement, so he did not forfeit these awards as a result of his separation from service. However, as Mr. Meek’s employment terminated in the first year of the 2006-2007 performance cycle of the Leadership Stock Program, Mr. Meek forfeited any awards for this cycle. Mr. Meek also remained eligible for a prorated award under the EXCEL plan for the 2006 performance period, but no bonus was payable under EXCEL. The Committee approved a prorated discretionary performance bonus of 81% for Mr. Meek. Because Mr. Meek’s employment was terminated by the Company without cause, Mr. Meek is eligible to receive $1,395,000, the maximum award available, under the Company’s long-term incentive and retention plan associated with the restructuring of Global Manufacturing & Logistics. This amount is payable in Kodak common stock in 2008, on or before March 15, 2008. He also received continued health, medical and life insurance benefits at no cost to him for four months following termination of his employment, as well as outplacement services and financial counseling services until March 15, 2007. Mr. Meek received his enhanced retirement benefit payable in a lump-sum cash payment, as described on page 61 of this Proxy Statement.

In connection with his termination of employment and receipt of severance benefits, Mr. Meek signed a waiver and release agreement whereby he released the Company and certain of its affiliates and employees from future claims. Mr. Meek is subject to a confidentiality agreement and may not engage in any work or activities on behalf of a competitor of the Company for 18 months after his termination of employment. To the extent Mr. Meek violates this agreement, the Company will be entitled to stop making severance payments and may seek repayment of any severance benefits previously paid. Mr. Meek is also subject to a two-year non-disparagement agreement and has agreed to fully cooperate with the Company on all matters relating to his prior employment for two years from the date his employment was terminated.

Regular Severance Payments Table(1)

The table below estimates the incremental amounts payable upon a termination of employment by the Company without cause and for an “approved reason” as if the Named Executive Officers’ employment was terminated as of December 31, 2006 using the closing price of our common stock as of December 29, 2006, the last trading day in 2006.

	A. M. Perez	F. S. Sklarsky	R. H. Brust	J. T. Langley	P. J. Faraci	M. J. Hellyar		D. T. Meek(2)
Cash Severance (3)	$ 5,610,000	$ 1,050,000	$ 2,573,120	$ 93,462	$ 842,400	$ 1,587,600		$ 1,620,000
Additional Severance Payment	0	0	0	0	0	680,000	(10)	0
Individual Performance Plan	0	0	0	0	0	0		1,395,000
Intrinsic Value of Stock Options (4)	94,504	0	12,601	14,659	34,409	11,725		0
Restricted Stock (5)	2,838,000	1,290,000	696,600	0	258,000	387,000		0
Leadership Stock (6)	822,375	0	129,645	132,225	132,225	105,780		49,118
2006 EPSP Award (7)	781,256	0	123,163	125,614	125,614	100,491		0
Benefits/Perquisites (8)	25,763	11,785	0	0	0	11,785		11,785
Pension (9)	301,209	0	0	0	265,371	0		1,176,662
Total	$10,473,107	$ 2,351,785	$ 3,535,129	$ 365,960	$ 1,658,019	$2,884,381		$ 4,252,565

(1)	The values in this table: 1) reflect incremental payments associated with an involuntary termination without cause with an approved reason; 2) assume a stock price of $25.80 (except where otherwise noted); and 3) include all outstanding grants through the assumed termination date of December 31, 2006.

(2)	Mr. Meek’s disclosure includes actual payments earned upon his 2006 termination: 1) a cash severance of $1,620,000; 2) a $1,395,000 award, payable in shares of Kodak common stock on or before March 15, 2008, per his individual bonus and retention plan, described on page 53 of this Proxy Statement; 3) Leadership Stock that vested in connection with termination with an approved reason, valued at a stock price of $23.78, the closing price on Mr. Meek’s termination date; and 4) an incremental pension lump-sum payment of $1,176,662.

(3)	The cash severance amounts disclosed above were calculated for each Named Executive Officer by multiplying the Named Executive’s target cash compensation by a multiplier unique for each Named Executive Officer. Mr. Perez’s cash severance equation is 2 times his target cash compensation. Mr. Sklarsky’s cash severance equation is 1 times his target cash compensation. Mr. Brust’s cash severance equation is 2 times his target cash compensation. Mr. Faraci’s cash severance equation is 1 times his target cash compensation. Ms. Hellyar’s cash severance equation is 2 times her target cash compensation. The amount for Mr. Langley reports the amount he would receive under the Company’s Termination Allowance Plan because, unlike the other Named Executive Officers, he is not eligible for severance benefits under his individual agreement with the Company. The amount equals to 2 weeks target cash compensation for each completed year of service.

(4)	The amounts in this row report the intrinsic value of unvested stock options, based on a stock price of $25.80, the closing price of Kodak stock as of December 29, 2006, that would continue to vest in the event of an involuntary termination for an approved reason.

(5)	The amounts in this row report the value of unvested shares of restricted stock that would automatically vest upon a termination for an approved reason.

(6)	The values in this row reflect 50% of the target allocation for the 2006-2007 Leadership Stock performance cycle, although the actual amount may range from 0% to 200% based on Company’s performance relative to plan goals and also reflect a 0% earnout for the 2005-2006 Leadership Stock Award.

(7)	The amounts in this row reflect a 95% payout from the 2006 EPSP.

(8)	Messrs. Sklarsky and Meek and Ms. Hellyar would be entitled to $11,785 in perquisites, which include: 1) four months of continued benefits, valued at $2,785; and 2) outplacement benefits, valued at $9,000. Mr. Perez would be entitled to $25,763 in perquisites, which include: 1) four months of continued health and dental benefits, valued at $2,763; 2) outplacement benefits, valued at $9,000; and 3) two years of financial counseling benefits, valued at $7,000 per year.

(9)	The amounts included in this row report the incremental value of pension benefits to which the Named Executive Officers would have been entitled. The amounts reported assume that all the Named Executive Officers, except Ms. Hellyar, would receive their pension benefits in a lump sum. The amount reported for Ms. Hellyar assumes she would receive her pension in the form of an annuity.

(10)	If Ms. Hellyar is terminated prior to June 1, 2007 as a result of disability or by the Company for any reason other than cause without offering comparable employment, she will be eligible to receive a payment of $680,000. If her employment terminates under similar circumstances between June 1, 2007 and June 1, 2008, she will receive a payment of $320,000.

Severance Benefits Based on Termination Due to Disability Table(1)

The table below estimates the incremental amounts payable upon a termination of employment due to disability, as if the Named Executive Officers’ employment was terminated as of December 31, 2006, using the closing price of our common stock as of December 29, 2006, the last trading day in 2006.

	A. M. Perez	F. S. Sklarsky	R. H. Brust	J. T. Langley	P. J. Faraci	M. J. Hellyar
Cash Severance (2)	$0	$ 1,050,000	$0	$0	$0	$ 1,587,600
Additional Severance Payment	0	0	0	0	0	680,000	(9)
Intrinsic Value of Stock Options (3)	94,504	0	12,601	14,659	34,409	11,725
Restricted Stock (4)	2,838,000	1,290,000	696,600	0	258,000	387,000
Leadership Stock (5)	822,375	0	129,645	132,225	132,225	105,780
2006 EPSP Award (6)	781,256	0	123,163	125,614	125,614	100,491
Benefits/Perquisites (7)	14,000	11,785	0	0	0	11,785
Pension (8)	301,209	0	0	0	0	0
Total	$ 4,851,344	$ 2,351,785	$ 962,009	$ 272,498	$ 550,248	$2,884,381

(1)	The values in this table: 1) reflect incremental payments associated with a termination due to disability; 2) assume a stock price of $25.80 (except if otherwise noted); and 3) include all outstanding grants through the assumed termination date of December 31, 2006.

(2)	The cash severance amounts disclosed above were calculated for each Named Executive Officer by multiplying the Named Executive’s target cash compensation by a multiplier unique for each Named Executive Officer. Mr. Sklarksy’s cash severance equation is 1 times his target cash compensation. Ms. Hellyar’s cash severance equation is 2 times her target cash compensation.

(3)	The amounts in this row report the intrinsic value of unvested stock options, based on a stock price of $25.80, the closing price of Kodak stock as of December 29, 2006, that would vest immediately in the event of termination due to disability.

(4)	The amounts in this row report the value of unvested shares of restricted stock that would automatically vest upon a termination due to disability. For Mr. Perez, the amount disclosed also includes value of the unvested shares of restricted stock that vest on a pro rata basis pursuant to the terms of Mr. Perez’s signing bonus, included in his offer letter, discussed on page 47 of this Proxy Statement.

(5)	The amounts in this row reflect 50% of the target allocation for the 2006-2007 Leadership Stock performance cycle, although the actual amount may range from 0% to 200% based on Company’s performance relative to plan goals and also reflects a 0% earnout for the 2005-2006 Leadership Stock Award.

(6)	The amounts in this row reflect a 95% payout from the 2006 EPSP.

(7)	Mr. Sklarsky and Ms. Hellyar would be entitled to $11,785 in perquisites, which include: 1) four months of continued benefits, valued at $2,785; and 2) outplacement benefits, valued at $9,000. Mr. Perez would be entitled to $14,000 in perquisites, which includes two years of financial counseling benefits, valued at $7,000 per year.

(8)	The amounts included in this row report the incremental value of pension benefits to which Mr. Perez would have been entitled assuming he would receive his pension benefit in the form of a lump sum.

(9)	If Ms. Hellyar is terminated prior to June 1, 2007 as a result of disability or by the Company for any reason other than cause without offering comparable employment, she will be eligible to receive a payment of $680,000. If her employment terminates under similar circumstances between June 1, 2007 and June 1, 2008, she will receive a payment of $320,000.

Severance Benefits Based on Termination Due to Death Table(1)

The table below estimates the incremental amounts payable upon a termination of employment due to death, as if the Named Executive Officers’ employment was terminated as of December 31, 2006, using the closing price of our common stock as of December 29, 2006, the last trading day in 2006.

	A. M. Perez	F. S. Sklarsky	R. H. Brust	J. T. Langley	P. J. Faraci	M. J. Hellyar
Cash Severance	$0	$0	$0	$0	$0	$0
Intrinsic Value of Stock Options (2)	94,504	0	12,601	14,659	34,409	11,725
Restricted Stock (3)	3,483,000	1,290,000	696,600	0	103,200	387,000
Leadership Stock (4)	822,375	0	129,645	132,225	132,225	105,780
2006 EPSP Award (5)	781,256	0	123,163	125,614	125,614	100,491
Benefits/Perquisites (6)	14,000	0	0	0	0	0
Pension (7)	301,209	0	0	0	0	0
Total	$ 5,496,344	$ 1,290,000	$ 962,009	$ 272,498	$ 395,448	$ 604,996

(1)	The values in this table: 1) reflect incremental payments associated with a termination due to death; 2) assume a stock price of $25.80 (except if otherwise noted); and 3) include all outstanding grants through the assumed termination date of December 31, 2006.

(2)	The amounts in this row report the intrinsic value of unvested stock options, based on a stock price of $25.80, the closing price of Kodak stock as of December 29, 2006, that would vest immediately in the event of termination due to death.

(3)	For all Named Executive Officers, except Mr. Faraci, the values in this row report the value of unvested shares of restricted stock that would automatically vest upon a termination due to death. For Mr. Faraci, the value in this row represents the value of unvested shares of restricted stock that vest on a pro rata basis pursuant to the terms of Mr. Faraci’s signing bonus, included in his offer letter, discussed on page 48 of this Proxy Statement.

(4)	The amounts in this row reflect 50% of the target allocation for the 2006-2007 Leadership Stock performance cycle, although the actual amount may range from 0% to 200% based on Company’s performance relative to plan goals, and also reflects a 0% earnout for the 2005-2006 Leadership Stock Award.

(5)	The amounts in this row reflect a 95% payout from the 2006 EPSP.

(6)	Mr. Perez’s estate would be entitled to $14,000 in perquisites, which include two years of financial counseling services, valued at $7,000 a year.

(7)	The amounts included in this row report the incremental value of pension benefits to which Mr. Perez’s estate would have been entitled assuming it would receive his pension benefits in a lump sum.

Severance Benefits Based on Termination by Mr. Perez with Good Reason Table(1)(2)

The table below estimates the incremental amounts payable upon a termination of employment by Mr. Perez with good reason, as if the Named Executive Officers’ employment was terminated as of December 31, 2006, using the closing price of our common stock as of December 29, 2006, the last trading day in 2006.

A. M. Perez
Cash Severance (3)	$ 5,610,000
Intrinsic Value of Stock Options (4)	94,504
Restricted Stock (5)	2,838,000
Leadership Stock (6)	822,375
2006 EPSP Award (7)	781,256
Benefits/Perquisites (8)	25,763
Pension (9)	301,209
Total	$10,473,107

(1)	This table only includes Mr. Perez because no other Named Executive Officer will receive severance benefits upon their voluntary termination.

(2)	The amounts in this table: 1) reflect incremental payments associated with a voluntary termination with good reason; 2) assume a stock price of $25.80 (except if otherwise noted); and 3) includes all outstanding grants through the assumed termination date of December 31, 2006.

(3)	The cash severance amounts for Mr. Perez was calculated by multiplying 2 times Mr. Perez’s target cash compensation.

(4)	The amount in this row represent the intrinsic value of unvested stock options, based on a stock price of $25.80, the closing price of Kodak stock as of December 29, 2006, that would continue to vest, per Mr. Perez’s offer letter, described on page 47 of this Proxy Statement.

(5)	The amount in this row represent the value of unvested shares of restricted stock that would automatically vest upon voluntary termination for good reason, and the value of the unvested shares of restricted stock that vest on a pro rata basis pursuant to the terms of Mr. Perez’s signing bonus, included in his offer letter, discussed on page 47 of this Proxy Statement.

(6)	The amounts in this row reflect 50% of the target allocation for the 2006-2007 Leadership Stock performance cycle, although the actual amount may range from 0% to 200% based on Company’s performance relative to plan goals, and also reflects a 0% earnout for the 2005-2006 Leadership Stock Award.

(7)	The amount in this row reflect a 95% payout from the 2006 EPSP.

(8)	Mr. Perez would be entitled to $25,763 in perquisites, which include: 1) four months of continued health and dental benefits, valued at $2,763; 2) outplacement benefits, valued at $9,000; and 3) two years of financial counseling benefits, valued at $7,000 per year.

(9)	The amounts included in this row report the incremental value of pension benefits to which Mr. Perez would have been entitled assuming he would receive his pension benefits in a lump sum.

Change-in-Control Severance Payments

Executive Protection Plan

The Company maintains an Executive Protection Plan to provide severance pay and continuation of certain welfare benefits for Named Executive Officers in the event i) a change-in-control occurs and ii) the Named Executive Officer’s employment is terminated by the Company for reasons other than cause or by the Named Executive Officer for good reason within two years after a change-in-control. A change-in-control is generally defined under the plan as:

  the incumbent directors cease to constitute a majority of the Board, unless the election of the new directors was approved by at least two-thirds of the incumbent directors then on the Board;

  the acquisition of 25% or more of the combined voting power of the Company’s then outstanding securities;

  a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders; or

  a vote by the shareholders to completely liquidate or dissolve the Company.

In the event of a termination of employment, either voluntarily with “good reason” or involuntarily without “cause,” within two years following a change-in-control, each of the Named Executive Officers receives a lump-sum severance payment equal to i) three times their base salary and target EXCEL bonus and ii) continued participation in the Company’s medical, dental, disability and life insurance plans for twelve months at no cost to the executive. The Company’s change-in-control program also requires, subject to certain limitations, tax gross-up payments to all employees to mitigate any excise tax imposed upon the employee under the Internal Revenue Code. If it is determined that an executive would not be subject to an excise tax if the payments received in connection with the change-in-control were reduced by 10%, then amounts payable to the executive under the Plan will be reduced to the maximum amount the executive could be paid without giving rise to an excise tax.

“Good reason” is defined under the plan for our Named Executive Officers to mean:

  the assignment of, or change in, the duties or responsibilities of the Named Executive Officer that are not comparable in any adverse respect with his or her duties prior to the change-in-control, other than a change in the executive’s title or reporting relationship;

  a reduction of the Named Executive Officer’s pay, target bonus opportunities or benefits;

  a material reduction in the perquisites or fringe benefits provided;

  the failure of any successor to the Company to assume the Executive Protection Plan; or

  any amendment or termination of the Plan not permitted by its terms.

“Cause” is defined under the program for our Named Executive Officers to mean:

  the willful and continued failure of the executive to substantially perform his or her duties (other than due to physical or mental illness) after a written demand by the Board of Directors; or

  the willful engaging in illegal conduct or gross misconduct which is materially injurious to the Company or its affiliates.

Mr. Perez would also be entitled to these severance benefits if he voluntarily terminates his employment for any reason during the thirty-day period commencing 23 months after the change-in-control. A Named Executive Officer will also receive severance benefits under the Plan if his or her employment is terminated prior to a change-in-control if they are able to demonstrate that their employment was terminated in contemplation of a change-in-control and a change-in-control actually occurs.

Other Benefit Plans

A change-in-control will also result in payment of benefits under various Company plans. Under the Company’s defined benefit pension plan, Named Executive Officers will receive enhanced benefits under the Company’s defined benefit retirement plan (KRIP). Any participant whose employment is terminated, for a reason other than death, disability, cause or voluntary resignation, within five years of a change-in-control is provided up to five additional years of service. In addition, where the participant is age 50 or over on the date of the change-in-control, up to ve additional years of age are given for the following plan purposes:

  to determine eligibility for early and normal retirement;

  to determine eligibility for a vested right; and

  to calculate the amount of retirement benefit.

Executives who participate in the cash balance component of the Company’s retirement plan will be entitled to a benefit equal to 7% of the executive’s annual compensation at the time of the termination times the number of additional years of service that the executive is entitled to under the plan. The actual number of years of service and years of age that is given to such a participant decreases proportionately depending upon the number of years that elapse between the date of a change-in-control and the date of the participant’s termination of employment. If the plan is terminated within five years after a change-in-control, the benefit for each participant will be calculated as indicated above.

Upon a change-in-control (as defined in the Company’s Executive Deferred Compensation Plan), each Named Executive Officer who participates in the deferred compensation plan will be entitled to a lump-sum cash payment of his or her account balance under the plan unless the executive elects in writing no later than prior to the beginning of the year preceding the year in which a change-in-control occurs that payment shall be made in equal installments over a period not longer than 11 years.

Under the EXCEL plan, if a Named Executive Officer’s employment is terminated within two years following a change-in-control other than as a result of death, disability, voluntary termination or for cause, the executive will be entitled to be paid any earned but unpaid award and a pro rata target award for the year in which their employment is terminated. If, upon a change-in-control, Kodak’s common stock ceases to be actively traded on the NYSE, then each Executive Officer will be entitled to receive any earned but unpaid award and a pro rata target award for the year in which the change-in-control occurs.

In the event of a change-in-control which causes the Company’s stock to cease active trading on the NYSE, the Company’s compensation plans (with the exception of the 2005 Omnibus Long-Term Compensation Plan) will generally be affected as follows, when Kodak common stock is not exchanged solely for common stock of the surviving company or the surviving company does not assume all Plan awards:

  Under the Company’s stock option plans, all outstanding options will vest in full and be cashed out based on the difference between the change-in-control price and the option’s exercise price.

  Under the Company’s restricted stock programs, all of the restrictions on the stock will lapse and the stock will be cashed out based on the change-in-control price.

Under the Company’s 2005 Omnibus Long-Term Compensation Plan, upon a change-in-control (as defined in the plan), if outstanding stock option and restricted stock awards are assumed or substituted by the surviving company, as determined by the Compensation Committee, then the awards will not immediately vest or be exercisable. If the awards are so assumed or substituted, then the awards will be subject to accelerated vesting and exercisability upon certain terminations of employment within the first two years after the change-in-control. Only if the awards are not so assumed or substituted will they become immediately vested, exercisable and cashed out. For performance awards, if more than 50% of the performance cycle has elapsed when a change-in-control occurs, the award will vest and be paid out at the greater of target performance or performance to date. If 50% or less of the performance cycle has elapsed when a change-in-control occurs, the award will vest and be paid out at 50% of target performance, regardless of actual performance to date.

Change-in-Control Severance Payments Table(1)

The table below estimates the incremental amounts payable upon a termination of employment by the Company in connection with a change-incontrol, as if the Named Executive Officers’ employment was terminated as of December 31, 2006 using the closing price of our common stock as of December 29, 2006, the last trading day in 2006.

	A. M. Perez	F. S. Sklarsky	R. H. Brust	J. T. Langley	P. J. Faraci	M. J. Hellyar
Cash Severance (2)	$ 8,415,000	$ 3,150,000	$3,859,680	$2,430,000	$2,527,200	$ 2,381,400
Additional Severance Payment	0	0	0	0	0	680,000	(9)
Intrinsic Value of Stock Options (3)	94,504	0	12,601	14,659	34,409	11,725
Restricted Stock (4)	3,483,000	1,290,000	696,600	0	258,000	387,000
Leadership Stock (5)	822,375	0	129,645	132,225	132,225	105,780
EPSP Award (6)	781,256	0	123,163	125,614	125,614	100,491
Benefits/Perquisites (7)	8,356	8,356	8,356	8,356	8,356	8,356
Pension (8)	301,209	213,681	0	314,992	957,021	1,505,147
Excise Tax Gross-Up	5,599,988	2,059,249	0	1,445,867	1,941,099	2,559,078
Total	$19,505,688	$ 6,721,286	$4,830,045	$ 4,471,713	$5,983,924	$ 7,738,977

(1)	The values in this table: 1) reflect incremental payments associated with a termination in connection with a change-in-control; 2) assumes a stock price of $25.80 (except where otherwise noted); and 3) includes all outstanding grants through the assumed change-in-control/termination date of December 31, 2006.

(2)	The cash severance amounts disclosed above were calculated for each Named Executive Officer by multiplying the Named Executive Officer’s target cash compensation by 3.

(3)	The values in this row represent the intrinsic value of unvested stock options that would accelerate in the event of a termination following a change-in-control, based on a stock price of $25.80, the closing price of Kodak stock as of December 29, 2006.

(4)	The values in this row report the value of unvested shares of restricted stock that would automatically vest upon a termination subsequent to a change-in-control.

(5)	The values in this row reflect 50% of the target allocation for the 2006-2007 Leadership Stock performance cycle and also reflect 0% earnout for the 2005-2006 Leadership Stock award.

(6)	The values in this row reflect a 95% payout from the 2006 EPSP.

(7)	All Named Executive Officers would be entitled to $8,356 in perquisites, which include one year of continued medical, dental and life insurance benefits.

(8)	The amounts included in this row represent the incremental value of pension benefits to which the Named Executive Officers would have been entitled.

(9)	If Ms. Hellyar is terminated prior to June 1, 2007 as a result of disability or by the Company for any reason other than cause without offering comparable employment, she will be eligible to receive a payment of $680,000. If her employment terminates under similar circumstances between June 1, 2007 and June 1, 2008, she will receive a payment of $320,000.

■ Reporting Compliance

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these executive officers, directors and 10% stockholders to file these reports by the required deadlines. Based solely on our review of the copies of these forms received by us or written representations furnished to us, we believe that, for the reporting period covering our 2006 fiscal year, due to clerical errors on the part of the Company, an SEC Form 4 filed on behalf of each of the listed executive officers were not filed timely: Robert Berman, Charles Brown, Richard Brown, Robert Brust, Daniel Carp, Carl Gustin, Joyce Haag, Mary Jane Hellyar, Kevin Hobert, James Langley, William Lloyd, Daniel Meek and Antonio Perez.

By Order of the Board of Directors

Laurence L. Hickey
Secretary and Assistant General Counsel
Eastman Kodak Company
April 2, 2007

■ Exhibits

EXHIBIT I — DIRECTOR INDEPENDENCE STANDARDS

Pursuant to the recently finalized NYSE Listing Standards, the Board of Directors has adopted Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, a director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, the Board will broadly consider all relevant facts and circumstances and will apply the following standards.

1)	A director will not be considered “independent” if, within the preceding three years:
  the director was an employee, or an immediate family member of the director was an executive officer of the Company; or

  the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company, other than director fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way of continued service with the Company); except that compensation received by an immediate family member of the director for services as a non-executive employee of the Company need not be considered in determining independence under this test; or

  the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; or

  the director, or an immediate family member of the director, was employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; or

  the director was employed by another company (other than a charitable organization), or an immediate family member of the director was employed as an executive officer of such company, that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of: a) $1 million or b) 2% of such other company’s consolidated gross revenues; provided, however, that, in applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year; and provided, further, that this test applies solely to the financial relationship between the Company and the director’s (or immediate family member’s) current employer — the former employment of the director or immediate family member need not be considered.
2)	The following relationships will not be considered to be material relationships that would impair a director’s independence:
  Commercial Relationship: if a director of the Company is an executive officer or an employee, or whose immediate family member is an executive officer of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of: a) $1,000,000 or b) 2% of such other company’s consolidated gross revenues;

  Indebtedness Relationship: if a director of the Company is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company wherein the director serves as an executive officer;

  Equity Relationship: if the director is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company where the director serves as an executive officer; or

  Charitable Relationship: if a director of the Company, or the spouse of a director of the Company, serves as a director, officer or trustee of a charitable organization, and the Company’s contributions to the organization in any single fiscal year are less than the greater of: a) $1,000,000 or b) 2% of that organization’s gross revenues.
3)	For relationships not covered by Section 2 above, or for relationships that are covered, but as to which the Board believes a director may nevertheless be independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, will be made by the directors who satisfy the independence guidelines set forth in Sections 1 and 2 above. The Company will explain in its Proxy Statement any Board determination that a relationship was immaterial in the event that it did not meet the categorical standards of immateriality set forth in Section 2 above.

4)	For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home; except that, when applying the independence tests described above, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated.

EXHIBIT II — DIRECTOR QUALIFICATION STANDARDS

In addition to any other factors described in the Company’s Corporate Governance Guidelines, the Board should, at a minimum, consider the following factors in the nomination or appointment of members of the Board:

Integrity. Directors should have proven integrity and be of the highest ethical character and share the Company’s values.

Reputation. Directors should have reputations, both personal and professional, consistent with the Company’s image and reputation.

Judgment. Directors should have the ability to exercise sound business judgment on a broad range of issues.

Knowledge. Directors should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations.

Experience. In selecting directors, the Board should generally seek active and former CEOs, CFOs, international operating executives, presidents of large and complex divisions of publicly held companies, and leaders of major complex organizations, including scientific, accounting, government, educational and other non-profit institutions.

Maturity. Directors should value board and team performance over individual performance, possess respect for others and facilitate superior board performance.

Commitment. Directors should be able and willing to devote the required amount of time to the Company’s affairs, including preparing for and attending meetings of the Board and its committees. Directors should be actively involved in the Board and its decision making.

Skills. Directors should be selected so that the Board has an appropriate mix of skills in core areas such as accounting and finance, technology, management, marketing, crisis management, strategic planning, international markets and industry knowledge.

Track Record. Directors should have a proven track record of excellence in their field.

Diversity. Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.

Age. Given the Board’s mandatory retirement age of 70, directors must be able to, and should be committed to, serve on the Board for an extended period of time.

Independence. Directors should be independent in their thought and judgment and be committed to represent the long-term interests of all of the Company’s shareholders.

Ownership Stake. Directors should be committed to having a meaningful, long-term equity ownership stake in the Company.

EXHIBIT III — DIRECTOR SELECTION PROCESS

The entire Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of the shareholders. The Corporate Responsibility and Governance Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. The Chair of the Corporate Responsibility and Governance Committee will oversee this process.

The Corporate Responsibility and Governance Committee will generally use the following process when recruiting, evaluating and selecting director candidates. The various steps outlined in the process may be performed simultaneously and in an order other than that presented below. Throughout the process, the Committee will keep the full Board informed of its progress.

The Company is committed to maintaining its tradition of inclusion and diversity within the Board, and confirms that its policy of non-discrimination based on sex, race, religion or national origin applies in the selection of Directors.

1)	The Committee will assess the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, its Director Qualification Standards and the Company’s current and future needs.

2)	Using the results of this assessment, the Committee will prepare a target candidate profile.

3)	The Committee will develop an initial list of director candidates by retaining a search firm, utilizing the personal network of the Board and senior management of the Company, and considering any nominees previously recommended.

4)	The Committee will screen the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and the Board’s Director Qualification Standards. From this review, the Committee will prepare a list of preferred candidates and present it to the full Board and the CEO for input.

5)	The Committee will determine if any director has a business or personal relationship with any of the preferred candidates that will enable the director to initiate contact with the candidate to determine his or her interest in being considered for membership to the Board. If necessary, the search firm will be used to initiate this contact.

6)	Whenever possible, the Chair of the Committee, the Presiding Director, at least one other independent member of the Board and the CEO will interview each interested preferred candidate.

7)	Based on input received from the candidate interviews, the Committee will determine whether to extend an invitation to a candidate to join the Board.

8)	A reference check will be performed on the candidate.

9)	Depending on the results of the reference check, the Committee will extend the candidate an invitation to join the Board, subject to election by the Board.

10)	The full Board will vote on whether to elect the candidate to the Board.

11)	The Secretary of the Company will arrange for orientation sessions for newly elected directors, including briefings by senior managers, to familiarize new Directors with the Company’s overall business and operations, strategic plans and goals, financial statements, and key policies and practices, including corporate governance matters.

EXHIBIT IV — AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I. Statement of Principles

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted this Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved.

This Pre-Approval Policy establishes two different approaches to pre-approving services: proposed services either may be pre-approved without specific consideration by the Audit Committee (general pre-approval) or require the specific pre-approval of the Audit Committee (specific pre-approval). The Audit Committee believes that the combination of these two approaches in this policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. As set forth in this policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved budgeted amounts will also require specific pre-approval by the Audit Committee. For both types of pre-approval, the Audit Committee shall consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee shall determine whether the audit firm is best positioned to provide the most effective and efficient service.

The non-audit services that have the general pre-approval of the Audit Committee will be reviewed on an annual basis unless the Audit Committee considers a different period and states otherwise. The Audit Committee shall annually review and pre-approve the audit, audit-related and tax services that can be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management or to others.

The independent auditor has reviewed this policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Audit Services

The Audit Committee shall approve the annual audit services engagement terms and fees no later than its review of the independent auditor’s audit plan. Audit services may include the annual financial statement audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations occurring during, and as a result of, the audit. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal control over financial reporting. The Audit Committee shall also approve, if necessary, any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other items.

In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval to other audit services, which are those services that only the independent auditor reasonably can provide. Other audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

III. Audit-Related Services

Audit-related services are assurance and related services that traditionally are performed by the independent auditor. Because the Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general pre-approval to audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions, accounting consultations for significant or unusual transactions not classified as “audit services,” assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities, financial audits of employee benefit plans, agreed-upon or expanded audit procedures performed at the request of management, and assistance with internal control reporting requirements.

IV. Tax Services

The Audit Committee believes that the independent auditor can provide traditional tax services to the Company such as U.S. and international tax planning and compliance. The Audit Committee will not pre-approve the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

V. Other Permissible Non-Audit Services

The Audit Committee may grant general pre-approval to those permissible non-audit services (other than tax services, which are addressed above) that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached to the end of this policy as Attachment 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VI. Pre-Approval Budgeted Amounts

Pre-approval budgeted amounts for all services to be provided by the independent auditor shall be reviewed and approved annually by the Audit Committee. Any proposed services exceeding these levels or amounts shall require specific pre-approval by the Audit Committee. On a quarterly basis, the Audit Committee will be provided with updates regarding actual projects and fees by category in comparison to the pre-approved budget.

VII. Procedures

All requests or applications from the independent auditor to provide services that do not require specific approval by the Audit Committee shall be submitted to the Corporate Controller and must include a detailed description of the services to be rendered. The Corporate Controller will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee shall be submitted to the Audit Committee for approval by the Corporate Controller.

VIII. Delegation

The Committee Chair is authorized to pre-approve specific engagements or changes to engagements when it is not practical to bring the matter before the Committee as a whole.

Attachment 1

Prohibited Non-Audit Services

  Bookkeeping or other services related to the accounting records or financial statements of the audit client
  Financial information systems design and implementation
  Appraisal or valuation services, fairness opinions, or contribution-in-kind reports
  Actuarial services
  Internal audit outsourcing services
  Management functions
  Human resources
  Broker-dealer, investment adviser or investment banking services
  Legal services
  Expert services unrelated to the audit

■ Annual Meeting Information

2007 ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION

Morris J. Wosk Centre for Dialogue at Simon Fraser University
580 W. Hastings Street, Vancouver, BC, Canada

Directions

From the Vancouver International Airport
Follow the signs for Vancouver (downtown or city centre)
Shortly after leaving the airport, you will cross the Arthur Laing Bridge
Drive in the right lane of the bridge
Take the first exit to Granville Street
Follow Granville Street for approx. 15 km; note that the streets are numbered in descending order
Cross Broadway (10th Avenue) and join up with the Granville Street Bridge
Stay in the right lane
Take the Seymour Street exit from the bridge (the 2 right-hand lanes exit)
Follow Seymour Street until Pender Street
There are a number of parking lots on Seymour Street; please refer to attached map
The main entrance is located at 500 Granville Street, right on the corner of Granville & Pender

From Highway #1 Westbound
Take the Hastings Street Exit off Highway #1
Turn LEFT at the first set of lights onto Hastings Street
Drive down Hastings until you PASS Seymour Street. Seymour Street is a one-way street northbound, and you are unable to turn left and must loop around the block
Turn LEFT on Howe Street, which is 2 blocks past Seymour
Drive 1 block south on Howe
Turn LEFT on Pender Street
Drive 2 blocks east on Pender Street
Turn LEFT on Seymour Street
Upon turning left, you will see a courtyard to your right called Joe Segal Court. There are 2 cement pillars out front with a Delta Vancouver Suites sign and a Centre for Dialogue sign on them
The Morris J. Wosk Centre for Dialogue will be on your left-hand side as soon as you pull into the courtyard, adjacent to the Delta Vancouver Suites
Underground parking is available on your right-hand side, just past the meridian of trees
The main entrance is located in the courtyard, NOT on Hastings Street as the address indicates

From Highway 99 Northbound
Take the OAK STREET BRIDGE into Vancouver
Drive straight down Oak until W. 6th Avenue (Oak ends at this point)
Turn RIGHT on 6th Avenue
Follow 6th until Cambie Street
Turn LEFT on Cambie Street – this will join up with the Cambie Street Bridge
Turn RIGHT on Seymour Street.
After driving approximately 4 blocks, you will pass Pender Street.
As soon as you cross Pender Street, you will see a courtyard called Joe Segal Court on your right-hand side. There are 2 cement pillars out front with a Delta Vancouver Suites sign and a Centre for Dialogue sign on them
The Morris J. Wosk Centre for Dialogue will be on your left-hand side as soon as you pull into the courtyard, adjacent to the Delta Vancouver Suites

Underground parking is available on your right hand side, just past the meridian of trees
The main entrance is located in the courtyard, NOT on Hastings Street as the address indicates

From North Vancouver driving Southbound:
Take the Lions Gate Bridge into Vancouver
Drive straight down Georgia Street
Turn LEFT on Seymour Street
Drive 2 blocks on Seymour Street, past Pender Street
Once you have passed Pender Street, you will see a courtyard called Joe Segal Court on your right-hand side. There are 2 cement pillars out front with Delta Vancouver Suites signs on them
The Morris J. Wosk Centre for Dialogue will be on your left-hand side as soon as you pull into the courtyard, adjacent to the Delta Vancouver Suites
Underground parking is available on your right-hand side, just past the meridian of trees
The main entrance is located in the courtyard, NOT on Hastings Street as the address indicates

From the Waterfront Station (Skytrain, Bus, Seabus, Westcoast Express)
Exit building onto Water Street
Walk straight up Seymour Street (street right outside the main entrance to the station)
Walk past Hastings (still on Seymour). The Morris J. Wosk Centre for Dialogue will be on your left-hand side, adjacent to the Delta Vancouver Suites
Enter into Joe Segal Court; the entrance will be on your left-hand side (big glass building)

Parking

Please see the map below for parking lot locations. There is a fee for parking at each lot. Fees vary per lot and can depend on arrival time.

■ Corporate Directory

BOARD OF DIRECTORS

Mr. Richard S. Braddock
Chairman, MidOcean Partners

Gov. Martha Layne Collins
Chairman & Chief Executive Officer, Kentucky World Trade Center

Mr. Timothy M. Donahue
Former Executive Chairman, Sprint Nextel Corporation

Dr. Michael J. Hawley
Former Director of Special Projects, MIT	Mr. William H. Hernandez
Senior Vice President, Finance, & CFO,
PPG Industries

Mr. Durk I. Jager
Former Chairman, Procter & Gamble

Ms. Debra L. Lee
Chairman and Chief Executive Officer,
BET Holdings, Inc.

Mr. Delano E. Lewis
Former U.S. Ambassador to South Africa	Mr. Antonio M. Perez
Chairman & Chief Executive Officer,
Eastman Kodak Company

Dr. Hector de J. Ruiz
Chairman & Chief Executive Officer, AMD

Dr. Laura D’Andrea Tyson
Professor of the Walter A. Haas School of Business

CORPORATE OFFICERS

Antonio M. Perez Chairman & Chief Executive Officer	Frank S. Sklarsky Chief Financial Officer & Executive Vice President

Senior Vice Presidents

Robert L. Berman Chief Human Resources Officer Philip J. Faraci President,* Consumer Digital Imaging Group Carl E. Gustin, Jr. Chief Marketing Officer; Director, Brand Management	Joyce P. Haag General Counsel Mary Jane Hellyar President,* Film Products Group Kevin J. Hobert President,* Kodak Health Group	James T. Langley President,* Graphic Communications Group William J. Lloyd Chief Technical Officer

Vice Presidents

John E. Blake, Jr.
General Manager, Digital Capture and Imaging Products, Consumer Digital Imaging Group

Mary L. Burkhardt
Director, Global Shared Services

Essie L. Calhoun
Chief Diversity Officer and Director,
Community Affairs

Jaime Cohen Szulc
Chairman, Eastman Kodak, S.A.**, General Manager, EAMER, and Chief Operating Officer and Managing Director, Global Customer Operations, Consumer Digital Imaging Group

Andrew P. Copley
Chief Operating Officer and Managing Director, Global Customer Operations, Graphic Communications Group

Douglas J. Edwards
General Manager, Prepress Solutions,
Graphic Communications Group

Judi Hess
General Manager, Enterprise Solutions,
Graphic Communications Group

Richard S. Hirschland
General Manager, Worldwide Dental Business	Michael W. Jackman
General Manager, Healthcare Information Systems, Kodak Health Group

Jeffrey Jacobson
Chief Operating Officer, Graphic Communications Group

David M. Kiser
Director, Health, Safety, and Environment

Michael A. Korizno
General Manager, Americas Region,
Consumer Digital Imaging Group

Brad W. Kruchten
Business General Manager, Retail Printing Solutions Business, Consumer Digital Imaging Group

Michael L. Marsh
General Manager, Digital Capture Solutions,
Kodak Health Group

Diane F. McCue
General Manager, Paper & Output Systems, Consumer Digital Imaging Group

Theodore D. McNeff
General Manager, Worldwide Operations

Gerard K. Meuchner
Director, Communications and Public Affairs	Sandra K. Morris
General Manager, Consumer Imaging Systems, Consumer Digital Imaging Group

John O’Grady,
Director, U.S. & Canada Sales

Laura G. Quatela
Director, Intellectual Property Transactions

Isidre Rosello
General Manager, Inkjet Printing Solutions, Graphic Communications Group

Bjorn Stenslie
General Manager, Worldwide Sales and Marketing, Entertainment Imaging

William G. Tompkins
General Manager, Motion Picture Film Group, Entertainment Imaging

Kim E. VanGelder
Chief Information Officer

Paul A. Walrath
Chief Operating Officer, Film Products Group

Ying Yeh
President of North Asia, Chairman of Greater China, and General Manager of Government Affairs

Secretary	Treasurer	Controller

Laurence L. Hickey Chief Governance Officer Patrick M. Sheller Assistant Secretary, Chief Compliance Officer	William G. Love	Diane E. Wilfong

*	Divisional
**	Subsidiary of Eastman Kodak Company

NOTICE OF THE 2007 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 9, 2007 at 10:00 a.m. at the Morris J. Wosk Centre for Dialogue at Simon Fraser University, 580 W. Hastings Street, Vancouver, BC, Canada. The following proposals will be voted on at the Annual Meeting:

1.	Election of the following directors for a term of one year or until their successors are duly elected and qualified:
Michael J. Hawley, William H. Hernandez, Hector de J. Ruiz and Laura D’Andrea Tyson.

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

3.	Shareholder proposal requesting a monetary limit on executive compensation.

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST item 3.

If you were a shareholder of record at the close of business on March 19, 2007, you are entitled to vote at the Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Coordinator, Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0205, (585) 724-5492.

The Annual Meeting will be accessible by the handicapped. If you require special assistance, call the Coordinator, Shareholder Services.

By Order of the Board of Directors

Laurence L. Hickey
Secretary and Assistant General Counsel
Eastman Kodak Company
April 2, 2007

Proxy — EASTMAN KODAK COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Antonio M. Perez and Laurence L. Hickey, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Annual Meeting and on matters incident to the conduct of the Annual Meeting, all of the shares of common stock of Eastman Kodak Company which the undersigned has power to vote at the Annual Meeting of Shareholders to be held on May 9, 2007, or any adjournment thereof.

     NOMINEES FOR DIRECTOR: Class II: Michael J. Hawley, William H. Hernandez, Hector de J. Ruiz and Laura D’Andrea Tyson

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AGAINST THE SHAREHOLDER PROPOSAL.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:
     FOR the election of all nominees for director;
     FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and
     AGAINST the shareholder proposal.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Item 1, FOR Item 2 and
AGAINST Item 3.
1.	Election of Directors:	For	Withhold		For	Withhold
	01 - Michael J. Hawley			03 - Hector de J. Ruiz			+

	02 - William H. Hernandez			04 - Laura D’Andrea Tyson

		For	Against	Abstain
2.	Ratification of the Audit Committee’s Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm.

3.	Shareholder Proposal Requesting a Monetary Limit on Executive Compensation.

B	Non-Voting Items
Meeting Attendance		Change of Address — Please print new address below.
I plan to attend the Annual Meeting.	I plan to bring a guest.

C	Authorized Signatures — This section must be completed for your vote to be counted. Date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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